   As filed with the Securities and Exchange Commission on September 11, 1995
                                                  Registration No. 33-61597
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                             ---------------------

                               Amendment No. 1 to
                                    Form S-4
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                             ---------------------
                               C-TEC CORPORATION
             (Exact name of registrant as specified in its charter)


    Pennsylvania                      4813                      23-2093008
  (State or other         (Primary Standard Industrial       (I.R.S. Employer
   jurisdiction of              Classification No.)         Identification No.)
   incorporation)


                              105 Carnegie Center
                              Princeton, NJ  08540
                                 (609) 734-3700
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            _______________________

                           RAYMOND B. OSTROSKI, ESQ.
                  Executive Vice President and General Counsel
                              105 Carnegie Center
                              Princeton, NJ  08540
                                 (609) 734-3803
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            -----------------------
                                   Copies to:

  FRANCIS J. MORISON, ESQ.                        JAMES H. CARROLL, ESQ.
   Davis Polk & Wardwell                         Morgan, Lewis & Bockius
   450 Lexington Avenue                            One Commerce Square
 New York, New York  10017                          417 Walnut Street
      (212) 450-4000                              Harrisburg, PA  17101
                                                      (717) 237-4036

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement and upon consummation of the merger of Buffalo Valley Telephone Company with and into a subsidiary of the Registrant described in the enclosed Proxy
Statement/Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].
                            ______________________

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================

Title of each class of      Total amount to       Additional       Proposed maximum      Proposed maximum          Amount of
 securities to be            be registered (1)   amount included    offering price per    aggregate offering        additional
 registered                                       in this filing          unit(1)        price of additional    registration fee(2)
                                                                                               units(1)
------------------------------------------------------------------------------------------------------------------------------------

C-TEC Series AA                453,500 shares         1,500               $61.00                $91,500                $32.00
 Convertible Preferred
Stock, par value $61.00
 per share.................
====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(2) A registration fee of $9,508 was previously paid in connection with the initial filing of the Registration Statement covering 452,000 shares.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

================================================================================

                               C-TEC CORPORATION

                             Cross-Reference Sheet

Item Number                                                                           Location in Proxy
in Form S-4                                                                           Statement/Prospectus
-----------                                                                           --------------------
1.  Forepart of Registration Statement
    and Outside Front Cover Page of Prospectus.....................................   Facing Page; Cross-Reference Sheet;
                                                                                      Cover Page of Proxy
                                                                                      Statement/Prospectus

2.  Inside Front and Outside Back Cover
    Pages of Prospectus............................................................   Available Information; Incorporation
                                                                                      of Documents by Reference; Table of
                                                                                      Contents

3.  Risk Factors, Ratio of Earnings-to-Fixed Charges and
    Other Information..............................................................   Cover Page of Proxy
                                                                                      Statement/Prospectus; Summary; Risk
                                                                                      Factors

4.  Terms of the Transaction.......................................................   Notice of Special Meeting of
                                                                                      Shareholders; Summary; The Merger;
                                                                                      Description of Capital Stock of
                                                                                      C-TEC; Comparison of Shareholder
                                                                                      Rights

5.  Pro Forma Financial Information................................................   Summary; Unaudited Pro Forma
                                                                                      Consolidated Financial Statements

6.  Material Contacts with the Company Being Acquired..............................   The Merger

7.  Additional Information Required for
    Reoffering by Persons and Parties Deemed to Be Underwriters....................   *

8.  Interests of Named Experts and Counsel.........................................   Legal Opinions; Experts

9.  Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities.................................................   *

10.  Information with Respect to S-3 Registrants...................................   *

11.  Incorporation of Certain Information by Reference.............................   Incorporation of Documents by Reference

12.  Information with Respect to S-2 or S-3 Registrants............................   *

13.  Incorporation of Certain Information by Reference.............................   *

14.  Information with Respect to Registrants Other Than S-3
     or S-2 Registrants............................................................   *

15.  Information with Respect to S-3 Companies.....................................   *

16.  Information with Respect to S-2 or S-3 Companies..............................   *

17.  Information with Respect to Companies Other Than S-3
     or S-2 Companies..............................................................   Summary; Business of BVT; Management's
                                                                                      Discussion and Analysis of Financial
                                                                                      Condition and Results of Operations of BVT;
                                                                                      Security Ownership of Certain Beneficial
                                                                                      Owners and Management of BVT

18.  Information if Proxies, Consents or Authorizations are
     to be Solicited...............................................................   Notice of Special Meeting of
                                                                                      Shareholders; Cover Page of Proxy
                                                                                      Statement/Prospectus; Summary; The
                                                                                      Meeting; The Merger; Incorporation
                                                                                      of Documents by Reference
19.  Information if Proxies, Consents or Authorizations are
     not to be Solicited or in an Exchange Offer...................................   *

------------------------------------
* Omitted because the item is inapplicable or the answer thereto is negative.

                                                       September __, 1995


  Dear Shareholder:

       We invite you to attend a Special Meeting (the "Meeting") of Shareholders of Buffalo Valley Telephone Company ("BVT"), to be held at the Country Cupboard Inn, Route 15 North, Lewisburg, Pennsylvania 17837 on Saturday, October 28, 1995 at 2:00 p.m., local time.

       At the Meeting, shareholders will be asked to consider and vote upon approval of the Agreement and Plan of Merger dated as of May 10, 1995 (the "Merger Agreement") among BVT, C-TEC Corporation ("C-TEC") and BVT Merger Corporation, a wholly owned subsidiary of C-TEC ("Merger Sub"). Pursuant to the Merger Agreement, BVT would be merged (the "Merger") with and into Merger Sub, with Merger Sub being the surviving corporation. In connection with the Merger and as more fully described in the accompanying Proxy Statement/Prospectus, each share of BVT common stock, without par value (the "BVT Common Shares"), outstanding as of the effective time of the Merger will be converted into and become a right to receive either (i) cash in the amount of $61.00 (the "Cash Merger Consideration"), or (ii) one share of C-TEC Series AA Convertible Preferred Stock, par value $61.00 per share ("C-TEC Series AA Preferred Shares") of C-TEC (the "Stock Merger Consideration"). Shareholders of BVT will be entitled to elect to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to shares held by them, but such elections will be subject to allocation procedures, described more fully in the accompanying Proxy Statement/Prospectus, such that the number of BVT Common Shares which will be converted into Stock Merger Consideration will equal a specified percentage of all outstanding BVT Common Shares (the "Stock Percentage"). The Stock Percentage, as determined by C-TEC, will be 50% or, if larger, the minimum percentage necessary for the Merger to qualify as a tax-free exchange for federal income tax purposes. C-TEC anticipates that the Stock Percentage will be no more than 50.5%.

       Your attention is directed to the attached Proxy Statement/Prospectus which contains a more complete description of the terms of the Merger and provides detailed financial, business and other information concerning BVT and C-TEC.

       In order to assist shareholders in understanding the proposed transaction with C-TEC, BVT will hold an informal informational meeting prior to the formal shareholder vote at the Meeting in October. This informational meeting will be held on Saturday, September 30, 1995 at 10:00 a.m., local time at the Brynwood Inn, intersection of Routes 15 and 45, Lewisburg, Pennsylvania 17837. Members of the BVT board of directors, BVT's financial advisor and legal counsel, and representatives of C-TEC will be available at this informal meeting to discuss the proposed transaction with you and answer any questions you may have.

       After careful consideration of the terms of the Merger Agreement, the board of directors of BVT has determined that the Merger is in the best interests of BVT and its shareholders. ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

       It is very important that your shares be represented at the Meeting, whether or not you plan to attend in person. The affirmative vote of a majority of the BVT Common Shares present and entitled to vote at the Meeting is required to approve the Merger Agreement. We urge you to execute, date and return the enclosed proxy card in the enclosed postage-paid envelope as soon as possible to assure that your shares will be voted at the meeting. On behalf of the Board of Directors, we thank you for your support and urge you to vote "FOR" approval of the Merger Agreement.

                                      Sincerely,


                                      James G. Apple
                                      Chairman of the Board

                        BUFFALO VALLEY TELEPHONE COMPANY
                             20 South Second Street
                              Lewisburg, PA  17837
                                 (717) 523-1211


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 28, 1995


  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Buffalo Valley Telephone Company ("BVT") will be held at the Country Cupboard Inn, Route 15 North, Lewisburg, Pennsylvania 17837 on Saturday, October 28, 1995 at 2:00 p.m., local time. A Proxy Card and a Proxy Statement/Prospectus for the Meeting are enclosed. The Meeting is for the purpose of considering and acting upon:

       1. A proposal to approve the Agreement and Plan of Merger dated as of May 10, 1995 (the "Merger Agreement") among BVT, C-TEC Corporation ("C-TEC") and BVT Merger Corporation, a wholly owned subsidiary of C-TEC ("Merger Sub"). Pursuant to the Merger Agreement, and as more fully described in the accompanying Proxy Statement/Prospectus, each outstanding share of BVT common stock, without par value (the "BVT Common Shares") will be converted into and become a right to receive either (i) cash in the amount of $61.00 (the "Cash Merger Consideration"), or (ii) one share of C-TEC Series AA Convertible Preferred Stock, par value $61.00 per share ("C-TEC Series AA Preferred Shares"), of C-TEC (the "Stock Merger Consideration"). Shareholders of BVT will be entitled to elect to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to shares held by them, but such elections will be subject to allocation procedures, described more fully in the accompanying Proxy Statement/Prospectus, such that the number of BVT Common Shares which will be converted into Stock Merger Consideration will equal a specified percentage of all outstanding BVT Common Shares (the "Stock Percentage"). The Stock Percentage, as determined by C-TEC, will be 50% or, if larger, the minimum percentage necessary for the Merger to qualify as a tax-free exchange for federal income tax purposes. C-TEC anticipates that the Stock Percentage will be no more than 50.5%.

       2. A proposal to postpone or adjourn the Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger Agreement.

       3. Such other matters as may properly come before the Meeting or any adjournment thereof.

       Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Pursuant to the Bylaws of BVT, the Board of Directors has fixed the close of business on September 8, 1995, as the record date for determination of the shareholders entitled to vote at the Meeting and any adjournments thereof.

       You are requested to complete, sign and date the enclosed proxy card, which is solicited by the Board of Directors, and to promptly mail it in the enclosed envelope. The giving of such proxy does not affect your right to vote in person in the event you attend the Meeting.

                                      BY ORDER OF THE BOARD OF DIRECTORS



                                      David E. Lynn
                                      Secretary
  Lewisburg, Pennsylvania

  September __, 1995

  IMPORTANT: PLEASE SIGN, DATE AND COMPLETE THE ENCLOSED PROXY. THE PROMPT RETURN OF PROXIES WILL SAVE BVT THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM. AN ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

  PROXY STATEMENT/PROSPECTUS

                        BUFFALO VALLEY TELEPHONE COMPANY

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS

                                OCTOBER 28, 1995
                              --------------------

                               C-TEC CORPORATION

                                   PROSPECTUS
                                      FOR

                            UP TO 453,500 SHARES OF
                  C-TEC SERIES AA CONVERTIBLE PREFERRED STOCK,
                           PAR VALUE $61.00 PER SHARE

       This Proxy Statement/Prospectus is being furnished to holders of common stock, without par value ("BVT Common Shares"), of Buffalo Valley Telephone Company, a Pennsylvania corporation ("BVT"), in connection with the solicitation of proxies by BVT's Board of Directors (the "BVT Board") for use at a Special Meeting of Shareholders (the "Meeting") to be held at the Country Cupboard Inn, Route 15 North, Lewisburg, Pennsylvania 17837 on Saturday, October 28, 1995 at 2:00 p.m., local time. At the Meeting, shareholders of BVT will be asked to consider and vote upon (i) a proposal to approve the Agreement and Plan of Merger dated as of May 10, 1995 (the "Merger Agreement") among BVT, C-TEC Corporation ("C-TEC") and BVT Merger Corporation, a wholly owned subsidiary of C-TEC ("Merger Sub"), (ii) a proposal (the "Adjournment Proposal") to postpone or adjourn the Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger Agreement, and (iii) such other business as may properly come before the Meeting or any adjournment thereof.

       Pursuant to the Merger Agreement, BVT would be merged (the "Merger") with and into Merger Sub, with Merger Sub being the surviving corporation. Each BVT Common Share outstanding as of the effective time of the Merger would be converted into and become a right to receive either (i) cash in the amount of $61.00 (the "Cash Merger Consideration"), or (ii) one share of C-TEC Series AA Convertible Preferred Stock, par value $61.00 per share ("C-TEC Series AA Preferred Shares"), of C-TEC (the "Stock Merger Consideration"). Shareholders of BVT will be entitled to elect to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to shares held by them, but such elections will be subject to allocation procedures such that the number of BVT Common Shares which will be converted into Stock Merger Consideration will equal a specified percentage of all outstanding BVT Common Shares (the "Stock Percentage"). The Stock Percentage, as determined by C-TEC, will be 50% or, if larger, the minimum percentage necessary for the Merger to qualify as a tax-free exchange for federal income tax purposes. C-TEC anticipates that the Stock Percentage will be no more than 50.5%.

       This Proxy Statement/Prospectus also constitutes a prospectus of C-TEC filed as part of a registration statement filed with the Securities and Exchange Commission (the "Commission") relating to up to 453,500 C-TEC Series AA Preferred Shares issuable pursuant to the Merger Agreement. All information contained in this Proxy Statement/Prospectus with respect to C-TEC and its subsidiaries has been supplied by C-TEC, and all information with respect to BVT has been supplied by BVT.

       This Proxy Statement/Prospectus does not cover any resales of the C-TEC Series AA Preferred Shares issuable in the Merger (or any shares of C-TEC common stock, par value $1.00 per share ("C-TEC Common Stock") which may be issued upon the conversion of C-TEC Series AA Preferred Shares) by any shareholders deemed to be affiliates of BVT or C-TEC. No person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

       THE C-TEC SERIES AA PREFERRED SHARES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       This Proxy Statement/Prospectus and the accompanying proxy card and notice of meeting are first being mailed to shareholders of BVT on or about September __, 1995.

       The date of this Proxy Statement/Prospectus is September __, 1995

  No person is authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by C-TEC or BVT. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities covered by this Proxy Statement/Prospectus, or the solicitation of a proxy to or from any person in any jurisdiction where it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the information about C-TEC or BVT contained in this Proxy Statement/Prospectus since the date hereof.

                             AVAILABLE INFORMATION

            C-TEC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. C-TEC Common Stock (symbol:
  CTEX) is authorized for quotation on the Nasdaq National Market and C-TEC Class B common stock, par value $1.00 per share ("C-TEC Class B Stock") (symbol: CTEX B) is authorized for quotation on the Nasdaq Small-Cap Market. Such materials and other information concerning C-TEC, therefore, can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

            C-TEC has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-4 (including all amendments and exhibits thereto, the "Registration Statement") with respect to the C-TEC Series AA Preferred Shares issuable pursuant to the Merger Agreement. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

            This Proxy Statement/Prospectus incorporates by reference documents relating to C-TEC which are not presented herein or delivered herewith. These documents (not including exhibits thereto, unless such exhibits are specifically incorporated by reference herein) are available without charge to any person, including any beneficial owner, to whom this Proxy Statement/Prospectus is delivered, upon written or oral request directed to C-TEC Corporation, 105 Carnegie Center, Princeton, NJ 08540, telephone number
  (609) 734-3803, Attention: Valerie Haertel, Director, Investor Relations. In order to ensure timely delivery of the documents, any request should be made no later than October 23, 1995.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

            Certain documents previously filed by C-TEC (File No. 0-11053) with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Proxy Statement/Prospectus as follows:

            (1) the Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A dated April 3, 1995 and Form 10-K/A dated July 31, 1995;

            (2) the Quarterly Report on Form 10-Q for the three months ended March 31, 1995;

            (3) the Current Report on Form 8-K dated February 8, 1995, as amended by Form 8-K/A dated July 31, 1995;

            (4) the Current Report on Form 8-K dated April 10, 1995, as amended by Form 8-K/A dated July 31, 1995;

            (5)   the Current Report on Form 8-K dated May 25, 1995;

            (6)   the Current Report on Form 8-K dated June 1, 1995;

            (7)   the definitive Proxy Statement dated August 4, 1995; and

            (8) the Quarterly Report on Form 10-Q for the six months ended June 30, 1995.


            All documents filed by C-TEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the consummation of the Merger shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus. All information appearing in this Proxy Statement/Prospectus should be read in conjunction with, and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

                               TABLE OF CONTENTS

                                                                            Page

AVAILABLE INFORMATION.....................................................     2

INCORPORATION OF DOCUMENTS BY REFERENCE...................................     3

SUMMARY...................................................................     7
 The Companies............................................................     7
  C-TEC....................................................................    7
  BVT......................................................................    7
 The Meeting...............................................................    8
  General..................................................................    8
  Matters to be Considered at the Meeting..................................    8
  Record Date; Shares Outstanding; Quorum; Vote Required...................    8
 The Merger................................................................    8
  Terms of the Merger......................................................    8
  Election and Allocation Procedures.......................................    9
  Opinion of Financial Advisor.............................................   10
  Recommendation of the Board of Directors.................................   10
  Conditions to the Merger.................................................   10
  Certain Covenants........................................................   11
  Effective Time...........................................................   11
  Termination; Waiver; Amendment...........................................   11
  Fees and Expenses........................................................   12
  Redemption of BVT Preferred Stock........................................   12
  Dissenters' Rights.......................................................   12
  Certain Federal Income Tax Consequences..................................   12
  Accounting Treatment.....................................................   13
  Financing the Merger.....................................................   13
  Interest of Certain Persons in the Merger................................   13
  Description of Capital Stock of C-TEC....................................   13
  Comparison of Shareholder Rights.........................................   15
  Adjournment of the Meeting...............................................   15
 Selected Historical and Pro Forma Financial Data..........................   15
  Selected Historical Financial Data.......................................   16
  Selected Unaudited Pro Forma Consolidated Financial Data.................   17
 Comparative Per Share Data................................................   18
 Market Price Data.........................................................   19
 Ratio of Earnings-To-Fixed Charge and Preferred Stock Dividends...........   19

RISK FACTORS...............................................................   20
 Dividend Policy and Restrictions..........................................   20
 Highly Competitive Industry...............................................   20
 Effect of Regulation......................................................   20
 Control by Principal Shareholder..........................................   21
 Relationship with RCN; Conflicts of Interest; Noncompetition Agreement....   21
 Joint Venture.............................................................   21
 Megacable Acquisition.....................................................   21

THE MEETING................................................................   22
 General...................................................................   22
 Matters to be Considered at the Meeting...................................   22
 Record Date; Shares Outstanding; Quorum...................................   22
 Votes Required............................................................   22
 Effect of Abstentions and Broker Nonvotes.................................   23
 Voting, Revocation and Solicitation of Proxies............................   23

THE MERGER.................................................................   24
 Background of the Merger..................................................   24
 Merger Negotiations.......................................................   26


 Reasons for the Merger; Recommendation of the Board of Directors..........   27
 Opinion of Financial Advisor..............................................   29
 Terms of the Merger.......................................................   32
 Election, Allocation and Exchange Procedures..............................   36
 Regulatory Considerations.................................................   39
 Interest of Certain Persons in the Merger.................................   39
 Accounting Treatment......................................................   40
 Certain Federal Income Tax Consequences...................................   40
 Dissenters' Rights........................................................   43

RESALE RESTRICTIONS........................................................   44

DESCRIPTION OF CAPITAL STOCK OF C-TEC......................................   45
 C-TEC Common Stock and C-TEC Class B Stock................................   45
 C-TEC Series AA Preferred Shares..........................................   47
 C-TEC TC Preferred Shares.................................................   50
 Pennsylvania Anti-Takeover Law Provisions.................................   52

COMPARISON OF SHAREHOLDER RIGHTS...........................................   53
 Introduction..............................................................   53
 Dividends.................................................................   53
 Voting Rights Generally...................................................   53
 Classified Board of Directors.............................................   54
 Number of Directors.......................................................   54
 Removal of Directors......................................................   54
 Filling Vacancies on the Board of Directors...............................   54
 Call of Special Shareholders' Meeting.....................................   54
 Notice of Shareholders' Meetings..........................................   55
 Quorum Requirements and Adjournment of Meetings...........................   55
 Action Without Meeting....................................................   55
 Dissenters' Rights........................................................   55
 Limitations on Directors' Liability.......................................   55
 Indemnification...........................................................   55
 State Anti-Takeover Law Provisions........................................   56
 Amendment of Articles of Incorporation....................................   56
 Amendment of Bylaws.......................................................   57

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS............   58

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS OF BVT................................   64
 Operations--Six Months Ended June 30, 1995 vs. Six Months Ended June 30,
  1994.....................................................................   64
 Operations--Three Months Ended June 30, 1995 vs. Three Months Ended June
  30, 1994.................................................................   64
 Operations--1994 vs. 1993.................................................   65
 Operations--1993 vs. 1992.................................................   66
 Income Taxes..............................................................   66
 Liquidity and Capital Resources...........................................   66
 Regulatory Accounting Principles..........................................   67
 Pennsylvania Public Utility Commission....................................   67
 Environmental Matters.....................................................   67

BUSINESS OF BVT............................................................   67
 Description of Business...................................................   67
 Properties................................................................   68
 Legal Proceedings.........................................................   68

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BVT......   69

ADJOURNMENT OF THE MEETING.................................................   70

EXPERTS....................................................................   70


C-TEC.....................................................................    70
 BVT......................................................................    70
 Twin County..............................................................    70
 Megacable................................................................    70

LEGAL OPINIONS............................................................    70

INDEX TO BVT FINANCIAL STATEMENTS.........................................   F-1


  APPENDIX A -  MERGER AGREEMENT
  APPENDIX B -  OPINION OF SNYDER & COMPANY
  APPENDIX C -  PROVISIONS REGARDING DISSENTERS' RIGHTS
  APPENDIX D -  OPINION OF SWIDLER & BERLIN

                                    SUMMARY

       This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus and the Appendices hereto. Shareholders are urged to read this entire Proxy Statement/Prospectus, including the Appendices hereto. Certain terms used in this summary and elsewhere in this Proxy Statement/Prospectus are used as defined in this summary or elsewhere in this Proxy Statement/Prospectus.


                                 The Companies

     C-TEC

       C-TEC Corporation ("C-TEC"), incorporated in the Commonwealth of Pennsylvania in 1979, is a holding company with wholly owned subsidiaries engaged in various aspects of the telecommunications industry. These subsidiaries are organized into four principal groups: Telephone, Cable Television, Communications Services and Long Distance.

       The Telephone Group consists of a Pennsylvania public utility providing local telephone service to a 19 county, 5,067 square mile service territory in Pennsylvania. As of December 31, 1994, the Telephone Group provided service to approximately 219,000 main access lines. Of these, 171,000 were residential and 48,000 were primarily business.

       The Cable Group is a cable television operator with cable television systems located in New York, New Jersey, Michigan and Delaware. The Cable Group owns and operates cable television systems serving 236,000 customers and manages cable television systems with an additional 37,000 customers, ranking it in the top 30 of U.S. multiple system operators.

       The Communications Services Group operates in the United States, with concentration primarily in the Northeastern United States, providing the following services: telephony engineering; system integration; operation and management of telecommunications facilities for large corporate clients, hospitals and universities; installation of premises distribution systems in large campus environments; cable and data engineering; project management of cable/telecommunications network construction; and sales, installation and maintenance of private branch exchanges.

       The Long Distance Group operates primarily in Pennsylvania, providing facility based services, serving as a reseller of several types of services and employing the network of several long distance providers on a wholesale basis.

       C-TEC's executive offices are located at 105 Carnegie Center, Princeton, New Jersey 08540, and its telephone number is (609) 734-3700.

     BVT

       Buffalo Valley Telephone Company, a Pennsylvania corporation ("BVT"), is a regulated local exchange carrier ("LEC") founded in 1904 which provides local telephone service to Union and Northumberland Counties in central Pennsylvania. As of June 30, 1995, BVT had approximately 17,300 telephone access lines. BVT's executive offices are located at 20 South Second Street, Lewisburg, Pennsylvania 17837, and its telephone number is (717) 523-1211.

                                  The Meeting

     General

               The special meeting of the shareholders of BVT will be held on Saturday, October 28, 1995, at 2:00 p.m., local time, at the Country Cupboard Inn, Route 15 North, Lewisburg, Pennsylvania 17837 (the "Meeting").

     Matters to be Considered at the Meeting

               At the Meeting, holders of common stock, without par value, of BVT ("BVT Common Shares"), will be asked to consider and vote upon (i) a proposal to approve the Agreement and Plan of Merger dated as of May 10, 1995 (the "Merger Agreement") among BVT, C-TEC and BVT Merger Corporation, a wholly owned subsidiary of C-TEC ("Merger Sub"), (ii) a proposal (the "Adjournment Proposal") to postpone or adjourn the Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger Agreement, and (iii) such other business as may properly come before the Meeting or any adjournment thereof. See "THE MEETING--Matters to be Considered at the Meeting."

     Record Date; Shares Outstanding; Quorum; Vote Required

               Only holders of record of BVT Common Shares at the close of business on September 8, 1995 (the "Record Date"), will be entitled to notice of, and to vote at, the Meeting. Each BVT Common Share outstanding on the Record Date entitles its holder, as of that date, to one vote. As of the Record Date, there were 899,154 BVT Common Shares outstanding and entitled to be voted at the Meeting, held by approximately 315 shareholders of record. The presence in person or by proxy of the holders of a majority of the BVT Common Shares entitled to vote at the Meeting shall constitute a quorum at the Meeting. See "THE MEETING--Record Date; Shares Outstanding; Quorum." Pursuant to the applicable provisions of the Pennsylvania Business Corporation Law ("PBCL") and BVT's bylaws (the "BVT Bylaws"), the affirmative vote of a majority of the BVT Common Shares present and entitled to vote at the Meeting is required to approve the Merger Agreement. See "THE MEETING--Votes Required."

               As of the Record Date, directors and executive officers of BVT beneficially owned approximately 166,456 BVT Common Shares or approximately 18.5% of the BVT Common Shares entitled to be voted at the Meeting. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BVT." Except for one director, all of the directors and executive officers of BVT, owning 110,906 BVT Common Shares or approximately 12.3% of the outstanding BVT Common Shares entitled to vote at the Meeting, have indicated that they intend to vote such shares in favor of approval of the Merger Agreement. See "THE MEETING--Votes Required."

                                   The Merger

     Terms of the Merger

               Pursuant to the Merger Agreement, BVT would be merged (the "Merger") with and into Merger Sub, with Merger Sub being the surviving corporation. Each BVT Common Share outstanding as of the effective time of the Merger would be converted into and become a right to receive either (i) cash in the amount of $61.00 (the "Cash Merger Consideration"), or (ii) one share of C-TEC Series AA Convertible Preferred Stock, par value $61.00 per share ("C-TEC Series AA Preferred Shares"), of C-TEC (the "Stock Merger Consideration"). Shareholders of BVT would be entitled to elect to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to shares held by them, but such elections would be subject to allocation procedures, such that the number of BVT Common Shares which would be converted into Stock Merger Consideration would equal a specified percentage of all outstanding BVT Common Shares (the "Stock Percentage"). The Merger Agreement requires the Stock Percentage, as determined by C-TEC, to be 50% or, if larger, the minimum percentage necessary for the Merger to qualify as a tax-free exchange for federal income tax purposes. C-TEC anticipates that the Stock Percentage will be no more than 50.5%. See "THE MERGER--Terms of the Merger--Merger Consideration"; "THE MERGER--Terms of the Merger--Stock Percentage"; and "THE MERGER--Election, Allocation and Exchange Procedures."

     Election and Allocation Procedures

               Shortly after the Effective Time of the Merger (as defined below), BVT and C-TEC shall prepare and mail to each record holder of BVT Common Shares (other than holders who perfect dissenters' rights) a form (the "Election Form") to provide such holders with the opportunity to specify the whole number of BVT Common Shares owned by each such holder as to which such holder desires to receive the Cash Merger Consideration (a "Cash Election"), and the whole number of BVT Common Shares owned by each such holder as to which such holder desires to receive the Stock Merger Consideration (a "Stock Election"). Holders will be permitted to make a Cash Election with respect to a portion of their shares and to make a Stock Election with respect to the remaining portion of their shares. The Election Form shall specify the date by which all such elections must be made (the "Election Deadline"), which date shall be determined by BVT and C-TEC but shall be not earlier than 20 calendar days following the Effective Time. These elections will be subject to various allocation and pro ration provisions, and the extent to which such elections will be accommodated will depend upon the number of BVT shareholders who make Cash Elections, Stock Elections or no election (a "Non-Election"), as well as the exact Stock Percentage specified by C-TEC. Accordingly, a BVT shareholder electing to receive only Cash Merger Consideration or electing to receive only Stock Merger Consideration may nonetheless receive a combination of cash and stock consideration in the Merger. Holders electing to receive only one form of merger consideration, however, are assured of receiving at least approximately one half of their consideration in the form that they requested.

               After the Election Deadline, C-TEC or its agent (the "Exchange Agent") will determine the number of BVT Common Shares for which there has been made an effective Cash Election ("Cash Election Shares"), Stock Election ("Stock Election Shares") or a Non-Election ("Non-Election Shares"). C-TEC will then determine the Stock Percentage, which will be 50% or, if larger, the minimum percentage necessary for the Merger to qualify as a tax-free exchange for federal income tax purposes. C-TEC anticipates that the Stock Percentage will be no more than 50.5%. Once the Stock Percentage has been determined, the shareholder elections will be allocated and prorated to the extent necessary so that the required amount of C-TEC Series AA Preferred Shares will be issued in the Merger, as follows:

              (a) If the number of Cash Election Shares plus the number of shares for which dissenters' rights are being exercised ("Dissenters' Shares") is more than the number of shares permitted to receive cash,
          (i) Stock Election Shares and Non-Election Shares shall receive Stock Merger Consideration and (ii) to the extent necessary, a pro rata portion of each holder's Cash Election Shares shall receive Stock Merger Consideration.

              (b) If the number of Stock Election Shares is in excess of the Stock Percentage, (i) Cash Election Shares and Non-Election Shares shall receive Cash Merger Consideration, and (ii) to the extent necessary, a pro rata portion of each holder's Stock Election Shares shall receive Cash Merger Consideration.

              (c) If the number of Cash Election Shares plus the number of Dissenters' Shares is less than the number of shares permitted to receive cash in the Merger, and the number of Stock Election Shares is less than the Stock Percentage, (i) those holders making valid Cash or Stock Elections will receive the consideration requested, and (ii) a pro rata portion of each holder's Non-Election Shares shall receive Cash Merger Consideration and Stock Merger Consideration to the extent necessary so that the required amount of C-TEC Series AA Preferred Shares will be issued in the Merger.

          No fractional C-TEC Series AA Preferred Shares will be issued.
     Holders of BVT Common Shares who would otherwise be entitled to receive a fractional share instead will receive a cash payment determined by multiplying the fractional interest to which such holder would otherwise be entitled by $61.00.

          Due to the foregoing procedures, elections by shareholders will be subject to adjustment regardless of the percentage of cash and stock elected by such shareholder, and the precise consideration to be issued will not be known until after the Effective Date of the Merger. See "THE MERGER--Election, Allocation and Exchange Procedures."

          Shareholders are urged to consult the table set forth on page ____ of this Proxy Statement/Prospectus which sets forth examples of how the foregoing election and allocation procedures would operate in a number of hypothetical shareholder election scenarios.

          BVT SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES FOR BVT COMMON SHARES TO C-TEC OR BVT UNTIL THEY HAVE RECEIVED ELECTION FORMS. BVT SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Opinion of Financial Advisor

          Snyder & Company ("Snyder & Co.") rendered its opinion to the Board of Directors of BVT (the "BVT Board") on September __, 1995 to the effect that the consideration to be received by holders of BVT Common Shares in the Merger is fair from a financial point of view. This opinion, which is attached to this Proxy Statement/Prospectus as Appendix B, should be read in its entirety with respect to the assumptions made and other matters considered by Snyder & Co. in rendering such opinion. To date, BVT has paid Snyder & Co. approximately _________ for acting as its financial advisor in connection with the Merger; Snyder & Co. will receive an aggregate fee (including amounts already paid) of approximately $580,000 if the Merger is consummated. See "THE MERGER--Opinion of Financial Advisor."

     Recommendation of the Board of Directors

          The consideration to be received by holders of BVT Common Shares in the Merger was negotiated by the BVT Board in light of various factors, including BVT's and C-TEC's recent operating results, current financial condition and perceived future prospects. THE BOARD OF DIRECTORS OF BVT BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BVT'S SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT BVT'S SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. See "THE MERGER--Reasons for the Merger; Recommendation of the Board of Directors."

     Conditions to the Merger

          Consummation of the Merger is subject to various conditions, including approval of the Merger by the Pennsylvania Public Utility Commission (the "PaPUC") and the expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). C-TEC and BVT each has filed a Notification and Report Form with respect to the Merger, and the waiting period under the HSR Act was terminated on August 11, 1995. C-TEC filed an application for approval of the Merger with the PaPUC on July 27, 1995, and it is presently anticipated that PaPUC approval will be obtained within 90 days thereafter. See "THE MERGER--Regulatory Considerations." The Merger is also subject to satisfaction of various other conditions specified in the Merger Agreement, including the approval of the Merger Agreement by the requisite vote of the shareholders of BVT and the approval by the requisite vote of C-TEC's shareholders of an amendment to C-TEC's amended and restated articles of incorporation (the "C-TEC Articles") authorizing a new class of preferred stock; except that if such amendment is not approved by C-TEC's shareholders, BVT will have the option to proceed with the Merger with the merger consideration being solely Cash Merger Consideration. This amendment to the C-TEC Articles will be considered at a C-TEC shareholders' meeting to be held on September 14, 1995. See "THE MERGER--Terms of the Merger-- Conditions to the Merger" and "THE MERGER--Terms of the Merger--Cash Option."

     Certain Covenants

          Upon consummation of the Merger, the separate existence of BVT and its board of directors will terminate, but the directors and officers of C-TEC and Merger Sub will continue in office. See "THE MERGER--Terms of the Merger--Effect of the Merger. C-TEC has agreed, for a period of two years following the Effective Time, subject to certain exceptions, to continue the employment and current salary of all persons employed by BVT as of the Effective Time. C-TEC has also agreed during such two-year period to continue the benefit plans of BVT as are in effect as of the Effective Time, or to provide benefits to such employees that are no less favorable, taken as a whole, than the benefits provided to comparable employees of C-TEC. See "THE MERGER--Terms of the Merger--Continued Employment of BVT Employees."

          C-TEC has also agreed, from and after the Effective Time, subject to certain exceptions, to indemnify the directors and officers of BVT to the fullest extent permitted by applicable law and to provide directors and officers liability insurance coverage for such directors and officers for a period of six years following the Effective Time. See "THE MERGER--Terms of the Merger--Indemnification of BVT Directors and Officers."

          BVT has agreed that, except as described below, it will not initiate discussions or negotiations relating to a transaction involving a merger, consolidation, sale or similar transaction involving a significant portion of the stock or assets of BVT (an "Acquisition Transaction"). BVT, however, is permitted to disclose information to, and to engage in discussions and negotiations with, a person who makes a bona fide offer to engage in such an Acquisition Transaction on terms which are more favorable to the BVT shareholders than the Merger, and who can reasonably be expected to consummate such an Acquisition Transaction on the terms that have been proposed, and which disclosure, discussions and negotiations, in the judgment of BVT, shall be required by reason of the fiduciary obligations of the BVT Board. See "THE MERGER--Terms of the Merger--No Solicitation; Pursuit of Other Transactions."

     Effective Time

          Once the conditions to the Merger have been satisfied, the Merger will become effective upon the filing and acceptance of articles of merger by the Corporation Bureau of the Commonwealth of Pennsylvania, or the effective time specified therein, whichever is later (the "Effective Time"). See "THE MERGER--Terms of the Merger--Closing; Effective Time."

     Termination; Waiver; Amendment

          The Merger Agreement may be terminated at any time before the Closing Date in a number of circumstances, including (i) by mutual consent of the parties, (ii) by either party if the Effective Time shall not have occurred on or before December 31, 1995 (except under certain circumstances), and
     (iii) by either party upon a material breach of any representation, warranty, covenant or agreement by the other party.

          In addition, if requested by the BVT Board pursuant to the fiduciary obligations of BVT's directors, BVT may terminate the Merger Agreement (subject to its obligations to pay the termination fee described below) in order to accept an offer for an Acquisition Transaction other than the Merger which the BVT Board concludes is more favorable to the BVT shareholders than the Merger. See "THE MERGER--Terms of the Merger-- Termination."

          Prior to the Effective Time, any provision of the Merger Agreement may be waived or amended under certain circumstances, as set forth in the Merger Agreement. See "THE MERGER--Terms of the Merger--Waiver; Amendment."

     Fees and Expenses

          Except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such costs, except that the filing fees under the HSR Act shall be shared equally between C-TEC and BVT.

          In the event that BVT terminates the Merger Agreement in order to enter into an Acquisition Transaction, BVT must pay C-TEC a termination fee in the amount of $550,000. See "THE MERGER--Terms of the Merger--Fees and Expenses."

     Redemption of BVT Preferred Stock

          As required by the Merger Agreement, 8,000 outstanding shares of cumulative preferred stock of BVT, par value $50.00 per share, were redeemed effective as of September 1, 1995. No shares of BVT preferred stock remain outstanding.

     Dissenters' Rights

          Pursuant to the PBCL, the holders of BVT Common Shares will have the right to dissent from approval of the Merger, and to demand and receive the "fair value" of their BVT Common Shares. In order to assert such dissenters' rights, a BVT shareholder must (i) file a written notice of intention to dissent with BVT prior to the shareholder vote at the Meeting,
     (ii) refrain from voting in favor of the Merger, (iii) file a written demand for payment and deposit the certificates representing his or her shares in accordance with the terms of the notice to demand payment that will be sent by BVT, and (iv) comply with certain other statutory procedures set forth in the PBCL. Proxies which are returned but which do not contain voting instructions will be voted in favor of the Merger Agreement, which will result in a forfeiture of dissenters' rights with respect to the Merger. A copy of the applicable sections of the PBCL are attached to this Proxy Statement/Prospectus as Appendix C. Any deviation from the procedures set forth in such statutory provisions may result in the forfeiture of dissenters' rights with respect to the Merger. Accordingly, shareholders wishing to assert dissenters' rights are urged to read carefully "THE MERGER--Dissenters' Rights" and Appendix C to this Proxy Statement/Prospectus.

     Certain Federal Income Tax Consequences

          It is intended that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes: (i) BVT and C-TEC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code, (ii) no gain or loss will be recognized by BVT by reason of the Merger, (iii) the gain, if any, realized by a holder of BVT Common Shares upon receipt of C-TEC Series AA Preferred Shares and/or cash in exchange for BVT Common Shares pursuant to the Merger will not be recognized in excess of the amount of cash received, and no loss will be recognized by those holders of BVT Common Shares who exchange their BVT Common Shares solely for C-TEC Series AA Preferred Shares, (iv) the basis of the C-TEC Series AA Preferred Shares to be received by the BVT shareholders will generally be, in each instance, the same as the basis of the BVT Common Shares surrendered in exchange therefor (but reduced to the extent any cash received exceeds the amount of gain recognized), and (v) the holding period of the C-TEC Series AA Preferred Shares to be received by the shareholders of BVT will include the period during which the BVT Common Shares surrendered in exchange therefor was held, provided that the BVT Common Shares surrendered were held as a capital asset as of the Effective Time.

          No gain or loss will be recognized by a holder of C-TEC Series AA Preferred Shares upon the conversion of such shares into shares of C-TEC Common Stock pursuant to the terms of the C-TEC Series AA Preferred Shares. Such conversion will be treated as a recapitalization pursuant to Section 368(a)(1)(E) of the Code pursuant to which converting shareholders do not recognize taxable gain or loss on the conversion. A shareholder's basis in the shares of C-TEC Common Stock received in the conversion will be equal to such shareholder's basis in the C-TEC Series AA Preferred Shares converted.

          C-TEC's obligation to consummate the Merger is conditioned upon receipt by C-TEC of a ruling from the Internal Revenue Service or an opinion of Swidler & Berlin, tax counsel to C-TEC, substantially to the effect that the federal income tax consequences of the Merger are as summarized above. Such an opinion of Swidler & Berlin is attached to this Proxy Statement/Prospectus as Appendix D. See "THE MERGER--Certain Federal Income Tax Consequences."

          EACH BVT SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH SHAREHOLDER AND NOT COMMON TO BVT SHAREHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF C-TEC SERIES AA PREFERRED SHARES RECEIVED IN THE MERGER.

     Accounting Treatment

          The Merger will be accounted for as a purchase of BVT by C-TEC for accounting and financial reporting purposes. See "THE MERGER--Accounting Treatment."

     Financing the Merger

          In the Merger Agreement, C-TEC has represented that it has access to funds, without the requirement of borrowing from any third party, sufficient to fund the Cash Merger Consideration. C-TEC may, however, choose to finance all or a portion of the Cash Merger Consideration. For a presentation of the pro forma effects of the Merger, see "UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

     Interest of Certain Persons in the Merger

          Certain directors and officers of BVT have interests in the Merger that are in addition to their interests as shareholders of BVT generally. These include C-TEC's agreement to indemnify and to provide insurance covering BVT's directors and officers for a period of six years following the Effective Time and C-TEC's agreement to continue the employment and benefits of BVT's employees for two years following the Effective Time. See "THE MERGER--Terms of the Merger--Continued Employment of BVT Employees," "--Indemnification of BVT Directors and Officers" and "THE MERGER--Interest of Certain Persons in the Merger."

     Description of Capital Stock of C-TEC

          As of September 1, 1995, C-TEC's authorized capital stock consisted of 35,000,000 shares of C-TEC Common Stock, 19,247,126 of which were issued and outstanding, and 8,753,203 shares of C-TEC Class B Stock, 8,575,883 of which were issued and outstanding. The Board of Directors of C-TEC (the "C-TEC Board") has adopted a resolution unanimously approving and recommending to C-TEC's shareholders, for approval at a shareholders' meeting to be held on September 14, 1995, (a) amendments to the C-TEC Articles (i) increasing the authorized number of shares of C-TEC Common Stock to 85,000,000, (ii) increasing the authorized number of shares of C-TEC Class B Stock to 15,000,000, and (iii) authorizing a new class of 25,000,000 shares of C-TEC Preferred Stock in such series and with such rights and preferences as the C-TEC Board may determine from time to time, and (b) proposals for the issuance of (i) 4,100,000 shares of C-TEC Preferred Stock Series A with an aggregate stated value of $41,000,000 (the "C-TEC TC Preferred Series A") and 1,100,000 shares of C-TEC Preferred Stock Series B with an aggregate stated value of $11,000,000 (the "C-TEC TC Preferred Series B"; collectively with the C-TEC TC Preferred Series A, the "C-TEC TC Preferred

     Shares"), in connection with the merger of Twin County Trans Video, Inc. ("Twin County") with and into C-TEC Cable Systems Inc., a wholly owned subsidiary of C-TEC (the "Twin County Merger"), and (ii) C-TEC Series AA Preferred Shares in connection with the Merger. See "DESCRIPTION OF CAPITAL STOCK OF C-TEC."

          A summary of the material terms of the C-TEC Series AA Preferred Shares issuable in the Merger is set forth below.


          Stated Value            $61.00 per share.

          Dividends               Cumulative semi-annual cash dividends at an annual rate
                                  of $3.20 per share, as and if declared by the C-TEC
                                  Board out of funds legally available therefor.

          Liquidation Preference  $61.00 per share, plus dividends accrued and unpaid to the liquidation date.

          Conversion              Convertible at any time at the option of the holder
                                  into shares of C-TEC Common Stock at a conversion price
                                  equal to 125% of the average closing price of C-TEC
                                  Common Stock on the NASDAQ National Market over a ten
                                  trading day period ending shortly before the Effective
                                  Date; provided, however, that the conversion price may
                                  not be less than $24 nor more than the higher of (i)
                                  $36 or (ii) such average closing price of C-TEC Common
                                  Stock.  The conversion price is subject to anti-
                                  dilution adjustments under certain circumstances.

          Redemption by C-TEC     Redeemable, in whole or in part, at the option of
                                  C-TEC, commencing on the second anniversary of the
                                  Effective Time, at a redemption price equal to $61.00
                                  multiplied by the applicable percentage, such
                                  percentage ranging from 105.25% as of the second
                                  anniversary of the Effective Time to 100% as of the
                                  seventh anniversary of the Effective Time, plus accrued
                                  and unpaid dividends.

          Redemption by Holder    Redeemable at the option of the holder at any
                                  time after the first anniversary of the Effective Time,
                                  at a redemption price equal to $61.00, plus accrued and
                                  unpaid dividends.

          Voting Rights           None, except as required by law and except that if C-
                                  TEC shall fail to pay dividends on the C-TEC Series AA
                                  Preferred Shares in an amount equal to three full semi-
                                  annual dividends or shall fail to redeem C-TEC Series
                                  AA Preferred Shares when required, then the holders of
                                  the C-TEC Series AA Preferred Shares shall be entitled,
                                  voting as a class together with any other series of C-
                                  TEC preferred stock having a similar right, to elect
                                  one additional director to the C-TEC Board.

          The foregoing description is intended as a summary only, and is qualified by reference to the form of the statement of designation of the C-TEC Series AA Preferred Shares which is set forth as Exhibit A to the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Appendix A. See "DESCRIPTION OF CAPITAL STOCK OF C-TEC--C-TEC Series AA Preferred Shares." The issuance of the C-TEC Series AA Preferred Shares pursuant to the Merger is subject to approval by the C-TEC shareholders of such issuance, as well as of an amendment to the C-TEC Articles authorizing a new class of preferred stock.

     Comparison of Shareholder Rights

          To the extent that they receive Stock Merger Consideration in the Merger, holders of BVT Common Shares will become holders of C-TEC Series AA Preferred Shares. Upon conversion of such C-TEC Series AA Preferred Shares, former holders of BVT Common Shares would become holders of C-TEC Common Stock. The rights of shareholders of C-TEC are governed by the PBCL and by the C-TEC Articles and the bylaws of C-TEC (the "C-TEC Bylaws").
     The rights of common and preferred shareholders of C-TEC differ from the rights of holders of BVT Common Shares with respect to certain matters.
     For a description of these differences, see "COMPARISON OF SHAREHOLDER RIGHTS."

     Adjournment of the Meeting

          In the event that there is an insufficient number of votes cast in person or by proxy at the Meeting to approve the Merger Agreement, the BVT Board intends to adjourn the Meeting to a later date for the solicitation of additional votes in favor thereof. The affirmative vote of a majority of the shares present, in person or by proxy, at the Meeting, even if a quorum is not present, is required in order to approve any such adjournment. BVT's Board of Directors recommends that shareholders vote "FOR" the proposal to adjourn the Meeting if necessary to permit further solicitation of proxies to approve the Merger Agreement. See "ADJOURNMENT OF THE MEETING."

                Selected Historical and Pro Forma Financial Data

          The following tables present selected historical financial data for C-TEC and BVT and selected unaudited pro forma consolidated financial data for C-TEC, BVT, Twin County and Megacable, S.A. de C.V. ("Megacable"). The selected financial data set forth below for C-TEC and BVT for each of the years in the five-year period ended December 31, 1994, are derived from the financial statements of C-TEC and BVT, respectively. The selected financial data for C-TEC and BVT for the six months ended June 30, 1995 and 1994, are derived from the unaudited financial statements of C-TEC and BVT, respectively which in the opinion of management reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim periods. The results for such interim periods are not necessarily indicative of the results for the full fiscal year. The historical and unaudited pro forma financial information are not necessarily indicative of future operations or the actual results that would have occurred had the Merger, the Twin County Merger and the acquisition of a 40% equity position in Megacable (the "Megacable Acquisition") been consummated at the beginning of the periods presented and should not be construed as representative of future operations. This information should be read in conjunction with the unaudited pro forma combined condensed financial statements and notes thereto and with the historical financial statements and notes thereto of the separate companies included, or incorporated by reference in this Proxy Statement/Prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Index to BVT Financial Statements." Information regarding C-TEC, Twin County, BVT and Megacable has been provided by C-TEC, Twin County, BVT and Megacable, respectively.

                       Selected Historical Financial Data
                     (in thousands, except per share data)

                                        Six Months
                                      Ended June 30,                       Year Ended December 31,
                                    ------------------  -------------------------------------------------------------
                                      1995      1994      1994      1993(1)       1992(1)      1991(1)      1990(1)
                                    --------  --------  --------  ------------  -----------  -----------  -----------
C-TEC
Sales.............................  $152,373  $129,950  $268,884  $251,428      $231,263     $215,248     $188,976
Income (loss) from continuing
      operations..................    14,984     3,664     2,827    (3,788)        4,568      (10,804)      (6,434)
Income (loss) per average common
      share from continuing
      operations(2)...............       .55       .22       .17         .(23)       .27         (.66)        (.39)
Dividends per share(2)............        --        --        --        --            --           --           --
Total assets......................   822,743   570,865   792,525   579,564       586,366      596,000      580,429
Long-term debt, net of current
      maturities..................   286,312   386,187   273,376   409,293       421,780      432,482      364,970
Net book value per share (2)......     13.28      3.69     12.73      3.66          4.05         4.18         4.73
----------------

     (1) Operating results have been restated to reflect a disposition accounted for as discontinued operations and for certain reporting format changes to conform with the 1994 reporting format.
     (2) Based on average shares of C-TEC Common Stock and C-TEC Class B Stock.

                                        Six Months
                                     Ended June 30,               Year Ended December 31,
                                                       ----------------------------------------------
                                      1995     1994      1994      1993      1992     1991     1990
                                     -------  -------  --------  --------  --------  -------  -------
BVT
Sales..............................  $ 5,465  $ 5,724   $11,435   $10,532   $10,668  $ 9,498  $ 9,851
Income from continuing operations..    1,274    1,435     2,853     2,490     2,798    2,176    2,650
Income per average common share
      from continuing operations...     1.42     1.60      3.15      2.75      3.08     2.40     2.93
Dividends per share................      .90      .84      1.68      1.60      1.48     1.40     1.32
Total assets.......................   28,847   28,118    29,240    29,033    27,726   26,200   24,821
Long-term obligations and
      redeemable preferred stock...    1,804    1,885     1,885     1,966     3,047    3,128    3,209
Net book value per common share....    22.29    21.79     21.79     20.76     19.16    17.57    16.57


            Selected Unaudited Pro Forma Consolidated Financial Data
                     (in thousands, except per share data)


                                   Six                          Year Ended
                              Months Ended                     December 31,
                            June 30, 1995(1)                      1994(1)
                            ----------------                  ---------------

Sales......................      $166,634                         $303,994
Income (loss) from
 continuing operations.....         8,475                          (19,011)
Income (loss) per average
 common share from
 continuing operations.....           .31                            (1.11)
Dividends per common share.            --                               --
                            June 30, 1995(1)
                            ----------------
Total assets...............      $959,819
Long term debt, net of
 current maturities........       299,467
Redeemable Preferred Stock.        29,874
Net book value per common
 share.....................         13.28

--------------

(1) The unaudited pro forma combined balance sheet data assumes the Merger and the acquisition of all outstanding common stock of Twin County took place on June 30, 1995, and combines C-TEC's June 30, 1995 balance sheet data with BVT's June 30, 1995 balance sheet data. The unaudited pro forma statement of operations data for the year ended December 31, 1994 assumes that the Merger, the Twin County Merger and the Megacable Acquisition took place as of January 1, 1994 and combines the statement of operations data for C-TEC, BVT and Megacable for the year ended December 31, 1994 with Twin County's statement of operations data for the year ended October 31, 1994. Additionally, the interim unaudited pro forma statement of operations combines C-TEC's and BVT's statement of operations data for the six months ended June 30, 1995 with Twin County's statement of operations data for the four months ended April 30, 1995. Beginning May 1, 1995, Twin County operations data has been consolidated into C-TEC's financial statements. See Note (a) to the Unaudited Pro Forma Condensed Consolidated Financial Statements. The Megacable Acquisition was accounted for under the equity method of accounting for the respective periods.

                           Comparative Per Share Data

       The following table sets forth certain historical per share data of C-TEC and BVT, and unaudited pro forma combined per share data of C-TEC and BVT, based on the assumption that the Merger, the Twin County Merger and the Megacable Acquisition were effective on January 1, 1994. Book value per share data are computed based on the assumption that the Merger and the completion of the acquisition of all outstanding shares of common stock of Twin County occurred on June 30, 1995. Such data assumes that the Merger and the Twin County transaction were accounted for under the purchase method of accounting and that the Megacable Acquisition was accounted for under the equity method of accounting. The pro forma data are not necessarily indicative of results of operations or financial position that would have been achieved had such transactions been consummated on such date and should not be construed as representative of results of future operations or financial position. This presentation is subject to the assumptions set forth in the notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements appearing elsewhere in this Proxy Statement/Prospectus. The information presented should be read in conjunction with such pro forma financial statements, and notes thereto, and the historical financial statements, and notes thereto, of C-TEC, BVT, Twin County and Megacable included or incorporated by reference in this Proxy Statement/Prospectus.

                                                   Six
                                              Months Ended       Year Ended
                                              June 30, 1995  December 31, 1994
                                              -------------  ------------------
HISTORICAL
      Per Share of C-TEC Common Stock:
       Income from continuing operations....         $  .55             $  .17
       Book value...........................          13.28              12.73
       Cash dividends declared..............             --                 --
      Per BVT Common Share:
       Income from continuing operations....         $ 1.42             $ 3.15
       Book value...........................          22.29              21.79
       Cash dividends declared..............            .90               1.68
PRO FORMA COMBINED(1)
      Per Share of C-TEC Common Stock:
       Income (loss) from continuing                 $  .31             $(1.11)
        operations..........................
       Book value...........................          13.28                N/A
       Cash dividends declared..............             --                 --
PRO FORMA EQUIVALENT
PER BVT COMMON SHARE (2)
       C-TEC Series AA Preferred Share Held:
        Income from continuing operations...         $  .31             $(1.11)
        Book value..........................          13.28                N/A
        Cash dividends declared.............           1.60               3.20
       C-TEC Series AA Preferred Share
       Converted into C-TEC Common Stock:
        (3)
        Income from continuing operations...         $  .65             $(2.33)
        Book value..........................          27.89                N/A
        Cash dividends declared.............             --                 --
-------------------------

     (1) The pro forma combined per share of C-TEC Common Stock amounts are based upon the amounts in the unaudited pro forma financial information. See "Unaudited Pro Forma Condensed Consolidated Financial Statements."
     (2) The equivalent pro forma combined per BVT Common Share amounts are the same as the per share of C-TEC Common Stock pro forma combined amounts because each BVT Common Share receiving Stock Merger Consideration will be exchanged for one C-TEC Series AA Preferred Share.

     (3) The equivalent pro forma combined per BVT Common Share amounts are based upon the per share of C-TEC Common Stock amounts multiplied by an exchange ratio of 2.1 shares of C-TEC Common Stock per C-TEC Series AA Preferred Share. This exchange ratio assumes that each C-TEC Series AA Preferred Share was converted into approximately 2.1 shares of C-TEC Common Stock, based upon an assumed conversion price of $29.375, which assumed conversion price is equal to 125% of the $23.50 closing price as reported by Dow Jones Tradeline of a share of C-TEC Common Stock on the Nasdaq National Market on September 5, 1995.

                               Market Price Data

          There is no established public trading market for BVT Common Shares, and accordingly, there are no published market quotations for such stock. Trading in BVT Common Shares is limited and sporadic. In addition, BVT is not subject to the requirement of filing periodic reports with the Securities and Exchange Commission. The absence of an established market and publicly available current information regarding BVT may affect the prices at which BVT Common Shares are traded.

          There are no C-TEC Series AA Preferred Shares presently outstanding. It is not anticipated that an active pubic trading market for the C-TEC Series AA Preferred Shares will develop following the Merger.

          Shares of C-TEC Common Stock are included for quotation on the Nasdaq National Market. The C-TEC Series AA Preferred Shares issuable in the Merger will be convertible into shares of C-TEC Common Stock at 125% of an average closing market price of such stock determined shortly before the Merger. See "DESCRIPTION OF CAPITAL STOCK OF C-TEC--C-TEC Series AA Preferred Shares--Conversion Rights." The following table sets forth the high and low bid quotations for shares of C-TEC Common Stock as reported by Dow Jones Tradeline for the periods indicated below.

                                      High Bid              Low Bid
                                      --------              --------
    1993
          First Quarter...........     $17 3/4               $13 1/2
          Second Quarter..........          25                15 3/4
          Third Quarter...........          28                23 1/2
          Fourth Quarter..........      33 1/2                23 3/4

    1994
          First Quarter...........          31                27 1/4
          Second Quarter..........      28 1/2                24 1/2
          Third Quarter...........      29 1/2                21 1/4
          Fourth Quarter..........      28 1/4                    18

    1995
          First Quarter...........      24 3/8                19 1/2
          Second Quarter..........      25 3/4                19 1/8
          Third Quarter(1)........      26 3/8                    23

------------------

     (1)  Through the close of business on September 5, 1995.



        Ratio of Earnings-To-Fixed Charge and Preferred Stock Dividends

          The table sets forth the ratio of C-TEC's pretax income from continuing operations to fixed charges and preferred stock dividends.

                                   Six Months
                                 Ended June 30,      Year Ended December 31,
                                 --------------  -------------------------------
                                      1995        1994   1993   1992  1991  1990
                                 --------------  -----  -----  -----  ----  ----
Ratio of earnings to fixed
 charges and preferred stock
 dividends (1).................      1.99x       1.11x  1.08x  1.19x  .63x  .66x

----------------------
     (1) In computing this ratio, earnings represent net income from continuing operations before income taxes plus fixed charges. Fixed charges represent interest expense, capitalized interest, dividends on the C-TEC Series AA Preferred Shares and one-third of rental expense considered to be interest. In addition, preferred stock dividend requirements are increased to an amount representing the pre-tax earnings which would be required to cover such preferred stock dividends.

                                 RISK FACTORS

               A substantial portion of the consideration to be received by holders of BVT Common Shares pursuant to the Merger consists of C-TEC Series AA Preferred Shares which are convertible into shares of C-TEC Common Stock. In addition to the other information contained in this Proxy Statement/Prospectus, holders of BVT Common Shares should consider carefully the following risk factors relating to C-TEC, the C-TEC Series AA Preferred Shares and the C-TEC Common Stock before deciding how to vote with respect to the Merger:

     Dividend Policy and Restrictions

               Since 1989, C-TEC has maintained a policy of not paying cash dividends on its common stock. C-TEC does not intend to alter this policy in the foreseeable future. In addition, as a holding company, C-TEC's ability to pay dividends on the C-TEC Series AA Preferred Shares will be dependent upon, among other factors, C-TEC's earnings, financial condition and cash requirements at the time such payment is considered, and the payment to C-TEC of dividends, by its subsidiaries. Certain of C-TEC's subsidiaries are subject to rate regulation by the Federal Communications Commission (the "FCC") or the Pennsylvania Public Utility Commission ("PaPUC"), and the amount of earnings and dividends of such subsidiaries are affected by such regulation. See "Risk Factors--Effect of Regulation." Certain of C-TEC's subsidiaries are also subject to covenants contained in debt instruments which restrict the payment of dividends by such subsidiaries.

     Highly Competitive Industry

               C-TEC engages in various aspects of the telecommunications industry, and certain of the businesses in which it engages are in highly competitive sectors of the industry. In addition, as a result of technological, regulatory and other legal developments, C-TEC faces the risk of new or increased competition in virtually all businesses in which it engages. Although these developments are expected to provide new opportunities for C-TEC, it is not possible to predict their future effect on the telecommunications industry in general or on C-TEC in particular.

     Effect of Regulation

               Most of the businesses operated by C-TEC are subject to extensive regulation. In recent years, C-TEC's Cable Group, like other operators of cable television systems, has become subject to extensive regulation at the federal, state and local levels. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proceedings or proposals. On October 5, 1992, Congress passed the Cable Television Consumer Protection and Competition Act of 1992 (the "Cable Act") which significantly expanded the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, such as mandatory carriage of local broadcast stations and retransmission consent, and which will increase the administrative costs of complying with such regulations. On April 1, 1993, the FCC adopted its initial regulations on cable television rates, and on February 22, 1994, the FCC adopted revised rate regulations that became effective on May 15, 1994.

               C-TEC anticipates that certain provisions of the Cable Act that do not relate to rate regulation -- such as the provisions relating to retransmission consent and customer service and technical standards -- will reduce the operating margins of C-TEC's Cable Group. Otherwise, C-TEC is currently unable to predict the effect that implementation of the rate regulations and other provisions of the Cable Act will have on its business and results of operations in future periods. No assurance can be given at this time that such matters will not have a material adverse effect on C-TEC's business and results of operations in the future. Also, no assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on the cable industry in general or on C-TEC in particular.

               The Cable Group's performance is dependent to a large extent on its ability to obtain and renew its franchise agreements from local government authorities on acceptable terms. To date, all of the Cable Group's franchises have been renewed or extended, generally at or prior to their stated expirations and on acceptable terms. No assurance can be given in this regard as to future franchise renewals. No one franchise accounts for more than 10% of the Cable Group's total revenue.

               C-TEC's local exchange telephone subsidiary, Commonwealth Telephone Company ("CTCo"), is subject to a rate-making process regulated by the PaPUC. Consequently, the ability of C-TEC's Telephone Group to generate increased income and cash flow is largely dependent on its ability to increase its subscriber base, obtain higher message volumes and control its expenses. During 1993, the PaPUC conducted an investigation of the appropriateness of CTCo transactions with affiliates and analyzed the earnings of CTCo. Following this investigation CTCo and the PaPUC entered into an agreement imposing certain requirements and restrictions on CTCo. Among other things, CTCo agreed to provide its residential customers the enhancement of touch-tone service free of charge beginning February 1, 1994. The agreement also states that, barring unforeseen regulatory changes, CTCo will not increase basic service rates prior to January 1, 1997. The PaPUC has also required CTCo to permit only income taxes actually paid to be recognized as a cost of service. Accordingly, subsequent to December 31, 1993, C-TEC will not record deferred income taxes on certain temporary differences. These requirements and restrictions are not expected to have a material adverse effect on C-TEC.

     Control by Principal Shareholder

               On most matters, including the election of directors, the holders of C-TEC Common Stock and the holders of C-TEC Class B Stock vote as a class with each share of C-TEC Common Stock entitled to one vote and each share of C-TEC Class B Stock entitled to 15 votes. RCN Corporation ("RCN") controls over 50% of the total votes of all outstanding shares of C-TEC stock, beneficially owning, as of August 1, 1995, approximately 43.1% of the C-TEC Common Stock and 60.8% of the C-TEC Class B Stock. Consequently, RCN is able to elect a majority of the members of the board of directors of C-TEC (the "C-TEC Board") and thereby control C-TEC's policies and operations. In addition, RCN's share ownership gives it the ability to control certain corporate actions requiring shareholder approval. The control of C-TEC by RCN may tend to deter nonnegotiated tender offers or other efforts to obtain control of C-TEC and thereby deprive shareholders of opportunities to sell shares at prices higher than those prevailing in the market.

     Relationship with RCN; Conflicts of Interest; Noncompetition Agreement

               RCN is a subsidiary of Kiewit Diversified Group, Inc. ("KDG"), which is a wholly owned subsidiary of Peter Kiewit Sons', Inc. ("PKS").
     KDG owns 90% of RCN, and David C. McCourt, Chairman and Chief Executive Officer of C-TEC, owns the remaining 10% of RCN. KDG owns approximately 67% of and controls MFS Communications Company, Inc. ("MFS"). MFS provides a variety of telecommunications services, primarily over its digital fiber optic telecommunications networks. Certain of the officers and directors of C-TEC are also officers or directors of PKS, KDG, RCN and MFS. As a result of the common control of C-TEC and MFS, possible conflicts of interest could arise, for example, if either C-TEC or MFS were presented with the opportunity to engage in a business competing with the other or if C-TEC and MFS were to enter into a business relationship together. Potential conflicts of interest will be dealt with on a case-by-case basis taking into consideration relevant factors including the requirements of NASDAQ and prevailing corporate practices.

               C-TEC and PKS have entered into a Noncompetition Agreement dated as of May 26, 1993. The Noncompetition Agreement provides, among other things, that until the earlier to occur of (i) the tenth anniversary of the date of the Noncompetition Agreement and (ii) the date on which PKS ceases to own at least 30% of the issued and outstanding shares of common stock of MFS, PKS will not, and will cause its subsidiaries and affiliates (which would include C-TEC), not to compete directly or indirectly with MFS for the provision of certain telecommunications services to business or government users. In addition, PKS will not, and will cause its subsidiaries not to compete against MFS in the network systems integration and facilities management businesses with certain limited exceptions.

     Joint Venture

               A subsidiary of C-TEC is engaged in preliminary negotiations with MFS regarding a possible joint venture and facilities lease arrangement pursuant to which certain of the facilities of MFS would be utilized to provide telecommunications services to residential customers. C-TEC and MFS have been involved in ongoing negotiations for many months. The parties have not reached agreement on a number of the critical issues concerning the prospective joint venture. This possible transaction would involve the start up of a new business and there do not exist any historical financial statements nor any factually supportable data to prepare pro forma financial statements. The terms of any such agreement and scope of the joint venture, which may be material to C-TEC, would be determined pursuant to arm's-length negotiations.

     Megacable Acquisition

               In January 1995, C-TEC purchased a forty percent equity position in Megacable, Mexico's second largest cable television operator, currently serving over 174,000 subscribers in twelve cities. C-TEC is exposed to foreign currency translation adjustments resulting from the translation into U.S. dollars of the financial statements of Megacable, which utilize the peso as the local and foreign currency. As a result of the Megacable Acquisition, C-TEC may be exposed to risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, currency fluctuations, restrictions on currency exchanges, and the modification or introduction of other governmental policies with potentially adverse effects.


                                  THE MEETING

     General

          This Proxy Statement/Prospectus is being furnished to holders of BVT Common Shares in connection with the solicitation of proxies by the BVT Board to be used at the Meeting or any adjournment thereof.

          A proxy card has been enclosed with this Proxy Statement/Prospectus for use by holders of BVT Common Shares.

          The Meeting will be held on Saturday, October 28, 1995, at 2:00 p.m., local time, at the Country Cupboard Inn, Route 15 North, Lewisburg, Pennsylvania 17837.

     Matters to be Considered at the Meeting

          At the Meeting, shareholders of BVT will consider and vote upon a proposal to approve and adopt the Merger Agreement. In addition, shareholders of BVT may be asked to approve a proposal to postpone or adjourn the Meeting to another time and/or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Meeting to approve the Merger Agreement (the "Adjournment Proposal"). Shareholders of BVT will also consider such other matters as may properly come before the Meeting or any adjournment thereof.

          Because of the pending Merger, BVT's annual shareholders' meeting has been delayed. If the Merger Agreement is not approved at the Meeting, it is anticipated that BVT's annual shareholders' meeting would be held in November 1995.

     Record Date; Shares Outstanding; Quorum

          Only shareholders of record of BVT at the close of business on September 8, 1995 (the "Record Date"), will be entitled to receive notice of the Meeting, and only holders of record of BVT Common Shares as of the Record Date will be entitled to vote at the Meeting. At the close of business on September 8, 1995, there were issued and outstanding 899,154 BVT Common Shares. Each BVT Common Share entitles the holder to one vote. The presence at the Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes at the Meeting will constitute a quorum at the Meeting.

     Votes Required

          Pursuant to the applicable provisions of the PBCL and BVT's bylaws (the "BVT Bylaws"), the affirmative vote of a majority of the outstanding BVT Common Shares present and entitled to vote at the Meeting is required to approve the Merger Agreement.

          As of the Record Date, directors and executive officers of BVT were the beneficial owners of approximately 166,456 BVT Common Shares, or approximately 18.5% of the outstanding BVT Common Shares entitled to be voted at the Meeting. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BVT." Except for one director, all of the directors and executive officers of BVT, owning 110,906 BVT Common Shares or approximately 12.3% of the outstanding BVT Common Shares entitled to vote at the Meeting, have indicated that they intend to vote such shares in favor of the Merger Agreement.

          The affirmative vote of a majority of the shares present, in person or by proxy, at the Meeting, even if a quorum is not present, will be required to adjourn the Meeting.

     Effect of Abstentions and Broker Nonvotes

          Holders of BVT Common Shares entitled to vote at the Meeting may withhold authority to vote on the Merger Agreement and the Adjournment Proposal. Such abstentions will be considered as shares present and entitled to vote at the Meeting, for the purposes of determining the quorum and the required vote for approval of the Merger Agreement, but will not be counted as votes cast in the affirmative. Therefore, abstentions by holders of BVT Common Shares will have the effect of a vote against the Merger Agreement and against the Adjournment Proposal.

          Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers have authority under the rules of the NYSE to vote those shares with respect to certain matters if they do not receive instructions from a beneficial owner. Brokers will not have the authority to vote shares with respect to the approval of the Merger Agreement. Assuming that sufficient shares are present at the Meeting to constitute a quorum, a failure of brokers to vote shares because they have not received instructions from beneficial owners (a "broker nonvote") will have no effect on approval of the Merger Agreement or the Adjournment Proposal because such shares will not be considered present at the Meeting.

     Voting, Revocation and Solicitation of Proxies

          All BVT Common Shares represented by properly executed proxies received in time for the Meeting will be voted at the Meeting in the manner specified by the holders thereof, unless such proxies have been revoked prior to the vote. Proxies which do not contain voting instructions will be voted for approval of the Merger Agreement and the Adjournment Proposal.

          It is not expected that any matter other than those referred to herein will be brought before the Meeting. If, however, other matters are properly presented, the persons named as proxyholders will vote in accordance with their judgment with respect to such matters.

          A shareholder who executes and returns a proxy on the enclosed form has the power to revoke it at any time before it is voted. The giving of a proxy does not affect the right of shareholders to attend the Meeting and vote in person. A shareholder's presence at the Meeting, however, will not in itself revoke the shareholder's proxy. A shareholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of BVT, at or before the Meeting, a duly executed revocation or a proxy bearing a later date. Neither attendance at the Meeting nor voting in person at the Meeting will in itself constitute revocation of a proxy.

          BVT will bear the cost of soliciting proxies from its shareholders. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and BVT will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection therewith. Proxies may also be solicited by directors, officers and employees of BVT. Such directors, officers and employees will not be specially compensated for such services, but may reimbursed for reasonable out-of-pocket expenses incurred in connection therewith.

          SHAREHOLDERS OF BVT SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. AS DESCRIBED BELOW UNDER THE HEADING "THE MERGER--ELECTION, ALLOCATION AND EXCHANGE PROCEDURES," EACH BVT SHAREHOLDER WILL BE PROVIDED WITH MATERIALS FOR EXCHANGING BVT COMMON SHARES AS PROMPTLY AS PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER.

                                   THE MERGER

          The information contained in this Proxy Statement/Prospectus regarding the Merger is not intended to be a complete description of all facts regarding the Merger and is qualified in all respects by reference to the Merger Agreement attached to this Proxy Statement/Prospectus as Appendix A and incorporated herein by reference. Shareholders of BVT are urged to read carefully the Merger Agreement. For a summary description of the Merger, see "SUMMARY--The Merger."

     Background of the Merger

          Introduction

          BVT is a regulated local exchange carrier ("LEC") founded in 1904 which provides local telephone service to Union and Northumberland Counties in central Pennsylvania. BVT is one of approximately 1,300 LECs (or "telcos") in the United States unaffiliated with the seven Regional Bell Operating Companies ("RBOCs"). As of June 30, 1995, BVT had approximately 17,300 access lines, making BVT the fourth largest of the 23 independent telephone companies in Pennsylvania not affiliated with an RBOC or another national or regional telephone holding company.

          BVT Common Shares are not listed on the Nasdaq National Market, the Nasdaq Small-Cap Market or any stock exchange, and BVT is not subject to the reporting requirements of the Exchange Act. There is no market maker holding an inventory position in BVT Common Shares, and the trading market for BVT Common Shares is extremely thin.

          Historically, BVT, like other LECs, has operated as a regulated monopoly in its telephone franchise area. As such, it has been free of competition in offering local and network access telephone service to its franchise customers. BVT's primary regulators, the FCC and the PaPUC, permit BVT to earn a reasonable rate of return on its rate base. Despite its low basic service rates, BVT's lean management organization and comparatively densely populated franchise area have historically permitted BVT to achieve margins and profitability that compare favorably to its peer group of independent LECs.

          Industry Overview

          In recent years, the telecommunications industry has been experiencing rapid and fundamental changes. These changes have resulted from two long-term telecommunications industry trends (i) rapid advancements in telecommunications technology and (ii) increased competition.

          Rapidly changing communications technology, including advances in digital, fiber-optic, cellular, personal communication services ("PCS") and network software technologies, are blurring the divisions which formerly separated the telephone, cable television, wireless, video and computer industries. These technological changes make possible the offering of a wide range of new, interactive broadband telecommunication services. These changes also create the opportunity for existing and new services to be delivered by a variety of service providers.

          Since the break-up of AT&T in 1984, the telecommunications industry has been marked by the interrelated trends of deregulation and increased competition. Although the shape of future telecommunications industry regulation cannot be predicted, it is likely that the incremental progress of deregulation will continue to open new markets to new service providers. As an example, in recent years competitive access providers ("CAPs") and system bypass offered by long distance (interexchange or "IXC") carriers, cable operators and wireless companies have emerged to offer alternative access for the origination and termination of long distance calls. These alternative access providers represent a competitive inroad into the most significant source of LEC revenue -- network access charges.

          To date, competition and deregulation have opened access to the telco's local switching center. In the future, telcos will likely be faced with additional challenges to their historical revenue base, as well as a variety of investment options in a changing technological, competitive and regulatory environment.

          BVT Strategic Options

          In response to the challenges and opportunities presented by these changing business and industry conditions, in February 1994, BVT engaged Snyder & Co. to perform a valuation of BVT and to study BVT's two main strategic options -- a sale of the company or remaining independent. In May 1994, Snyder & Co. reported its conclusions to the BVT Board.

          With respect to the strategic option of remaining independent, Snyder & Co. indicated that:

               . Margins and profitability of BVT's traditional LEC services will be under pressure due to increased competition from interexchange carriers, competitive access providers and wireless operators. In order to enhance shareholder value in the future, access line growth and revenue growth would have to more than offset any loss of income from lower margins and loss of business from new competitors.

               . Because of its rural location and widely dispersed revenue base, however, Snyder & Co. indicated that historical margins on BVT's traditional telco operations might continue for a longer period of time than for LECs which were closer to urban areas or which had a large number of sizeable business accounts attractive to system bypass competitors.

               . Shareholder value in the future could be eroded if competitive, technological and regulatory developments cause the equity markets and potential purchasers to revise downward the pricing benchmarks and formulas presently used to determine the value of local telco franchises.

               . Remaining independent in the current uncertain telecommunications environment would require BVT to more aggressively manage and invest in its business in order to exploit new revenue opportunities and minimize current customer attrition.

               . BVT has excess cash on hand, unused borrowing capacity and cash flow in excess of current capital expenditure requirements. BVT, therefore, has financial resources which it could use to respond to telecommunications industry trends by diversifying outside of its LEC franchise into businesses such as cable television and cellular communications or by adding new services within its franchise area such as PCS or video on demand.

               . BVT's management has limited experience outside of traditional LEC operations. Entry into new businesses and services would require the addition of new managers with strong backgrounds in marketing, business and diversified telecommunications.

               . Investments in new businesses and services would involve a higher degree of risk than BVT's traditional telephone company operations.

          With respect to the strategic option of selling the company, Snyder & Co. indicated that:

               . If BVT were sold, shareholders would forego any possible appreciation in BVT shares above the sale price.

               . A sale would limit the risks of the uncertain telecommunications environment. These risks include (i) the potential impact on margins and profitability from competitive inroads into BVT's LEC franchise; (ii) the risks associated with BVT attempting to invest and successfully compete in new areas of business; and (iii) the possibility that cable providers rather than telcos will establish the broadband connection or "drop" to customers, thereby making cable the preferred means to develop the "information superhighway" and deliver the next generation of telecommunications services.

               . A sale would provide increased liquidity to shareholders and offer an opportunity for BVT shareholders to diversify outside of their current investment in telco operations.

               . Based upon analysis of other telephone industry acquisitions, Snyder & Co. believed that a number of telephone companies would be willing to make bids to acquire BVT. Snyder & Co. estimated that the most likely price range for such bids would be between $45 and $55 per BVT Common Share.

          In summary, Snyder & Co. concluded that both options were viable strategies. A sale of BVT, however, involved lower risk and fewer uncertainties than remaining independent.

          After considering the conclusions contained in Snyder & Co.'s report, the BVT Board decided to ascertain the purchase prices that potential purchasers would be willing to pay to acquire BVT. In October 1994, the BVT Board retained Snyder & Co. to act as BVT's financial adviser to assist in exploring a possible sale of BVT.

     Merger Negotiations

          During November and December 1994, Snyder & Co. made contact with fourteen telephone holding companies regarding a potential sale of BVT. Each potential acquiror was provided financial and other business information regarding BVT and its operations. Eight of the fourteen potential acquirors made acquisition proposals.

          In December 1994, the BVT Board met to consider the acquisition proposals which had been made. Snyder & Co. and BVT's legal counsel were present at this meeting. At this meeting, Snyder & Co. reviewed with the BVT Board the specific details of the proposals which had been made, as well as general information on each of the potential acquirors. BVT's legal counsel discussed with the BVT Board their legal duties and obligations in considering whether or not the company should be sold, as well as the factors that the directors were entitled to consider in reviewing one or more acquisition proposals.

          The value (as estimated by Snyder & Co.) of the eight proposals ranged from a low of approximately $30 per BVT Common Share to a high of $58 (all in cash) per BVT Common Share. Four proposals were valued between $40 and $50 per share and two proposals were valued between $50 and $55 per share. The types of consideration offered in the proposals included cash, common stock, preferred stock, debt securities and combinations of the foregoing.

          After a discussion of each of the proposals, the BVT Board authorized Snyder & Co. to negotiate further with each of the eight bidders. The BVT Board did not determine at the December meeting whether or not the company should be sold.

          In late December 1994, Snyder & Co. again contacted each of the eight bidders. Four of the bidders submitted revised proposals. In some cases the amount of consideration to be paid was increased, while in other instances the type of the consideration to be paid was modified.

          In early January 1995, Snyder & Co. and BVT's legal counsel met with representatives of C-TEC and one other bidder to more specifically negotiate the terms of their proposals. The BVT Board was apprised of the progress of these discussions at its January 18 meeting. Discussions with these two bidders continued into February.

          At a February 8 special meeting, the BVT Board met with representatives of C-TEC and the other leading bidder. Snyder & Co. and BVT's legal counsel were present at this meeting. Each of the bidders made a presentation to the BVT Board regarding the terms of their proposal and their plans for BVT should it be acquired. After discussion of the proposals, the BVT Board voted to accept the proposal from the other bidder. The consideration to be paid in this proposal was, at the election of BVT shareholders, either approximately $59.50 in cash or shares of common stock having a value (as estimated by Snyder & Co.) of approximately $47.50, with at least 50% of the aggregate consideration being paid in the form of stock. Shortly after the February 8 meeting, however, C-TEC indicated that it was willing to improve its proposal. The other bidder was informed and no letter of intent was signed.

          The BVT Board next met on February 16. Snyder & Co. and BVT's legal counsel were present at this meeting. At this meeting, the BVT Board considered revised proposals from each of the two bidders. After discussion of the revised proposals, the BVT Board voted to accept a proposal from C-TEC. The consideration to be paid in the C-TEC proposal was, at the election of BVT shareholders, either $61.00 in cash or shares of convertible preferred stock having a value (as estimated by Snyder & Co.) of approximately $54.25, with at least 50% of the aggregate consideration paid in the form of stock. Although a letter of intent regarding this proposal was executed by C-TEC and BVT, no press release was made because shortly after the February 16 meeting, the other bidder indicated that it intended to make another revised proposal. C-TEC was informed of this development.

          The BVT Board next met on February 22. Snyder & Co. and BVT's legal counsel were present at this meeting. At this meeting, the BVT Board again considered proposals from each of the two bidders, each of which proposals had been revised since February 16. After discussion, the BVT Board voted to accept a proposal from C-TEC. The terms of the C-TEC proposal were similar to the transaction terms approved at the February 16 meeting, except that changes in the preferred stock redemption and conversion features raised the value (in Snyder & Co.'s estimate) of the proposed preferred stock offered by C-TEC to approximately $61.00. Another letter of intent was executed and C-TEC issued a press release regarding the proposed transaction.

          C-TEC thereafter commenced an extensive due diligence review of BVT. At the same time, counsel for BVT and C-TEC commenced preparation and negotiation of the definitive documentation for the proposed transaction. Due diligence and negotiation continued throughout March and April. The February 22 letter of intent with C-TEC was terminated by BVT on April 7. Thereafter, BVT had discussions with other potential acquirors and C-TEC determined that the proposed transaction with BVT was no longer probable. C-TEC and BVT, however, re-commenced negotiations regarding the proposed transaction on or about April 18, 1995.

          On April 20, the BVT Board reviewed with Snyder & Co. and counsel the final terms of the proposed transaction. At this meeting Snyder & Co. orally presented its opinion that the consideration to be received by shareholders in the Merger was fair, from a financial point of view, to the shareholders of BVT. See "THE MERGER--Opinion of Financial Advisor." The BVT Board approved the terms of proposed transaction and authorized BVT to enter into a definitive merger agreement. On May 10, 1995, the C-TEC Board approved the transaction. The Merger Agreement was thereafter executed and a press release was issued on May 11 announcing that C-TEC and BVT had entered into the Merger Agreement.

     Reasons for the Merger; Recommendation of the Board of Directors

          The BVT Board believes that the Merger will benefit BVT, its shareholders and its employees for the reasons discussed below. The BVT Board believes that the proposed transaction with C-TEC offers BVT's shareholders very favorable value for their BVT shares, a substantial improvement in the dividend income and liquidity of their investment, and significant flexibility for BVT shareholders to select the tax and investment strategy that suits their individual situation.

          As structured, the Merger will enable some holders of BVT Common Shares to immediately receive cash for their shares. Other shareholders will be able to acquire preferred stock on a tax-free basis, and the preferred stock will be convertible into the publicly-traded common stock of a larger, more diversified company that the BVT Board believes is better positioned to compete in a rapidly changing telecommunications industry. The BVT Board has concluded, in view of the foregoing and the factors set forth below, that the Merger is in the best interests of BVT and its shareholders and hereby recommends approval of the Merger by BVT's shareholders.

          In reaching its determinations and recommendations above, the BVT Board considered a number of factors, including, without limitation, the following material factors:

               . The BVT Board's belief that, based on its familiarity with BVT's business, financial condition, earnings and prospects, as well as the current conditions in the telecommunications industry, the terms of the Merger Agreement are attractive to BVT shareholders.

               . The BVT Board's consideration of the investment attributes of the C-TEC Series AA Preferred Shares. As positive factors, the BVT Board noted that (i) the $3.20 annual dividend on the C-TEC Series AA Preferred Shares represents a substantial increase over the current annual dividend rate for BVT Common Shares of $1.80, (ii) the ability of the holder to "put" the C-TEC Series AA Preferred Shares to C-TEC at $61.00 per share beginning one year after issuance would provide significant liquidity and downside protection to those BVT shareholders receiving Stock Merger Consideration, and (iii) the conversion feature of the C-TEC Series AA Preferred Shares would provide BVT shareholders an opportunity to participate in potential common stock appreciation of a telecommunications company which is larger and more diversified than BVT. As negative factors, the BVT Board noted that (i) C-TEC has the ability to "call" the C-TEC Series AA Preferred Shares beginning two years after issuance and (ii) C-TEC currently does not pay a dividend on the C-TEC Common Stock that would be issued upon conversion of the C-TEC Series AA Preferred Shares.

               . The opinion of Snyder & Co. that the consideration to be received by the shareholders of BVT in the Merger was fair to such shareholders from a financial point of view. The written opinion of Snyder & Co. is reproduced in full as Appendix B hereto and BVT's shareholders are urged to read the opinion carefully in its entirety. See "THE MERGER-- Opinion of Financial Advisor."

               . The BVT Board's extensive review of possible merger partners for BVT other than C-TEC, as well as the BVT Board's review of the acquisition prices proposed by other possible acquirors. Based upon Snyder & Co.'s efforts in soliciting offers from possible purchasers of BVT as described above, the BVT Board did not believe that it was likely that attractive offers from additional potential acquirors would materialize.

               . The BVT Board concluded that the terms of the Merger were financially superior to all other acquisition proposals that were submitted to BVT.

               . The BVT Board considered the fact that, except for the other bidder described above, the prices offered by the potential acquirors contacted by Snyder & Co. were significantly lower than the $61.00 per share price offered by C-TEC. The BVT Board also noted that the price offered by C-TEC exceeded the top of the $45-55 likely bid range estimated by Snyder & Co. in its May 1994 report.

               . Although it is difficult to determine a reliable market price for BVT Common Shares because they are so thinly traded, the BVT Board noted that the $61.00 per share price offered by C-TEC was a substantial premium over the $40 to $50 range at which BVT shares had traded during 1994.

               . The BVT Board's belief that the terms of the Merger Agreement provide a significant increase in the liquidity of the investment of BVT's shareholders. This increased liquidity results from (i) approximately half of the merger consideration being in the form of cash; (ii) the C-TEC Series AA Preferred Shares being redeemable at the option of the holder beginning one year after issuance; and (iii) the C-TEC Common Stock that would be received upon conversion being actively traded on the Nasdaq National Market.

               . The fact that the Merger was structured to qualify as a tax free exchange. The BVT Board noted that the holders of approximately half of the outstanding BVT Common Shares would be able to receive C-TEC Series AA Preferred Shares in the Merger on a tax-advantaged basis, and that such holders could subsequently convert such shares into C-TEC Common Stock without incurring federal income tax liability.

               . The BVT Board's review of its strategic option of remaining independent. The BVT Board concluded that BVT would be at a competitive disadvantage as a small independent LEC attempting to enter new businesses to compete in a rapidly changing telecommunications industry. The BVT Board believes that an affiliation with C-TEC will give BVT access to increased financial, technological and managerial resources that will become increasingly important in a changing competitive, regulatory and technological environment.

               . The BVT Board considered the fact that if BVT remained independent for a period of time and was then sold at some point in the future, future developments in the presently uncertain telecommunications industry could result in a sale price below the $61.00 per share price offered by C-TEC.

               . The BVT Board considered C-TEC's willingness in the Merger Agreement to guarantee the continued employment and benefits of all BVT employees for two years following the Merger.
                    The BVT Board noted that because BVT would become a stronger competitor, employment opportunities with BVT (or with other C-TEC affiliated companies) for many of BVT's current employees should continue to be available following the expiration of such two-year period.

          The BVT Board did not assign any specific or relative weights to the factors under its consideration.

          FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS OF BVT BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF BVT SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE BVT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     Opinion of Financial Advisor

          BVT retained Snyder & Co. to act as its financial advisor in connection with a potential sale of BVT and to investigate the proposed consideration offered by C-TEC and provide an opinion as to the fairness, from a financial point of view, to the BVT shareholders of the consideration to be paid in the Merger. Snyder & Co. was selected to act as BVT's financial advisor based upon its qualifications, expertise and reputation. Snyder & Co., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

          On April 20, 1995, Snyder & Co. delivered its oral opinion to the BVT Board that, based upon and subject to the considerations set forth therein, as of such date the consideration to be received by the shareholders of BVT pursuant to the Merger Agreement was fair from a financial point of view. This opinion (the "Snyder & Co. Opinion") was confirmed in writing and updated as of the date of this Proxy Statement/Prospectus. The Snyder & Co. Opinion was based upon economic, market and other conditions in effect as of the date of the Snyder & Co. Opinion. No limitations were imposed by the BVT Board upon Snyder & Co. with respect to the investigations made or procedures followed by them in rendering the Snyder & Co. Opinion. The Snyder & Co. Opinion, which sets forth assumptions made, material reviewed, matters considered and limits on the review, is attached hereto as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference.

          The following is a summary of the Snyder & Co. Opinion which is attached hereto as Appendix B; however, BVT shareholders are urged to read the Snyder & Co. Opinion in its entirety. Snyder & Co. has consented to the inclusion of its opinion in this Proxy Statement/Prospectus and has reviewed the following summary of its opinion.

          The consideration to be paid by C-TEC in the Merger was determined following extensive negotiations between the management of C-TEC and BVT, and was approved by the BVT Board. Snyder & Co. advised BVT with respect to the potential form and amount of consideration that was proposed to be paid in the Merger and also advised BVT with respect to the relative merits, from a financial point of view, of the various proposals made by the potential acquirors of BVT. Snyder & Co. played a significant role in the negotiation of the terms of the Merger Agreement and the terms of the C-TEC Series AA Preferred Shares.

          In rendering the Snyder & Co. Opinion, Snyder & Co. (i) reviewed the Merger Agreement, (ii) reviewed the terms of the C-TEC Series AA Preferred Shares to be issued by C-TEC in the Merger, (iii) reviewed certain other documents related to the Merger, including this Proxy Statement/Prospectus,
     (iv) reviewed certain publicly available financial information concerning C-TEC and BVT and certain other relevant financial and operating data of BVT made available from internal records of BVT, (v) held discussions with BVT management concerning BVT's current and future business prospects, (vi) held discussions with C-TEC management concerning C-TEC's current and future business prospects, (vii) reviewed the reported price and trading activity available for BVT Common Shares and for the shares of C-TEC Common Stock which would be issuable upon conversion of the C-TEC Series AA Preferred Shares, (viii) compared certain financial and stock market information for C-TEC and BVT, respectively, with similar information for certain comparable companies whose securities are publicly traded, (ix) compared the financial terms of the Merger Agreement with those of certain recent business combinations in the telecommunications industry which were deemed comparable in whole or in part, and (x) performed such other studies and analyses and considered such other factors as Snyder & Co. deemed appropriate.

          Snyder & Co. relied upon, without independent verification, the accuracy and completeness of all of the financial and other information reviewed by and discussed with it for purposes of the Snyder & Co. Opinion. With respect to information relating to the prospects of C-TEC and BVT and the underlying assumptions, Snyder & Co. assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of C-TEC and BVT, respectively, as to the likely future financial performance of C-TEC and BVT, and that such information provided a reasonable basis upon which Snyder & Co. could form its opinion. Snyder & Co. did not make independent evaluations or appraisals of the assets or liabilities of BVT or C-TEC, nor was it furnished with any such appraisals. For purposes of its opinion, Snyder

     & Co. assumed that the Merger would constitute a tax-free reorganization under Section 368 of the Internal Revenue Code.

          The summary set forth below does not purport to be a complete description of the analyses performed by Snyder & Co. in this regard. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors discussed below, Snyder & Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Snyder & Co. Opinion. No one of the analyses performed by Snyder & Co. was assigned a greater significance than any other. In performing its analyses, Snyder & Co. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond BVT's or C-TEC's control. The analyses performed by Snyder & Co. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. The following paragraphs summarize all material analyses performed by Snyder & Co.

          Selected Comparable Company Analysis.  In connection with the
          ------------------------------------
     preparation of its May 1994 report to the BVT Board, using public information, Snyder & Co. compared selected historical financial, operating and stock market performance data of BVT to the corresponding data of seventeen publicly traded telephone companies - the seven RBOCs and ten large non-RBOC telephone holding companies (including C-TEC). Snyder & Co. analyzed the following valuation multiples for each of the comparable companies: price to earnings (P/E) ratio; dividend yield; price to book value; aggregate value (market value of common stock plus net debt and preferred stock) to EBITDA (earnings before interest, taxes, depreciation and amortization); aggregate value to revenues; aggregate value to telephone access lines. In this analysis, Snyder & Co. gave greater weight to the aggregate value to EBITDA multiple since this approach, unlike the P/E ratio, adjusts to reflect the impact of cellular and cable operations, as well as the amount of leverage (if any), on financial performance.

          Because of the inherent differences between the operations of BVT and the selected comparable companies, Snyder & Co. believed that an appropriate use of comparable company analysis in this instance would involve qualitative judgments concerning differences between the financial and operating characteristics which would affect the public trading values of the selected companies and BVT. For example, Snyder & Co. noted that eight of the comparable companies derived less than 80% of revenues from telco operations, and that cable television and cellular operations tended to be valued differently from telco operations.

          Based upon its review of the comparable companies, after elimination of those companies for which data was not relevant, in its May 1994 report Snyder & Co. derived the following ranges for the most material valuation multiples:

                     Comparable Company Valuation Multiples
                     --------------------------------------

                                        Low     High   Average    Median
                                        ---     ----   -------    ------
       P/E Ratio....................    13.7    18.4     16.4   16.1/16.9
       Price/Book Value.............     1.5     3.3      2.5     2.6/2.8
       Aggregate Value/EBITDA
          1993 EBITDA...............     5.4     8.1      6.7         6.6
          Estimated 1994 EBITDA.....     4.6     7.4      5.8         5.6
       Aggregate Value/Access Line..  $1,510  $2,395   $1,831  $    1,810


          In comparing BVT with the comparable publicly-traded companies, Snyder & Co. concluded that a reasonable value range for a BVT Common Share (before applying a discount for the illiquidity of BVT Common Shares) was $45.00 to $47.50. After applying a discount for illiquidity, Snyder & Co. determined that the value range for a BVT Common Share was between $40.50 and $42.75. The table below sets forth the valuation multiples implied by a BVT stock price of $45.00 and $47.50, as well as the multiples implied by the $61.00 valuation implied by the terms of the Merger:

                                           Valuation Multiples at a
                                                      BVT
                                                Stock Price of:
                                           -------------------------

                                           $45.00  $47.50  $61.00(1)
                                           ------  ------  --------

            P/E Ratio....................    16.4    17.3      19.4
            Price/Book Value.............     2.2     2.3       2.8
            Aggregate Value/EBITDA
               1993 EBITDA...............     6.3     6.6        --
               Estimated 1994 EBITDA.....     6.2     6.6       8.1
            Aggregate Value/Access Line..  $2,283  $2,417  $  3,028

--------------------
(1) Valuation multiples at the $61.00 per share price are based upon actual BVT operating results for the year ended December 31, 1994 and the actual BVT balance sheet at December 31, 1994. Other data in the table is based upon operating results and the balance sheet for the year ended December 31, 1993.

          Selected Comparable Transaction Analysis.  In connection with the
          ----------------------------------------
     preparation of its May 1994 report to the BVT Board, using public information, Snyder & Co. analyzed the prices paid in 28 known acquisitions of telephone companies since the beginning of 1992. No company or
     transaction was identical to BVT, C-TEC or the Merger.   Accordingly, an
     analysis of the results of this review is not mathematical. Indeed, it involves complex judgments concerning differences among the operations of the companies involved and other factors affecting the public trading prices of the companies which are being compared. The amount of information available with respect to these transactions varied widely. In addition, the acquisition pricing of many of these transactions was deemed by Snyder & Co. not to be relevant to the BVT transaction because of the size, geographical location or business operations of the acquired telephone company. Two telco acquisitions were deemed to be most relevant for Snyder & Co.'s analysis because the acquired companies were of a comparable size to BVT and there was sufficient information on the acquisition pricing, transaction structure and the acquired company's financial statements to analyze the comparative valuation multiples implied by these transactions. These transactions were the 1992 acquisition of Central Telephone of Ohio by Century Telephone and the 1992 acquisition of Statesboro Telephone in Georgia by Rochester Telephone.

          Based upon its analysis of these two transactions, Snyder & Co. derived the following ranges for the most material valuation multiples:

                           Control Premium Valuations
                           --------------------------

                                                    Central  Statesboro
                                                    -------  ----------
        Price/book value.............                   4.1         4.1
        Aggregate value/1991 EBITDA..                   8.2        10.8
        Aggregate value/access line..                $2,075      $2,688

                       Minority Interest Valuation Ranges
                       ----------------------------------

                                                    Central  Statesboro
                                                    -------  ----------
        Price/book value
           High......................                   3.5         3.4
           Low.......................                   3.1         3.0

        Aggregate value/1991 EBITDA
           High......................                   7.1         9.0
           Low.......................                   6.4         8.3
        Aggregate value/access line
           High......................                $1,797      $2,240
           Low.......................                $1,612      $1,991


          The values in the first table above reflect a control premium paid for acquiring controlling ownership of the acquired company. Because publicly traded stocks reflect minority rather than control ownership, the second table reflects high and low valuation multiples implied by these transactions discounted for a control premium of 20% and 35%. From the foregoing multiples, Snyder & Co. concluded that the comparable transaction analysis implied a range of values per BVT Common Share (after discount for illiquidity) of $36.50 to $51.50. Snyder & Co. noted that the $61.00 valuation implied by the Merger compared favorably with this value range. Snyder & Co. also noted that the $3,208 per access line valuation of BVT implied by the Merger exceeded the per access line valuations of both the Central and Statesboro transactions.

          Analysis of Other Acquisition Proposals.  In its May 1994 report,
          ---------------------------------------
     Snyder & Co. advised BVT that it believed that a number of telecommunications companies would be interested in acquiring BVT and the likely price range would be between $45 and $55 per BVT Common Share based upon its analysis of other recent telco acquisitions and a comparative analysis of the publicly-traded securities of selected telecommunication companies. Further, it advised BVT that the best method to determine BVT's fair market value was to solicit in an organized manner a significant number of potential purchasers which Snyder & Co. believed would be interested in making an offer to acquire BVT. As described above, Snyder & Co. contacted a substantial number of telecommunications companies regarding a potential acquisition of BVT. Snyder & Co. concluded that C-TEC's proposal as reflected in the Merger Agreement was financially superior to all other acquisition proposals that were submitted to BVT. Snyder & Co. also noted that the prices offered by potential acquirors other than C-TEC and the other final bidder were significantly lower than $61.00 per share.

          BVT Stock Trading Analysis.  Snyder & Co. analyzed the stock trading
          --------------------------
     history of BVT Common Shares from the beginning of 1992 through the beginning of 1995. Snyder & Co. indicated that, because trading in BVT Common Shares is extremely thin, it is difficult to develop a meaningful valuation range based on such trading history. Snyder & Co., however, indicated that such trading history indicated a broad range per BVT Common Share of between $40 and $50 per share. Snyder & Co. also indicated that the more recent trading prices may have reflected speculation regarding a potential sale of BVT.

          From the foregoing analyses, Snyder & Co. determined that the consideration to be received in the Merger was fair to the shareholders of BVT from a financial point of view. Snyder & Co. also determined that its conclusion as to the fairness of the merger consideration was supported by each of the valuation methods utilized.

          Pursuant to the terms of an engagement letter dated October 6, 1994, BVT has agreed to pay Snyder & Co. a retainer of $5,000 per month for acting as financial advisor in connection with the Merger (including rendering its opinions). In addition, BVT has agreed to pay Snyder & Co. an aggregate fee (including retainer amounts already paid) of approximately $580,000 to be paid at and contingent upon the consummation of the Merger. Whether or not the Merger is consummated, BVT also has agreed to indemnify Snyder & Co. and certain related persons against certain liabilities relating to or arising out of its engagement.

          SNYDER & CO.'S OPINION IS DIRECTED ONLY TO THE CONSIDERATION TO BE PAID IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BVT SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MEETING.


     Terms of the Merger

          Effect of the Merger

          Pursuant to the Merger Agreement, BVT will be merged with and into Merger Sub, with Merger Sub as the surviving entity (sometimes referred to as the "Surviving Corporation") and a wholly owned subsidiary of C-TEC, and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will remain outstanding and unchanged after the Merger, and will thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. The articles of incorporation and bylaws of Merger Sub in effect immediately prior to the Merger will remain in effect as the articles of incorporation and bylaws of the Surviving Corporation, except that Article I of the articles of incorporation will be amended to read as follows: "The name of the corporation is Buffalo Valley Telephone Company." The directors and officers of Merger Sub immediately prior to the Merger will remain in office as the directors and officers of the Surviving Corporation.

          Merger Consideration

          In connection with the Merger, each BVT Common Share outstanding as of the Effective Time, other than BVT Common Shares held by persons who have perfected dissenters' rights and BVT Common Shares held directly or indirectly by C-TEC which are not held in a fiduciary capacity or in satisfaction of a debt previously contracted, will be converted into and become a right to receive either (i) cash in the amount of $61.00 (the "Cash Merger Consideration"); or (ii) one fully paid and nonassessable C-TEC Series AA Preferred Share, par value $61.00 per share (the "Stock Merger Consideration"; the Cash Merger Consideration and the Stock Merger Consideration, as applicable, the "Per Share Merger Consideration"). For a description of the terms of the C-TEC Series AA Preferred Shares, see "DESCRIPTION OF CAPITAL STOCK OF C-TEC--C-TEC Series AA Preferred Shares."


          Stock Percentage

          Shareholders of BVT will be entitled to elect their preference to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to shares held by them, but such elections will be subject to allocation procedures such that the number of BVT Common Shares which will be converted into Stock Merger Consideration will equal a specified percentage of all outstanding BVT Common Shares (the "Stock Percentage"). Following the completion of the shareholder election procedures described below, C-TEC will determine the Stock Percentage. The Merger Agreement requires the Stock Percentage, as determined by C-TEC, to be 50% or, if larger, the minimum percentage necessary for the Merger to qualify as a tax-free exchange for federal income tax purposes. C-TEC anticipates that the Stock Percentage will be no more than 50.5%. See "THE MERGER--Election, Allocation and Exchange Procedures."

          Closing; Effective Time

          The Merger Agreement provides that the Closing of the Merger will occur on a mutually agreeable date no later than the second business day after satisfaction or waiver of certain conditions set forth in the Merger Agreement (the "Closing Date"). See "THE MERGER--Terms of the Merger-- Conditions to the Merger." On the Closing Date, or as soon thereafter as practicable, the parties will execute and file in the office of the Corporation Bureau of the Commonwealth of Pennsylvania appropriate articles of merger (the "Articles of Merger") in accordance with the provisions of the PBCL. The Merger will become effective (the "Effective Time") upon the filing of the Articles of Merger, or the effective date specified therein, whichever is later.

          Representations and Warranties

          BVT, C-TEC and Merger Sub have made certain customary representations and warranties as set forth in the Merger Agreement. The representations and warranties relate to, among other things, proper organization, powers and qualifications of each corporation; subsidiaries; authorized capital stock; authorization of the Merger Agreement; absence of conflict with other agreements; the consents and approvals that will be required for the consummation of the Merger; compliance with law; adequacy of financial statements; brokerage and other fees; absence of false or misleading statements in the information supplied in connection with the Merger; and absence of false or misleading statements in financial and other documents. BVT has made additional representations involving the absence of certain adverse changes or events, litigation or liabilities other than those previously disclosed; contracts; labor relations; employee benefit plans; title to assets; compliance with applicable laws; insurance; dividends and stock purchases; franchises, licenses or permits; patents and trademarks; conduct of its business in the ordinary course; tax free reorganization matters; and receipt of a fairness opinion with respect to the Merger. C-TEC and Merger Sub have made additional representations as to the valid issuance of the C-TEC Series AA Preferred Shares; filing of all tax and other returns and reports; the delivery of, and absence of false information in, reports filed with the Commission; and access to funds necessary to pay the Cash Merger Consideration.

          Conduct of Business Pending the Merger

          BVT has agreed that (except as expressly contemplated or permitted by the Merger Agreement or to the extent that C-TEC otherwise consents in writing), between the date of the Merger Agreement and the Effective Time
     (a) it will conduct its business in the ordinary course, consistent with past practice; (b) it will conduct its business so as to cause the representations and warranties made in the Merger Agreement to be true at the Closing Date; (c) it will use its reasonable best efforts to maintain services of its employees and goodwill with suppliers, customers and other third parties with whom it does business; (d) it will not change its capital structure and will not issue or sell any capital stock, options or other rights to acquire any capital stock, or any securities convertible into capital stock; (e) it will not declare, set aside or pay any dividends or repurchase capital stock, except for the payment of regular quarterly dividends on its outstanding and preferred stock and, in accordance with the Merger Agreement, the redemption of its outstanding cumulative preferred stock; (f) it will not amend its charter document or bylaws; (g) it will not enter into or amend any employment contracts or employee benefit plan, materially increase contributions to employee benefit plans, or, except in the ordinary course consistent with past practice, increase compensation; (h) it will not incur or guarantee any debt, except in the ordinary course consistent with past practice; (i) it will not sell or dispose of any assets except for sales or inventory in the ordinary course of business consistent with past practice; (j) it will not change in any material respect its accounting or tax practices, policies or principles; (k) it will not cancel or waive any debts or claims having a value of $50,000 in the aggregate; (l) it will pay all taxes as they become due, file all federal, state, local and foreign tax returns within the time and in the manner prescribed by law, and collect or withhold all taxes required to be collected or withheld from employees, independent consultants or other third parties; (m) it will not file any amended tax return or enter into a settlement or any audit or other tax dispute with the IRS or any other taxing authority; (n) it will not materially change its existing pricing structure, fees and charges structure, marketing and promotional plans and policies; and (o) it will not enter into, or modify, any existing lease or contract, except in the ordinary course consistent with past practice.

   Certain Covenants

   Pursuant to the Merger Agreement, each of BVT and C-TEC has agreed, from the date of the Merger Agreement to the Effective Time, (a) to promptly inform the other party in writing if any information set forth in the schedules called for in the Merger Agreement is not accurate or complete in all material respects; (b) that BVT will give C-TEC reasonable access to its personnel, properties, books, contracts, documents and records; (c) to obtain all consents, approvals and authorizations required by the Merger Agreement; (d) to use reasonable best efforts to satisfy all conditions of the Merger Agreement; and (e) to refrain from making, issuing or releasing any public announcements concerning the Merger without making a good faith effort to inform the other party.

   Pursuant to the terms of the Merger Agreement, BVT has agreed (a) to call and hold a meeting of its shareholders for the purpose of voting on the Merger Agreement; (b) on or prior to July 1, 1995, to call for redemption, in accordance with BVT's articles of incorporation (the "BVT Articles"), all outstanding shares of BVT's cumulative preferred stock, to fix the redemption date of such stock at September 1, 1995, and on or before such date, to the extent funds are legally available therefor, to pay or otherwise make effective provision for the payment of the redemption price on all of such outstanding shares; (c) prior to the Closing Date, to deliver to C-TEC letters regarding affiliates for purposes of Rule 145 under the Securities Act; and (d) to provide C-TEC with all proxy materials which BVT intends to use in connection with the Merger.

   Pursuant to the terms of the Merger Agreement, C-TEC has also agreed (a) to file the Registration Statement with the SEC to register the C-TEC Series
AA Preferred Shares to be issued in the Merger, and use its reasonable best efforts to cause the Registration Statement to become effective; (b) to file all applicable state securities applications and use its reasonable best efforts to qualify the C-TEC Series AA Preferred Shares to be issued in such states; (c) to file an application with the Nasdaq National Market to list the shares of C-TEC Common Stock issuable upon conversion of C-TEC Series AA Preferred Shares issued in the Merger, and to use its reasonable best efforts to obtain approval of such application upon official notice of issuance; and (d) to include in its proxy statement for its 1995 annual shareholders meeting a proposal to amend the C-TEC Articles to authorize sufficient shares of C-TEC preferred stock to permit the issuance of the C-TEC Series AA Preferred Shares in the Merger.

   Continued Employment of BVT Employees

   In the Merger Agreement, C-TEC has agreed to continue for a period of two years following the Effective Time the employment and current salary of all persons employed by BVT as of the Effective Time. Such persons may only be terminated during such period for reasonable cause or if an employee reaches normal retirement age. During this two-year period, C-TEC has also agreed to cause to remain in effect all current BVT employee benefit plans or to provide benefits to such employees that are no less favorable, taken as a whole, than the benefits provided to comparable employees of C-TEC.
To the extent eligibility for participation or entitlement to benefits under any benefit plan is determined by reference to periods of service, C-TEC has agreed that the calculation of such periods of service will include periods of service with BVT. The Merger Agreement permits C-TEC, in lieu of providing continued salary and benefits, to offer BVT employees severance compensation. No BVT employee, however, may be required to accept any such offer.

   Indemnification of BVT Directors and Officers

   In the Merger Agreement, C-TEC has agreed to indemnify and advance expenses to the directors and officers of BVT to the fullest extent permitted by applicable law for a period of six years following the Effective Time in connection with actions or omissions occurring on or prior to the Effective Time. C-TEC's obligations regarding such indemnification will be limited to a maximum expenditure of $5,000,000 (including any amounts actually paid under insurance policies maintained by C-TEC in accordance with the Merger Agreement). C-TEC has also agreed to use all reasonable efforts to provide director and officer liability insurance coverage for BVT's officers and directors for a period of six years following the Effective Time, subject to a maximum aggregate expenditure for such insurance of $80,000.

   No Solicitation; Pursuit of Other Transactions

   In the Merger Agreement, BVT has agreed that, except as described below, it will not, nor will it authorize any of its officers, directors, employees, affiliates, investment bankers or other representatives or agents to, directly or indirectly, solicit, encourage (including by way of furnishing non-public information), initiate discussions or negotiations relating to or take any other action to facilitate, any inquiries or the making of any proposal for an "Acquisition Transaction," which is defined in the Merger Agreement to mean the occurrence of any of the following events: (i) BVT is acquired by merger or otherwise by any person or group, other than C-
TEC, Merger Sub or any of their respective affiliates (a "Third Party");
(ii) a Third Party acquires more than 30% in value of the assets of BVT;
(iii) a Third Party acquires more than 30% of the outstanding BVT Common Shares; (iv) BVT adopts and implements a plan of liquidation relating to, or extraordinary dividend equal to, more than 30% in value of the assets of BVT; or (v) BVT enters into a preliminary or definitive agreement with a Third Party relating to any of the transactions referred to in clauses (i) through (iv) above. BVT has agreed promptly to notify C-TEC orally and in writing of any inquiries or proposals regarding an Acquisition Transaction.

   BVT, however, is permitted to disclose information to, and to engage in discussions and negotiations concerning an Acquisition Transaction with, a person who makes a bona fide offer to engage in an Acquisition Transaction for consideration and on terms which are more favorable to the BVT shareholders than the terms of the Merger, and who can reasonably be expected to consummate the Acquisition Transaction on the terms that have been proposed, and which disclosure, discussions and negotiations shall be required by reason of the fiduciary obligations of the directors of BVT.

   In addition, BVT is permitted, subject to its obligations to pay C-TEC a termination fee, to terminate the Merger Agreement and accept an offer for an Acquisition Transaction which the BVT Board concludes is more favorable to the BVT shareholders than the Merger.

   Conditions to the Merger

   The obligations of BVT, C-TEC and Merger Sub to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (a) the performance by BVT, C-TEC and Merger Sub of their respective obligations under the Merger Agreement and the accuracy of their respective representations and warranties contained therein; (b) approval of the Merger Agreement and the transactions contemplated thereby by the shareholders of BVT; (c) approval of the amendment to C-TEC's Articles by the shareholders of C-TEC as required by the Merger Agreement; (d) the redemption of the BVT cumulative preferred stock as required by the Merger Agreement; (e) the absence of any injunctions which would prevent the consummation of the transactions contemplated by the Merger Agreement; (f) the absence of any action, suit or proceeding against BVT or C-TEC brought by the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") challenging the Merger under federal antitrust laws; (g) the filing of all documents required to be filed under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the "HSR Act") and the termination of any required statutory waiting period required thereunder; (h) the filing of all documents required to be filed under the Pennsylvania Public Utility Code (the
"PPUC") and the receipt of the approval of the Merger by the PaPUC; (i) the listing on the NASDAQ National Market of the shares of C-TEC Common Stock issuable upon conversion of the C-TEC Series AA Preferred Shares issued pursuant to the Merger; and (j) the effectiveness of the Registration Statement and the absence of stop orders suspending the effectiveness.

   The obligations of C-TEC and Merger Sub to consummate the Merger are further subject to: (a) the receipt by C-TEC of letters from BVT's affiliates for purposes of Rule 145 under the Securities Act; (b) the exercise of dissenters' rights by no more than 5% of the outstanding BVT Common Shares;
(c) the receipt by

C-TEC of a ruling from the Internal Revenue Service ("IRS") or an opinion from Swidler & Berlin, special tax counsel to C-TEC, as to certain tax matters; (d) the receipt by C-TEC of an opinion dated the Closing Date from Morgan, Lewis & Bockius, special counsel to BVT, in form and substance reasonably satisfactory to C-TEC and its counsel; (e) the receipt by C-TEC of the written resignations of those BVT directors and officers designated by C-TEC; and (f) the receipt by C-TEC of a Phase I environmental review of BVT's properties; provided, however, that this condition shall be
                  --------  -------
automatically waived by C-TEC if the results of such review are not received by August 15, 1995.

   The obligation of BVT to consummate the Merger is further subject to the receipt by BVT of the written opinion of Snyder & Co. that the consideration to be received in the Merger by BVT's shareholders is fair from a financial point of view and to such opinion not being withdrawn following the mailing of this Proxy Statement/Prospectus.

   Waiver; Amendment

   Prior to the Effective Time, any provision of the Merger Agreement may be:
(a) waived by the party benefitted by the provision, by board of directors or authorized officer action, if in the judgment of such board or such officer such waiver would not have a material adverse effect on the benefits intended to its shareholders; or (b) amended or modified at any time by an agreement in writing duly authorized and executed by each of the parties, except that after approval of the Merger Agreement by the shareholders of BVT or C-TEC, no amendment which by law requires approval by the shareholders of BVT or C-TEC may be made without such shareholder approval.

   Termination

   The Merger Agreement provides that, notwithstanding approval by the shareholders of BVT, the Merger Agreement may be terminated and the transactions contemplated in the Merger Agreement abandoned at any time prior to the Closing Date: (a) by mutual consent of C-TEC and BVT, or (b) by either BVT or C-TEC in the event (i) of a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, or (ii) if the Effective Time shall not have occurred on or by December 31, 1995, unless the failure to do so is due to the breach of the Merger Agreement by the party seeking to terminate or the parties agree to extend the Effective Time beyond such date.

   In addition, BVT may terminate the Merger Agreement, subject to its obligations to pay the termination fee described below, in order to accept an offer for an Acquisition Transaction which the BVT Board concludes is more favorable to the BVT shareholders than the Merger.

   Fees and Expenses

   Except as set forth below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs, except that all filings fees under the HSR Act shall be shared equally by C-TEC and BVT. If the Merger is consummated, costs incurred by BVT will ultimately be reflected in C-TEC's consolidated financial position.

   In the event that BVT terminates the Merger Agreement in order to enter into an Acquisition Transaction, BVT shall pay to C-TEC, within one business day following the termination date, a termination fee in the amount of $550,000.

   Cash Option

   The Merger is conditioned upon the shareholders of C-TEC approving an amendment to C-TEC's Articles authorizing a new class of C-TEC Preferred Stock and approving the issuance of the C-TEC Series AA Preferred Shares in the Merger. These matters will be considered at a meeting of C-TEC's shareholders to be held on September 14, 1995. If such approvals are not obtained, BVT would have the option to terminate the Merger Agreement or to proceed with the Merger with the Merger Consideration being solely $61.00 in cash for each BVT Common Share.

Election, Allocation and Exchange Procedures

   Shareholder Elections; Allocation Rules

   Holders of BVT Common Shares will be entitled to elect their preference to receive the Cash Merger Consideration or the Stock Merger Consideration with respect to shares held by them, but such elections will be subject to allocation procedures, described more fully below and in the Merger Agreement, such that the percentage of outstanding BVT Common Shares which will be converted into Stock Merger Consideration will equal the Stock Percentage. The Stock Percentage, as determined by C-TEC, will be determined by C-TEC, will be 50% or, if larger, the minimum percentage necessary for the Merger to qualify as a tax-free exchange for federal income tax purposes. C-TEC anticipates that the Stock Percentage will be no more than 50.5%.

   Within five business days after the Effective Time, BVT and C-TEC shall prepare and mail to each record holder of BVT Common Shares (other than holders who perfect dissenters' rights) a form (the "Election Form") to provide such holders with the opportunity to specify the whole number of BVT Common Shares owned by each such holder as to which such holder desires to receive the Cash Merger Consideration (a "Cash Election"), and the whole number of BVT Common Shares owned by each such holder as to which such holder desires to receive the Stock Merger Consideration (a "Stock Election"). Holders will be permitted to make a Cash Election with respect to a portion of their shares and to make a Stock Election with respect to the remaining portion of their shares. The failure by the holder of a BVT Common Share to indicate a preference or to make an effective Cash Election or Stock Election will, for purposes of the Merger Agreement, be deemed a "Non-Election."

   The Election Form shall specify the date by which all such elections must be made (the "Election Deadline"), which date shall be determined by BVT and C-TEC but shall be not earlier than the 20 calendar days following the Effective Time. Because these elections will be subject to various allocation and pro ration provisions, the extent to which such elections will be accommodated will depend upon the number of holders of BVT Common Shares who make Cash Elections, Stock Elections or Non-Elections, as well as the exact Stock Percentage specified by C-TEC. Accordingly, a BVT shareholder electing to receive only Cash Merger Consideration or electing to receive only Stock Merger Consideration may nonetheless receive a combination of cash and stock consideration in the Merger. Holders electing to receive only one type of merger consideration, however, are assured of receiving at least approximately one half of their consideration in the form that they requested.

   After the Election Deadline, C-TEC or its agent will determine the number of BVT Common Shares for which there has been made an effective Cash Election ("Cash Election Shares"), Stock Election ("Stock Election Shares") or a Non-Election ("Non-Election Shares"). C-TEC will then determine the Stock Percentage.

   Once the Stock Percentage has been determined, the shareholder elections will be allocated and prorated to the extent necessary so that the required amount of C-TEC Series AA Preferred Shares will be issued in the Merger, as follows:

        (a) If the number of Cash Election Shares plus the number of shares for which dissenters' rights are being exercised ("Dissenters' Shares") is more than the number of shares determined to receive Cash Merger Consideration, (i) Stock Election shares and Non-Election Shares shall receive Stock Merger Consideration and (ii) to the extent necessary, a pro rata portion of each holder's Cash Election Shares shall receive Stock Merger Consideration.

        (b) If the number of Stock Election Shares is in excess of the number of shares determined to receive Stock Merger Consideration (based upon the Stock Percentage), (i) Cash Election Shares and Non-Election Shares shall receive Cash Merger Consideration, and (ii) to the extent necessary, a pro rata portion of each holder's Stock Election Shares shall receive Cash Merger Consideration.

        (c) If the number of Cash Election Shares plus Dissenters' Shares is less than the number of shares determined to receive Cash Merger Consideration, and the number of Stock Election Shares is less than the number of shares determined to receive Stock Merger Consideration (based upon the Stock Percentage), (i) those holders making valid Cash or Stock Elections will receive the consideration requested, and (ii) a pro rata portion of each holder's Non-Election Shares shall receive Cash Merger Consideration and Stock Merger Consideration to the extent necessary so that the required amount of C-TEC Series AA Preferred Shares will be issued in the Merger.

   No fractional C-TEC Series AA Preferred Shares will be issued.
Holders of BVT Common Shares who would otherwise be entitled to receive a fractional share instead will receive a cash payment determined by multiplying the fractional interest to which such holder would otherwise be entitled by $61.00.

     Due to the foregoing procedures, elections by shareholders may be subject to adjustment regardless of the percentage of cash and stock elected by such shareholder, and the precise consideration to be issued will not be known until after the Effective Time. No holder of BVT Common Shares can be assured of receiving solely the type of consideration specified in such shareholder's election.

     The following table sets forth examples of how the foregoing election and allocation procedures would operate in a number of hypothetical shareholder election scenarios. For simplicity, the following table assumes that the Stock Percentage is exactly 50% and that these are no Dissenters' Shares.


       Percentage of BVT Shares Making a
-----------------------------------------------
 Cash Election   Stock Election   Non-Election               Result
--------------- ---------------- --------------  -------------------------------
     100%              0%               0%       All holders receive half cash
                                                 and half stock.
      75%             15%              10%       Cash Election holders receive
                                                 two-thirds cash and one-third
                                                 stock; Stock Election and
                                                 Non-Election holders receive
                                                 all stock.
      60%             30%              10%       Cash Election holders receive
                                                 five-sixths cash and one-sixth
                                                 stock; Stock Election and
                                                 Non-Election holders receive
                                                 all stock.
      45%             45%              10%       Cash Election holders receive
                                                 all cash; Stock Election
                                                 holders receive stock; Non-
                                                 Election holders receive half
                                                 cash and half stock.
      30%             60%              10%       Cash Election and Non-
                                                 Election holders receive all
                                                 cash; Stock Election holders
                                                 receive five-sixths stock and
                                                 one-sixth cash.
      15%             75%              10%       Cash Election and Non-
                                                 Election holders receive all
                                                 cash; Stock Election holders
                                                 receive two-thirds stock and
                                                 one-third cash.
       0%            100%               0%       All holders receive half cash
                                                 and half stock.



     Election and Exchange Procedures

     Holders of BVT Common Shares will be required to make their election by mailing a duly completed Election Form to Bank of Boston, or such other bank or entity as may be mutually acceptable to C-TEC and BVT as the exchange agent ("Exchange Agent"). To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by certificates representing the BVT Common Shares as to which the election is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Security Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by C-TEC. An Election Form and accompanying share certificates must be received by the Exchange Agent by the close of business on the Election Deadline. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form. Any share certificate which was submitted in connection with an election shall be returned to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificates.

          C-TEC will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether the Election Forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Election Forms. The decision of C-TEC (or the Exchange Agent) in such matters shall be conclusive and binding. Neither C-TEC nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by the allocation procedures described above.

          A holder of BVT Common Shares who does not submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If C-TEC or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not effectively made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the shareholder making such purported Cash Election or Stock Election shall, for purposes of the Merger Agreement, be deemed to have made a Non-Election.

          BVT SHAREHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES FOR BVT COMMON SHARES TO C-TEC, BVT OR THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED ELECTION FORMS. BVT SHAREHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Regulatory Considerations

          Antitrust

          Under the HSR Act and the rules that have been promulgated thereunder (the "Rules") by the FTC, certain merger transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain applicable waiting periods have expired. The Merger is subject to the requirements of the HSR Act and the Rules.

          Pursuant to the requirements of the HSR Act, C-TEC and BVT each has filed a Notification and Report Form with respect to the Merger with the Antitrust Division and the FTC. The waiting period applicable to the Merger was terminated on August 11, 1995.

          At any time before or after the consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of BVT by C-TEC following consummation of the Merger. Private parties (including individual states) may also bring legal actions under the antitrust laws. Neither C-TEC nor BVT believes that the consummation of the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

          Pennsylvania Public Utility Commission

          Pursuant to the requirements of the PPUC, C-TEC filed an application with the PaPUC for approval of the Merger on July 27, 1995. It is anticipated that the PaPUC will approve this application within 90 days from the date of filing. However, in the event that there is a protest filed, the approval process may take an additional 90 days.

     Interest of Certain Persons in the Merger

          Certain directors and officers of BVT have interests in the Merger that are in addition to their interests as shareholders of BVT generally. These include C-TEC's agreement to indemnify and provide insurance to the directors and officers of BVT following the Merger and C-TEC's agreement to continue the employment of BVT's employees for two years following the Merger. See "THE MERGER--Terms of the Merger--Indemnification of BVT Directors and Officers" and "THE MERGER--Terms of the Merger--Continued Employment of BVT Employees."

     Accounting Treatment

          The Merger will be treated as a purchase of BVT by C-TEC for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of BVT will be recorded on the consolidated books of C-TEC at their fair values at the Effective Time.
     The excess of the value of the consideration paid by C-TEC over the fair value of BVT's identifiable net assets acquired will be treated as goodwill and will be amortized over a period of approximately 15 years, subject to regulatory approval.

     Certain Federal Income Tax Consequences

          The following is a summary of the anticipated material federal income tax consequences of the Merger. Each shareholder's individual circumstances may affect the tax consequences of the Merger to that shareholder. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each BVT shareholder is advised to consult his own tax advisor as to the specific tax consequences of the Merger.

          It is intended that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for federal income tax purposes: (i) BVT and C-TEC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code; (ii) no gain or loss will be recognized by BVT or C-TEC by reason of the Merger; (iii) the gain, if any, realized by a holder of BVT Common Shares upon receipt of C-TEC Series AA Preferred Shares and/or cash in exchange for BVT Common Shares pursuant to the Merger will not be recognized in excess of the amount of cash received, and no loss will be recognized by those holders of BVT Common Shares who exchange their BVT Common Shares solely for C-TEC Series AA Preferred Shares; (iv) the basis of the C-TEC Series AA Preferred Shares to be received by the BVT shareholders will generally be, in each instance, the same as the basis of the BVT Common Shares surrendered in exchange therefor (but reduced to the extent any cash received exceeds the amount of gain recognized); and (v) the holding period of the C-TEC Series AA Preferred Shares to be received by the shareholders of BVT will include the period during which the BVT Common Shares surrendered in exchange therefor was held, provided that the BVT Common Shares surrendered were held as a capital asset on the date of the exchange pursuant to the Merger.

          The obligations of the parties to consummate the Merger is conditioned upon receipt of an opinion of Swidler & Berlin, tax counsel to C-TEC, substantially to the effect that the federal income tax consequences of the Merger are as summarized above. Such an opinion of Swidler & Berlin is attached to this Proxy Statement/Prospectus as Appendix D.

          Assuming that the Merger satisfies all of the requirements of a reorganization within the meaning of Section 368(a) of the Code, the Merger will have the following tax consequences to a BVT shareholder who held BVT Common Shares as a capital asset and will hold any C-TEC Series AA Preferred Shares received in exchange therefor as a capital asset. Federal income tax consequences to a BVT shareholder will depend on whether the shareholder exchanges BVT Common Shares for C-TEC Series AA Preferred Shares, cash or a combination of C-TEC Series AA Preferred Shares and cash. If a BVT shareholder exchanges BVT Common Shares for cash, the federal income tax consequences to that shareholder will also depend on whether certain related shareholders receive C-TEC Series AA Preferred Shares or cash.

          Only C-TEC Series AA Preferred Shares Received

          No gain or loss will be recognized by a BVT shareholder who receives only C-TEC Series AA Preferred Shares in exchange for BVT Common Shares. The tax basis of C-TEC Series AA Preferred Shares received by a shareholder who exchanges all of his BVT Common Shares for C-TEC Series AA Preferred Shares will be equal to the tax basis of the BVT Common Shares exchanged therefor, and the holding periods of the C-TEC Series AA Preferred Shares received by the shareholder will include the holding periods for the BVT Common Shares.

          A BVT shareholder who properly elects to receive C-TEC Series AA Preferred Shares for all of his BVT Common Shares may nevertheless receive cash in exchange for some of his BVT Common Shares. See "THE MERGER-- Election, Allocation and Exchange Procedures." In such event, the following discussion under "--Cash and C-TEC Series AA Preferred Shares Received" would be applicable.

          Cash and C-TEC Series AA Preferred Shares Received

          A BVT shareholder who receives both C-TEC Series AA Preferred Shares and cash may recognize a gain, but not in excess of the cash received. Whether a gain will be recognized for federal income tax purposes will depend on whether the fair market value of the consideration (including C-TEC Series AA Preferred Shares) received by the BVT shareholder exceeds the shareholder's tax basis in the BVT Common Shares exchanged for that consideration. Any such gain will be treated as a capital gain unless the receipt of the cash is treated as having the effect of a dividend. If the receipt of cash is treated as having the effect of a dividend, only the portion of the recognized gain that is not in excess of a ratable share of the accumulated earnings and profits is taxable as a dividend.

          The cash received by a BVT shareholder will not be treated as a dividend if the requirements of Section 302 of the Code are satisfied, determined in conjunction with the application of Section 318 of the Code summarized herein (relating to constructive ownership of stock). In order to determine whether those requirements are satisfied, a shareholder would be treated as receiving C-TEC Series AA Preferred Shares in the Merger (instead of the cash actually received) and then receiving cash from C-TEC in a hypothetical redemption of those shares. That hypothetical redemption will satisfy the requirements under Section 302 if it (i) is "not essentially equivalent to a dividend" within the meaning of Section 302(b)(1) of the Code or (ii) has the effect of a "substantially disproportionate" redemption of C-TEC Series AA Preferred Shares within the meaning of Section 302(b)(2) of the Code. Whether the cash received by a BVT shareholder in hypothetical redemption of C-TEC Series AA Preferred Shares is essentially equivalent to a dividend depends on the individual facts and circumstances of each shareholder. However, to qualify for treatment as a gain rather than a dividend, the hypothetical redemption must result in a meaningful reduction of a BVT shareholder's proportionate interest in C-TEC. The hypothetical redemption of C-TEC Series AA Preferred Shares will be substantially disproportionate if the shareholder's ownership of C-TEC Series AA Preferred Shares after the hypothetical redemption is less than 80% of the C-TEC Series AA Preferred Shares treated as owned by the shareholder before the hypothetical redemption.

          A BVT shareholder's tax basis in C-TEC Series AA Preferred Shares received pursuant to the Merger will be such shareholder's basis in the BVT Common Shares exchanged, decreased by any cash received and increased by any gain recognized (including any gain treated as a dividend). The holding period for C-TEC Series AA Preferred Shares received by the shareholder of BVT will include the holding period for the BVT Common Shares exchanged. If cash is received by a shareholder of BVT in lieu of a fraction of a C-TEC Series AA Preferred Share, the shareholder will recognize any gain or loss, or will be treated as having received a dividend, as if the fractional share had been received and then redeemed for cash under the rules described in the preceding paragraph.

          Only Cash Received

          Any BVT shareholder who exchanges all of his BVT Common Shares for cash will be taxed on any gain or loss from such sale. In addition, any shareholder who makes an election to receive cash for all his shares may nevertheless receive some C-TEC Series AA Preferred Shares under the proration provisions of the Merger Agreement. See "THE MERGER--Election; Allocation and Exchange Procedures." In such event, the discussion above under "--Cash and C-TEC Series AA Preferred Shares Received" would be applicable.

          Conversion of C-TEC Series AA Preferred Shares into C-TEC Common Stock

          No gain or loss will be recognized by a holder of C-TEC Series AA Preferred Shares upon the conversion of such shares into shares of C-TEC Common Stock pursuant to the terms of the C-TEC Series AA Preferred Shares. Such conversion is treated as a recapitalization pursuant to Section 368(a)(1)(E) of the Code pursuant to which converting shareholders do not recognize taxable gain or loss on the conversion. A shareholder's basis in the shares of C-TEC Common Stock received in the conversion will be equal to such shareholder's basis in the C-TEC Series AA Preferred Shares converted. A holder of C-TEC Series AA Preferred Shares will be subject to Federal income tax on the amount of any dividends accrued on the C-TEC Series AA Preferred Shares paid to the holder at the time of the conversion (pursuant to the terms of the C-TEC Series AA Preferred Shares, such dividends shall be paid to the converting shareholder in cash to the extent funds are available for such purpose under Pennsylvania law). In such event, the discussion under "Dividends on C-TEC AA Preferred Shares" would be applicable.

          Dividends on C-TEC Series AA Preferred Stock

          Distributions of cash or other property received by holders of C-TEC Series AA Preferred Shares will be taxable dividends taxed at ordinary income tax rates to the extent of the earnings and profits of C-TEC.

     Corporate holders, however, may be entitled to a dividends received deduction under Section 243 of the Code (a 70 percent deduction is provided for corporate recipients which own less than 20 percent of C-TEC).

          Redemption Premium

          Under the terms of the C-TEC Series AA Preferred Shares, certain redemptions at the option of C-TEC require a payment by C-TEC higher than the issue price (such difference is referred to as a redemption premium). In certain cases, Federal tax laws treat a redemption premium on preferred stock as a taxable distribution to the holder of such shares recognized on an economic accrual basis annually during the redemption period beginning with the date of issuance. If this rule were applied to the redemption of the C-TEC Series AA Preferred Shares, holders could be required to recognize taxable income in the years during the redemption period but preceding any actual redemption. In general, under proposed Treasury regulations pursuant to Section 305 of the Code, a redemption premium will not trigger annual income inclusions to holders so long as the redemption premium is solely in the nature of a penalty for premature redemption. Further, the redemption premium set forth in the terms of the C-TEC Series AA Preferred Shares falls within a safe harbor provided in such proposed regulations. Accordingly, the presence of a redemption premium should not result in any adverse tax consequences to holders of C-TEC Series AA Preferred Shares.

          Redemption or Sale of C-TEC Series AA Preferred Shares

          C-TEC Series AA Preferred Shares received in the Merger should not be treated as "Section 306 stock", and thus sales of C-TEC Series AA Preferred Shares will result in the recognition of capital gain or loss to the seller (provided the C-TEC Series AA Preferred Shares were held as a capital asset at the time of the sale). Gain or loss will be computed by determining the difference between the sales price realized by the holder and such holder's basis in the shares sold.

          In general, amounts received by a holder of C-TEC Series AA Preferred Shares upon redemption should be treated similar to a sale of such C-TEC Series AA Preferred Shares. While Section 302 of the Code does provide that certain stock redemptions are treated as taxable dividends rather than as sales of stock, the IRS has ruled that the redemption of non-voting preferred stock in a corporation is treated as a sale of such shares if the holder does not hold any voting shares (such as common stock) in such corporation. Further, even if the shareholder holds a small amount of voting shares, the redemption of preferred stock is treated as a sale of such shares. At least one court has held that holding up to six percent (6%) of the outstanding voting common stock was not a substantial enough holding to disqualify a redemption of preferred stock of such holder from qualifying as a sale. Accordingly, any holder of C-TEC Series AA Preferred Shares that does not separately own C-TEC Common Stock (or only owns a small amount of C-TEC Common Stock) will be taxed in connection with any redemption as if such shares were sold. Any holder of C-TEC Series AA Preferred Shares that also own substantial amounts of C-TEC Common Stock will be treated as selling such shares (rather than receiving a taxable dividend) only if such redemption is treated under Section 302(b)(1) of the Code as being "not essentially equivalent to a dividend." Such determination is based upon a variety of facts and circumstances including the extent to which the C-TEC Series AA Preferred Share redemption results in a significant reduction in such holder's overall stock holdings in C-TEC. Such individuals are advised to consult with their individual tax advisors regarding the tax treatment of any such redemption.

          Adjustment of Conversion Price

          Pursuant to the terms of the C-TEC Series AA Preferred Shares, the conversion price used to determine the number of shares of C-TEC Common Stock received for each share of C-TEC Series AA Preferred Shares will be adjusted in the event of a C-TEC stock dividend, stock split or similar event and the resulting adjustment will be made in order to take account of the readjustment of outstanding shares of C-TEC Common Stock. Under
     Section 302(b)(4) of the Code, any such adjustment will not give rise to a taxable gain or distribution.

          Constructive Ownership

          Section 318 of the Code provides that stock owned by a taxpayer includes stock constructively owned. A shareholder is treated as owning
     (i) the stock owned by his or her spouse, children, grandchildren and parents, (ii) stock applicable to an option to acquire stock, (iii) stock owned by an estate and certain trusts in which the shareholder is a beneficiary, (iv) stock owned by a partnership (including a limited liability company treated as a partnership for tax purposes) or Subchapter S corporation of which the shareholder is a partner or a shareholder, and
     (v) stock owned by a corporation (including a limited liability company treated as a corporation for tax purposes) which is not a Subchapter S corporation of which the shareholder owns at least 50% of the value of the stock. The constructive ownership rules are important in determining whether the tests in Section 302 of the Code (dealing with capital gain or dividend treatment of gain recognized as a result of the Merger) are met. An individual who actually owns no C-TEC Series AA Preferred Shares but pursuant to Section 318 of the Code, constructively owns C-TEC Series AA Preferred Shares may avoid family attribution rules by filing a timely agreement with the Internal Revenue Service under Section 302(c)(2) of the Code and the regulations thereunder. Because of the complexity of these rules, each holder of BVT Common Shares who believes they might apply to him is urgent to conduct his own tax advisor.

          EACH BVT SHAREHOLDER IS ENCOURAGED TO CONSULT HIS OR HER OWN TAX ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH SHAREHOLDER AND NOT COMMON TO SHAREHOLDERS AS A WHOLE AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER AND/OR ANY SALE THEREAFTER OF C-TEC SERIES AA PREFERRED SHARES RECEIVED IN THE MERGER.

     Dissenters' Rights

          General

          Pursuant to the PBCL, any holder of BVT Common Shares has the right to dissent from the Merger and to obtain payment of the "fair value" (as defined therein) of such holder's BVT Common Shares, in the event that the Merger is consummated.

          Any shareholder of BVT who contemplates exercising a holder's right to dissent is urged to read carefully the provisions of Subchapter D of Chapter 15 of the PBCL attached to this Proxy Statement/Prospectus as Appendix C. The following is a summary of the steps to be taken if the right to dissent is to be exercised, and should be read in connection with the full text Subchapter D of Chapter 15 of the PBCL. Each step must be taken in the indicated order and in strict compliance with the applicable provisions of the statute in order to perfect dissenters' rights. The failure of any holder of BVT Common Shares to comply with the aforesaid steps will result in the holder receiving the consideration contemplated by the Merger Agreement in the event that the Merger is consummated. See "THE MERGER--Terms of the Merger--Merger Consideration."

          Any written notice or demand which is required in connection with the exercise of dissenters' rights, whether before or after the Effective Time, must be sent to Buffalo Valley Telephone Company, at 20 South Second Street, Lewisburg, Pennsylvania 17837, Attention: Secretary.

          Pursuant to the Merger Agreement, C-TEC is not obligated to consummate the Merger if holders of more than 5% of the outstanding BVT Common Shares exercise dissenters' rights.

          Fair Value

          The term "fair value" means the value of a BVT Common Share immediately before consummation of the Merger taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Merger.

          Notice of Intention to Dissent

          A BVT shareholder who wishes to dissent must file with BVT, prior to the vote of shareholders on the Merger at the Meeting, a written notice of intention to demand payment of the fair value of such holder's BVT Common Shares if the Merger is effected, must effect no change in the beneficial ownership of his BVT Common Shares from the date of such notice through the Effective Time, and must refrain from voting his BVT Common Shares for approval of the Merger Agreement. Neither a proxy nor a vote against approval of the Merger will constitute the necessary written notice of intention to dissent.

          Notice to Demand Payment

          If the Merger Agreement is approved by the required vote of holders of BVT Common Shares, BVT will mail a notice to all dissenters who gave due notice of intention to demand payment and who refrained from voting for approval of the Merger Agreement. The notice will state where and when a written demand for payment must be sent and certificates for BVT Common Shares must be deposited in order to obtain payment, and will include a form for demanding payment and a copy of Subchapter D of Chapter 15 of the PBCL. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

          Failure to Comply with Notice to Demand Payment, etc.

          A holder of BVT Common Shares who fails to timely demand payment or fails to timely deposit his BVT share certificates, as required by BVT's notice, will forfeit his dissenters' rights and, if prior to the Election Deadline, his BVT Common Shares will be considered to be Non-Election Shares, or, if subsequent to the Election Deadline, such holder will receive cash in the amount of $61.00 per BVT Common Share.

          Payment of Fair Value of Shares

          Promptly after the Effective Time, or upon timely receipt of demand for payment if the Merger already has been consummated, BVT will either remit to dissenters who have made demand and have deposited their stock certificates the amount that BVT estimates to be the fair value of the BVT Common Shares or give written notice that no such remittance is being made. The remittance or notice will be accompanied by (i) a closing balance sheet and statement of income of BVT for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements; (ii) a statement of BVT's estimate of the fair value of the BVT Common Shares; and (iii) a notice of the right of the dissenter to demand supplemental payment under the PBCL accompanied by a copy of Subchapter D of Chapter 15 of the PBCL.

          Estimate by Dissenter of Fair Value of Shares

          If a dissenter believes that the amount stated or remitted by BVT is less than the fair value of the BVT Common Shares, a dissenter may send to BVT his own estimate of the fair value of the BVT Common Shares, which shall be deemed to be a demand for payment of the amount of the deficiency. If BVT remits payment of its estimated value of a dissenter's BVT Common Shares and the dissenter does not file his own estimate within 30 days after the mailing by BVT of its remittance, the dissenter will be entitled to no more than the amount remitted to him by BVT.

          Valuation Proceedings

          If any demands for payment remain unsettled, within 60 days after the latest to occur of (i) the Effective Date; (ii) timely receipt by BVT of any demands for payment; or (iii) timely receipt by BVT of any estimates by dissenters of fair value, BVT may file in the Court of Common Pleas of Luzerne County (the "Court") an application requesting that the fair value of the BVT Common Shares be determined by the Court. In such case, all dissenters, wherever residing, whose demands have not been settled, shall be made parties to the proceeding as in an action against their shares, and a copy of the application shall be served on each such dissenter.

          If BVT were to fail to file such an application, then any dissenter, on behalf of all dissenters who have made a demand and who have not settled their claim against BVT, may file an application in the name of BVT at any time within the 30-day period after the expiration of the 60-day period and request that the fair value be determined by the Court. The fair value determined by the Court may, but need not, equal the dissenters' estimates of fair value. If no dissenter files such an application, then each dissenter entitled to do so shall be paid BVT's estimate of the fair value of the BVT Common Shares and no more, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court finds fair and equitable.

          BVT intends to negotiate in good faith with any dissenting shareholders. If after negotiation a claim cannot be settled, then BVT intends to file an application requesting that the fair value of the BVT Common Shares be determined by the Court.

          Costs and Expenses

          The costs and expenses of any valuation proceedings in the Court, including the reasonable compensation and expenses of any appraiser appointed by the Court to recommend a decision on the issue of fair value, will be determined by the Court and assessed against BVT except that any part of the costs and expenses may be apportioned and assessed by the Court against all or any of the dissenters who are parties and whose action in demanding supplemental payment the Court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.


                              RESALE RESTRICTIONS

          The C-TEC Series AA Preferred Shares issuable in connection with the Merger have been registered under the Securities Act, but such registration does not cover resales by shareholders of BVT who may be deemed to control, be controlled by or be under common control with BVT or C-TEC at the time of or after the Merger and who therefore may be deemed "affiliates" of BVT or C-TEC as that term is used in Rule 145 under the Securities Act. Such affiliates may not sell their C-TEC Series AA Preferred Shares acquired in connection with the Merger (or shares of C-TEC Common Stock acquired upon conversion of C-TEC Series AA Preferred Shares) except pursuant to: (i) an effective registration statement under the Securities Act covering such shares; (ii) the conditions contemplated by paragraph (d) of Rule 145; or
     (iii) another applicable exemption from the registration requirements of the Securities Act. Rule 145, as currently in effect, imposes restrictions on the manner in which such affiliates may make resales and also on the quantities of resales which such affiliates, and others with whom they act in concert, may make within any three-month period.

          The Merger Agreement requires as a condition to the Merger that each such affiliate of BVT enter into an agreement not to sell C-TEC Series AA Preferred Shares acquired in the Merger (or shares of C-TEC Common Stock acquired upon conversion of C-TEC Series AA Preferred Shares) except in accordance with the requirements of the Securities Act and the regulations thereunder.

          Persons who may be deemed to be affiliates of BVT include directors, officers and certain large holders of BVT Common Shares. Management of BVT will notify those persons whom it believes may be such affiliates. BVT shareholders who are not deemed to be affiliates of BVT or C-TEC may sell their C-TEC Series AA Preferred Shares (or shares of C-TEC Common Stock acquired upon conversion of C-TEC Series AA Preferred Shares) without being subject to the above restrictions.


                     DESCRIPTION OF CAPITAL STOCK OF C-TEC

          As of September 1, 1995, C-TEC's authorized capital stock consisted of 35,000,000 shares of C-TEC Common Stock, 19,247,126 of which were issued and outstanding, and 8,753,203 shares of C-TEC Class B Stock, 8,575,883 of which were issued and outstanding. In addition, 8,575,883 shares of C-TEC Common Stock were reserved for issuance upon possible conversion of the outstanding shares of C-TEC Class B Stock and 1,350,000 shares of C-TEC Common Stock were reserved for issuance in connection with stock options. As of August 1, 1995, C-TEC had no authorized or outstanding preferred stock.

          The C-TEC Board has adopted a resolution unanimously approving and recommending to C-TEC's shareholders, for approval at a shareholders' meeting to be held on September 14, 1995, amendments to C-TEC's Articles
     (i) increasing the authorized number of shares of C-TEC Common Stock to 85,000,000, (ii) increasing the authorized number of shares of C-TEC Class B Stock to 15,000,000, and (iii) authorizing a new class of 25,000,000 shares of C-TEC Preferred Stock in such series and with such rights and preferences as the C-TEC Board may determine from time to time; and (b) proposals for the issuance of (i) C-TEC TC Preferred Shares having an aggregate stated value of $52.1 million in connection with the Twin County Merger, and (ii) C-TEC Series AA Preferred Shares in connection with the Merger.


     C-TEC Common Stock and C-TEC Class B Stock

          The following description of the C-TEC Common Stock and C-TEC Class B Stock is not intended to be complete and is qualified in its entirety by reference to C-TEC's Articles, a copy of which is on file with the Commission.

          Voting Rights

          Generally, with respect to all matters upon which shareholders are entitled to vote (including the election of directors) or to which shareholders are entitled to give consent, the holders of the outstanding shares of the C-TEC Common Stock and the holders of any outstanding shares of the C-TEC Class B Stock shall vote together without regard to class, and every holder of the outstanding shares of the C-TEC Common Stock shall be entitled to cast one vote for each share of the C-TEC Common Stock held, and every holder of any outstanding shares of the C-TEC Class B Stock shall be entitled to cast fifteen votes for each share of the C-TEC Class B Stock held. However, with respect to any proposed amendment to the C-TEC Articles that would (i) increase or decrease the par value of any class;
     (ii) alter or change the preferences, qualifications, limitations, restrictions or special or relative rights of the shares of any class so as to affect the holders of such class adversely; (iii) increase the authorized number of shares of any class; (iv) authorize a new class of shares senior or superior in any respect to the shares of any class; or (v) increase the number of authorized shares of any class senior or superior in any respect to the shares of any class then authorized, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the C-TEC Common Stock and the C-TEC Class B Stock voting together without regard to class as described above.

          Ranking

          The C-TEC Common Stock and C-TEC Class B Stock will rank, with respect to the payment of dividends or distribution of assets upon liquidation, junior to the C-TEC Series AA Preferred Shares, the C-TEC TC Preferred Shares and any other class or series of C-TEC stock expressly stated to be senior to the C-TEC Common Stock and C-TEC Class B Stock. Except as otherwise required by the PBCL or as otherwise provided in the C-TEC Articles, each share of the C-TEC Common Stock and each share of the C-TEC Class B Stock has identical powers, preferences and rights, including rights in liquidation.

          Dividends and Distributions

          At any time shares of the C-TEC Class B Stock are outstanding, as and when cash dividends may be declared by the C-TEC Board, the cash dividends payable on shares of the C-TEC Common Stock shall be in all cases at least 105% of the cash dividend payable on shares of the C-TEC Class B Stock.

          In the case of dividends in the form of stock or other property of C-TEC, each share of the C-TEC Common Stock and each share of the C-TEC Class B Stock is equal in respect of rights to dividends except that in the case of dividends or other distributions payable in stock or stock split-ups or divisions, shares of the C-TEC Class B Stock shall be distributed only with respect to the C-TEC Class B Stock and shares of the C-TEC Common Stock may be distributed with respect to both the C-TEC Common Stock and the C-TEC Class B Stock.

          Liquidation Rights

          In the event of dissolution, liquidation or winding up of C-TEC whether voluntary or involuntary, holders of C-TEC Common Stock and C-TEC Class B Stock shall be entitled to payment out of the assets of the Company ratably in accordance with the number of shares held by them, respectively.

          Conversion of Class B Stock

          Shares of C-TEC Class B Stock shall be convertible at the option of the respective holders thereof, at any time, into fully paid and nonassessable shares of C-TEC Common Stock on the basis of one share of C-TEC Common Stock for each share of C-TEC Class B Stock. Any holder of shares of the C-TEC Class B Stock may elect to convert any or all of such shares at one time or at various times, in such holder's discretion.

          No payment or adjustment with respect to dividends on shares of the C-TEC Common Stock or on the C-TEC Class B Stock shall be made in connection with any conversion of shares of C-TEC Class B Stock into shares of C-TEC Common Stock except for those shares of the C-TEC Class B Stock converted subsequent to the record date for the payment of a stock or cash dividend or other distribution on the shares of the C-TEC Class B Stock but prior to such payment. In such an instance, the stock or cash dividend or other distribution will be paid on the C-TEC Class B Stock to the registered holder of such shares as of the close of business on the record date as if no conversion had been made.

          In the event of any capital reorganization or any reclassification of the C-TEC Common Stock (except for reorganizations or reclassifications involving a subdivision or combination of outstanding shares of the C-TEC Common Stock), the shares of the C-TEC Class B Stock shall thereafter have the right to be converted into the number of shares of stock or other securities or property of C-TEC to which outstanding shares of the C-TEC Common Stock would have been entitled upon the effective date of the reorganization or reclassification.

          If the shares of the C-TEC Common Stock or the C-TEC Class B Stock at any time outstanding shall, by reclassification or otherwise, be subdivided into a greater number of shares or combined into a lesser number of shares, the shares of C-TEC Class B Stock or C-TEC Common Stock, respectively, then outstanding shall, at the same time, be subdivided or combined, as the case may be, on the same basis.

          Duration of Class Rights and Powers

          At any time when less than 25,000 shares of C-TEC Class B Stock are outstanding any shares of the C-TEC Class B Stock which are then outstanding shall without any action by the C-TEC Board or the holder or holders thereof, automatically convert into and become for all purposes shares of C-TEC Common Stock, and the provisions of the C-TEC Articles which provide for different voting or cash dividend rights for the C-TEC Common Stock and the C-TEC Class B Stock shall not be of any effect. All shares of either or both the C-TEC Common Stock or the C-TEC Class B Stock which are then outstanding shall have equal and general voting power in all matters upon which shareholders of C-TEC are entitled to vote or give consent, even if at such time there shall have been fixed by the Board of Directors a record date for voting of any meeting of shareholders.

          General

          The transfer agent and registrar for C-TEC's shares of C-TEC Common Stock and C-TEC Class B Stock is The First National Bank of Boston.

     C-TEC Series AA Preferred Shares

          The following description of the material terms of the C-TEC Series AA Preferred Shares is not intended to be complete, and is qualified in its entirety by reference to the resolution of the C-TEC Board establishing and designating the C-TEC Series AA Preferred Shares, which is set forth as Exhibit A to the Merger Agreement, which agreement is attached to this Proxy Statement/Prospectus as Appendix A. The issuance of the C-TEC Series AA Preferred Shares in connection with the Merger is subject to approval by the shareholders of such issuance, as well as of an amendment to C-TEC's Articles authorizing a new class of C-TEC Preferred Stock. These matters will be considered at a meeting of C-TEC's shareholders to be held on September 14, 1995.

          Rank

          The C-TEC Series AA Preferred Shares will rank, with respect to the payment of dividends or distribution of assets upon liquidation, senior to C-TEC's Common Stock, Class B Stock or any other class or series of C-TEC stock expressly stated to rank junior to the C-TEC Series AA Preferred Shares ("Junior Stock"). The C-TEC Series AA Preferred Shares will rank pari passu with the C-TEC Preferred Shares and any other class or series of C-TEC Stock expressly stated to be on a parity with the C-TEC Series AA Preferred Shares ("Parity Stock"). As discussed below under "--Voting Rights", C-TEC may not issue any stock ranking senior to the C-TEC Series AA Preferred Shares ("Senior Stock") without the consent of the holders, voting together as a single class, of the C-TEC Series AA Preferred Shares and the Parity Stock.

          Dividends

          Holders of the C-TEC Series AA Preferred Shares will be entitled to receive, as and if declared by the C-TEC Board out of C-TEC funds legally available therefor, cash dividends at an annual rate of $3.20 per share. Dividends will be paid in equal semi-annual installments of $1.60 and shall be cumulative. No interest shall be payable in respect of any dividend payments which may be in arrears. So long as C-TEC has funds legally available for such purpose, the C-TEC Board shall have a mandatory duty to declare and pay dividends on the C-TEC Series AA Preferred Shares (as well as to make required redemptions of C-TEC Series AA Preferred Shares), and holders shall have the right to specifically enforce declaration and payment of dividends (as well as required redemptions) to the extent permitted by Section 1521(b) of the PBCL.

          Unless full cumulative dividends on outstanding C-TEC Series AA Preferred Shares have been paid, no dividend or other distribution (except in Junior Stock) shall be declared or paid on any Junior Stock and no amount shall be set aside or applied to the redemption, purchase or other acquisition of Junior Stock other than by exchange therefor of Junior Stock or, with respect to redemptions, purchases or other acquisitions of Junior Stock other than C-TEC Common Stock or Class B Stock, out of the proceeds of a substantially concurrent sale of shares of Junior Stock.

          The ability of C-TEC, as a holding company, to pay dividends on the C-TEC Series AA Preferred Shares will be dependent upon, among other factors, C-TEC's earnings, financial condition and cash requirements at the time such payment is considered, and the payment to C-TEC of dividends by its subsidiaries. Certain of C-TEC's subsidiaries are subject to rate regulation by the FCC or the PaPUC, and the amount of earnings and dividends of such subsidiaries are affected by the manner in which they are regulated by such authorities. In addition, certain of C-TEC's subsidiaries are subject to covenants contained in debt instruments which restrict the payment of dividends by such subsidiaries.

          Liquidation Rights

          In the event of any liquidation, dissolution or winding up of C-TEC, the holders of C-TEC Series AA Preferred Shares shall be entitled to receive from the assets of C-TEC payment in cash of $61.00 per share, plus a further amount equal to unpaid cumulative dividends on C-TEC Series AA Preferred Shares accrued to the date of payment, before any amount shall be paid or set aside for, or any distribution of assets shall be made to, the holders of Junior Stock. If upon any such liquidation, dissolution or winding up, the amounts payable with respect to the holders of C-TEC Series AA Preferred Shares and any other outstanding Parity Stock cannot be paid in full, then the holders of C-TEC Series AA Preferred Shares and such Parity Stock will share ratably in any such distribution in proportion to the full respective preferential amounts (including unpaid cumulative dividends, if any) to which they are entitled. None of the following transactions will be considered a liquidation, dissolution or winding up of C-TEC for these purposes: (i) a merger or consolidation of C-TEC with any other corporation; (ii) a reorganization or division of C-TEC; (iii) the purchase or redemption of all or part of any outstanding C-TEC stock; (iv) a sale or transfer of all or any part of C-TEC's assets; or (v) a share exchange to which C-TEC is a party.

          Conversion Rights

          The C-TEC Series AA Preferred Shares will be convertible at the option of the holder at any time into a number of whole shares of C-TEC Common Stock equal to the liquidation preference of $61.00 divided by the conversion price in effect at the time of such conversion (with fractional shares paid in cash as described below). The right to convert C-TEC Series AA Preferred Shares which have been called for redemption by C-TEC will terminate at the close of business on the business day next preceding the redemption date unless C-TEC shall default in paying the redemption price. See "--Redemption at the Option of C-TEC" below.

          The conversion price shall be 125% of the average "market price" of a share of C-TEC Common Stock for the ten consecutive business days commencing 3 business days before the Closing Date. The "market price" for each day shall be the average of the last reported bid and asked prices in the over-the-counter market as furnished by the Nasdaq National Market System. The conversion price, however, may not be less than $24.00 nor more than the higher of (i) $36.00 or (ii) such average "market price."


          The conversion price will be subject to adjustment (under formulas set forth in the statement of designation relating to the C-TEC Series AA Preferred Shares) in certain events, including: (i) dividends and other distributions on C-TEC Common Stock payable in shares of any class or series of C-TEC capital stock; (ii) certain subdivisions, combinations and reclassifications of C-TEC Common Stock; (iii) the issuance to all holders of C-TEC Common Stock of rights, options or warrants entitling them to subscribe for or purchase C-TEC Common Stock at less than the current market price (as defined); and (iv) distributions to all holders of C-TEC Common Stock of evidences of indebtedness of C-TEC or assets (excluding cash dividends) or rights or warrants (other than the rights or warrants described in clause (iii) above) to purchase or subscribe for any C-TEC securities

          In the event of any (i) capital reorganization of C-TEC; (ii) merger, consolidation or share exchange of C-TEC with or into another corporation;
     (iii) division of C-TEC; or (iv) sale, lease, exchange or other disposition of all or substantially all of the property and assets of C-TEC as a result of which other than solely cash shall be exchanged for shares of C-TEC Common Stock, all holders of C-TEC Series AA Preferred Shares will thereafter have the right to convert C-TEC Series AA Preferred Shares into the kind and amount of securities, stock or other assets which the holders would have been entitled to receive upon such reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition if the holders had held the number of shares of C-TEC Common Stock issuable upon conversion of their C-TEC Series AA Preferred Shares immediately prior to such reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition.

          No adjustment of the conversion price will be required to be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted, except that any adjustments which are not required to be made shall be carried forward and taken into account in calculating each subsequent adjustment.

          Upon conversion of any shares of C-TEC Series AA Stock, C-TEC shall deliver to the holder of the shares, together with the certificates for the C-TEC Common Stock issued upon conversion, payment for all accrued and unpaid cumulative dividends on such shares through the date of conversion.

          Fractional shares of C-TEC Common Stock will not to be issued upon conversion. In lieu thereof, C-TEC will either pay a cash adjustment based upon market price of C-TEC Common Stock on the business day preceding the date of conversion or deliver a scrip certificate of C-TEC in respect of such fractional share.

          C-TEC will reserve a number of shares of C-TEC Common Stock sufficient for the satisfaction of any scrip certificates and the conversion of all outstanding C-TEC Series AA Preferred Shares. For so long as C-TEC Common Stock is listed or included for quotation or trading on any securities exchange or market or trading system, C-TEC will list or include on any such exchange, market or system all shares of C-TEC Common Stock issuable upon conversion of the outstanding C-TEC Series AA Preferred Shares.

          Redemption at the Option of C-TEC

          The C-TEC Series AA Preferred Shares are not subject to any mandatory redemption or sinking fund provision. Commencing on the second anniversary of the Closing Date, the C-TEC Series AA Preferred Shares will be redeemable for cash, at the option of C-TEC, on at least 30 but not more than 60 days notice, in whole or in part from time to time. The redemption price shall equal the applicable percentage of $61.00 per share specified below, plus an amount equal to the accrued and unpaid cumulative dividends to the redemption date:


                      Beginning of the
                      Anniversary of the
                      Effective
                      Date                   Percentage
                      -------------          ----------
                      Second...............      105.25%
                      Third................      104.00%
                      Fourth...............      103.00%
                      Fifth................      102.00%
                      Sixth................      101.00%
                      Seventh and
                        thereafter.........      100.00%


     Any C-TEC Series AA Preferred Shares which have been called for redemption may be converted into shares of C-TEC Common Stock at any time prior to the close of business on the business day prior to the redemption date.

   Unless full cumulative dividends due on outstanding C-TEC Series AA Preferred Shares have been paid and all prior redemptions at the option of the holders have been made, C-TEC may not redeem any C-TEC Series AA Preferred Shares or shares of Parity Stock unless all outstanding shares of C-TEC
Series AA Stock are redeemed, and C-TEC may not purchase or otherwise acquire any C-TEC Series AA Preferred Shares or shares of Parity Stock except in accordance with a purchase or exchange offer made simultaneously to all holders of C-TEC Series AA Preferred Shares and shares of Parity
Stock which, in the reasonable opinion of the C-TEC Board, will result in fair and equitable treatment among all such shares. If less than all of the outstanding C-TEC Series AA Preferred Shares shall be called for redemption, the particular shares to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by the C-TEC Board.

   Redemption at the Option of the Holders

   Commencing on the first anniversary of the Closing Date and at any time or from time to time thereafter, each holder of C-TEC Series AA Preferred
Shares shall have the right, at such holder's option, to require C-TEC to redeem all or a portion of such holder's C-TEC Series AA Preferred Shares at a redemption price of $61.00, plus an amount equal to the accrued and unpaid cumulative dividends thereon to the redemption date. Requests for redemption by holders of C-TEC Series AA Preferred Shares will be irrevocable and (unless C-TEC shall default in making the requested redemption) shall terminate all conversion rights of the holder with respect to the C-TEC Series AA Preferred Shares to be redeemed.

   Holders may not exercise their optional redemption right for less than 100 shares of C-TEC Series AA Preferred Shares (or, if less than 100, all shares of C-TEC Series AA Preferred Shares owned by such holder). As of each March 31, June 30, September 30 and December 31, C-TEC shall redeem all C-TEC Series AA Preferred Shares for which a notice of optional redemption has been received by C-TEC prior to the close of business on the immediately preceding February 15, May 15, August 15 or November 15, respectively. C-TEC shall also redeem all C-TEC Series AA Preferred Shares for which a notice of optional redemption has been received by C-TEC during the 30 day period following the date of mailing by C-TEC to the holders of a notice of a reclassification, capital reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition of assets, liquidation, dissolution or winding-up relating to C-TEC.

   Voting Rights

   Except as indicated below or as required by law, holders of C-TEC Series AA Preferred Shares will have no voting rights. In the event that (i) dividends upon the C-TEC Series AA Preferred Shares shall be in arrears in an amount equal to three full semi-annual dividends thereon or (ii) any redemption of C-TEC Series AA Preferred Shares at the option of the holder has not been made as required, the number of directors constituting the full C-TEC Board shall be increased by one, and the holders of the C-TEC Series AA Preferred Shares, voting noncumulatively separately as a single class together with the holders of any other shares of C-TEC preferred stock (including, without limitation, C-TEC TC Preferred Shares) having similar voting rights then exercisable, shall be entitled to elect one additional member of the C-TEC Board until all accumulated and unpaid dividends have been paid and all required redemptions have been made.

   Without the affirmative vote of the holders of at least a majority of the C-TEC Series AA Preferred Shares, C-TEC may not amend, alter, change or repeal any of the express terms of the C-TEC Series AA Preferred Shares.

   In addition, without the affirmative vote of the holders of at least a majority of the C-TEC Series AA Preferred Shares then outstanding or, if holders of other series of C-TEC preferred stock (including, without limitation, C-TEC TC Preferred Shares) have the right to vote as a class on such matter under C-TEC's Articles, the holders of at least a majority of C-TEC Series AA Preferred Shares and other series of C-TEC preferred stock voting as a single class, C-TEC shall not (i) authorize or permit any shares of Senior Stock to be outstanding; (ii) increase the authorized number of shares of Senior Stock; or (iii) merge, consolidate, divide or participate in a share exchange with any other corporation if the corporation surviving or resulting from such transaction would have outstanding shares of Senior Stock in excess of the number of shares of Senior Stock of C-TEC permitted to be outstanding immediately prior to such merger, consolidation, division or share exchange.

   When holders of C-TEC Series AA Preferred Shares have the right to vote as described above, each holder of a C-TEC Series AA Preferred Share shall be entitled to one vote or fraction thereof, for each $10.00 or fraction thereof, of the $61.00 liquidation preference represented by such C-TEC Series AA Preferred Share.

   No Trading Market

   The C-TEC Series AA Preferred Shares will not be listed on Nasdaq or any securities exchange. It is not anticipated that an active public trading market for the C-TEC Series AA Preferred Shares will develop following the Merger.

   Miscellaneous

   The transfer agent, conversion agent and registrar for the C-TEC Series AA Preferred Shares shall be the Bank of Boston. When issued, the C-TEC
Series AA Preferred Shares will be fully paid and nonassessable. Holders of C-TEC Series AA Preferred Shares will have no preemptive rights with respect to any shares of capital stock of C-TEC or any other securities of C-TEC convertible into or carrying rights or options to purchase any such shares.

     C-TEC TC Preferred Shares

   The following summary of the material provisions of the C-TEC TC Preferred Shares is not intended to be complete, and is qualified in its entirety by reference to the Certificates of Designation for the C-TEC TC Preferred Shares, the forms of which have been filed as exhibits to C-TEC's Current Report on Form 8-K dated

June 1, 1995. The issuance of C-TEC TC Preferred Shares is subject to approval by the shareholders of C-TEC of such issuance and of an amendment to the C-TEC Articles authorizing a new class of C-TEC Preferred Stock. Except as specifically noted, the terms of the C-TEC TC Preferred Series A and the C-TEC TC Preferred Series B are the same.

   When issued, the C-TEC TC Preferred Shares will be fully paid and nonassessable. The holders of the C-TEC TC Preferred Shares will have no preemptive rights with respect to any shares of capital stock of C-TEC or any other securities of C-TEC convertible into or carrying rights or options to purchase any such shares.

   Rank

   The C-TEC TC Preferred Shares will rank senior to the C-TEC Common Stock,the C-TEC Class B Stock and any other common stock of C-TEC ("C-TEC Common
Equity") and on a parity with C-TEC Series AA Preferred Shares and each other and all other series of preferred stock of C-TEC, with respect to dividends and upon liquidation, dissolution or winding up.

   Dividends

   Holders of shares of C-TEC TC Preferred Shares will be entitled to receive, when and as declared by the C-TEC Board, but in no event more frequently than quarterly, dividends at a rate of five percent (5%) per annum. The dividends will be cumulative from the first day of the calendar month in which the shares are issued; provided, however, that if any shares are issued prior to January 1, 1996, dividends will begin to accrue thereon on January 1, 1996. Accruals of dividends will not bear interest. No dividends on C-TEC Common Equity may be paid or set apart for payment unless all dividends payable on the C-TEC Preferred Shares have been fully paid or declared and set apart for payment.

   Liquidation Rights

   In the event of any liquidation, dissolution or winding up of C-TEC, the holders of shares of the C-TEC TC Preferred Shares will be entitled to receive, out of the net assets of C-TEC, ten dollars ($10) per shares (as used in this description of C-TEC TC Preferred Shares, the "Stated Value") plus an amount equal to the dividends accrued and unpaid on such shares, whether or not earned or declared, before any distribution of the assets of C-TEC will be made to the holders of C-TEC Common Equity. After payment to the holders of C-TEC TC Preferred Shares of the full amounts to which they are entitled, such holders will have no further right to the assets of C-TEC.

   Voting Rights

   Holders of the C-TEC TC Preferred Shares will not have voting rights except as set forth below or as otherwise from time to time required by law. If C-TEC shall fail to pay dividends on the C-TEC TC Preferred Shares for at least twelve (12) consecutive calendar months sufficient to provide a cumulative dividend rate of five percent (5%) per annum, the holders of such shares of such series, voting separately as a class, shall be entitled to elect one (1) Director to the Board, thus increasing the size thereof by one (1) Director. Such Director will remain on the Board until the holders have received dividends sufficient to provide a cumulative rate of five percent (5%) per annum, but no longer. In the event that dividends on both series of C-TEC TC Preferred Shares are so in arrears, the right to elect a Director as herein described will be exercised jointly by the holders of both series acting as a single class to elect one Director.

   So long as any shares of the C-TEC TC Preferred Shares are outstanding, C-TEC will not, without the consent of at least 50% of the holders of each series of the C-TEC TC Preferred Shares, create or authorize any kind of stock (or security convertible into stock) ranking prior to the C-TEC TC Preferred
Shares with respect to the payment of dividends or upon dissolution, liquidation or winding up of C-TEC. C-TEC will not amend, alter, change or repeal any of the express terms of either series of the C-TEC TC Preferred Shares so as to affect the holders thereof adversely without the consent of 50% of the holders of the affected series.

   Conversion

   Conversion at the Election of the Holders. Shares of C-TEC TC Preferred Series A will be convertible into such number of shares of C-TEC Common Stock (the "TC Converted Common Stock") as is equal to the aggregate Stated Value of the shares of C-TEC TC Preferred Series A which are being converted divided by

$35.00 (the "Conversion Price") rounded to the nearest 1/100 of a share. Shares of C-TEC TC Preferred Series B will be similarly convertible, using a Conversion Price equal to $38.50. If all shares of C-TEC TC Preferred Series A are so converted, 1,171,428 shares of C-TEC Common Stock will be issued, representing 6.14% of the outstanding C-TEC Common Stock as of the date hereof, and if all shares of C-TEC TC Preferred Series B are so converted, 285,714 shares of C-TEC Common Stock will be issued, representing 1.50% of the outstanding C-TEC Common Stock as of the date hereof. Holders of shares of C-TEC TC Preferred Shares may elect to convert their shares at any time during the period commencing on May 15, 1998 (the "Exchange Period"). With respect to either series, an election to convert shares will be effective only if the total number of shares to be converted (by the holder alone or together with other holders) equals at least five percent (5%) of the total number of shares of such series outstanding at the time the election is made. C-TEC will pay any accrued and unpaid dividends on C-TEC TC Preferred Shares as of the date of conversion to the holders of the TC Converted Common Stock when and if any subsequent dividend is declared and paid.

   Conversion at the Election of C-TEC. At any time during the Exchange Period, C-TEC may elect to acquire all, but not less than all, of either series of C-TEC TC Preferred Shares for shares of C-TEC Common Stock or cash as herein described. If on the date C-TEC gives notice of its election (the "Notice Date"), the trading price on the day preceding the Notice Date (the "Market Value") of the shares of C-TEC Common Stock into which such shares of C-TEC TC Preferred Shares could be converted as described above is greater than or equal to the aggregate Conversion Price for such shares, then C-TEC will transfer and deliver C-TEC Common Stock based on the Conversion Price of the shares of such C-TEC TC Preferred. If such Market
Value is less than such Conversion Price, then C-TEC will, at the holders' option (acting as a whole), either deliver cash equal to the aggregate Conversion Price of such shares or transfer and deliver C-TEC Common Stock based upon such Conversion Price of such shares.

   Redemption

   All remaining C-TEC TC Preferred Shares shall be redeemed by C-TEC for an amount equal to the aggregate Stated Value thereof, plus any accrued and unpaid dividends, on May 15, 2003 whether or not the holders so elect.

   Restricted Transactions

   For so long as any C-TEC Preferred Shares are outstanding, C-TEC is prohibited from entering into any Transaction (as defined below) if upon entering into such transaction, the ratio of its Obligations (as defined below) to its EBITDA (as defined below) for the last fiscal quarter, thereafter annualized by multiplying by four (4), exceeds 8:1. For purposes of the foregoing: "EBITDA" means for any period, the consolidated net income (or net loss) of C-TEC, as determined in accordance with generally accepted accounting principles, plus (1) the sum of, without duplication, the following for C-TEC; (a) depreciation expense, (b) amortization expense, (c) the excess, if any, of gross interest expense for such period over gross interest income for such period, in each cash determined in accordance with generally accepted accounting principles, (d) total income tax expense and (e) extraordinary or unusual non-cash losses, less (2) extraordinary non-cash gains. "Obligations" means with respect to C-TEC, the consolidated outstanding (1) principal amount of indebtedness for borrowed money, (2) principal amount of indebtedness for the deferred purchase price of property or services (other than property or services purchased in the ordinary course of business) and (3) the total stated value of outstanding preferred stock having a liquidation payment priority senior to or pari passu with the C-TEC TC Preferred Shares, excluding, however, the C-TEC TC Preferred Shares. "Transaction" means, with respect to C-TEC (1) the incurrence of any Obligation, (2) any merger or consolidation to which C-TEC is a party, or (3) the sale of all or substantially all of the assets of C-TEC.

   Registration Rights

   Subject to certain terms and conditions, the Certificate of Designation grants the holders of the relevant series of C-TEC TC Preferred Shares a one-time right during the Exchange Period to require C-TEC to register for sale under the Securities Act, the C-TEC Common Stock into which such series of C-TEC TC Preferred Shares may be converted. In addition, during the Exchange Period the holders of C-TEC TC Preferred Shares will be entitled, subject to certain terms and conditions, to include such shares of C-TEC Common Stock in certain registrations of securities by C-TEC (on its own behalf or on behalf of the shareholders of C-TEC).

Pennsylvania Anti-Takeover Law Provisions

   C-TEC is subject to certain statutory "anti-takeover" provisions of the PBCL. The PBCL permits an amendment of the corporation's articles of incorporation or other corporate action, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class if approved by a majority of the votes cast by all shareholders entitled to vote on the amendment, as well as by a majority of the votes cast by any class or series classified into groups. Such amendment could provide, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters' rights.

   The PBCL also provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including shareholders, employees, suppliers, customers, creditors and the communities in which the corporation is located. Directors are not required to consider the interests of shareholders to a greater degree than other constituencies' interests. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of the PBCL.


                        COMPARISON OF SHAREHOLDER RIGHTS

Introduction

   Upon consummation of the Merger, to the extent that they receive Stock Merger Consideration in the transaction, holders of BVT Common Shares, whose rights presently are governed by the PBCL and BVT's Articles and Bylaws, will become holders of C-TEC Series AA Preferred Shares. Upon conversion of C-TEC Series AA Preferred Shares, former BVT shareholders will become holders of C-TEC Common Stock. Accordingly, their rights will be governed by the PBCL and C-TEC's Articles and Bylaws. Certain differences arise from differences between the BVT Articles and the BVT Bylaws, on the one hand, and the C-TEC Articles and C-TEC Bylaws, on the other hand, as well as from differences in treatment under the PBCL in certain instances of publicly traded or "registered" corporations, such as C-TEC, as compared to privately held "non-registered" corporations, such as BVT. The following discussion is not intended to be a complete statement of all differences affecting the rights of shareholders, but summarizes material differences and is qualified in its entirety by reference to applicable Pennsylvania corporate laws and the Articles and Bylaws of BVT and C-TEC. See
"INCORPORATION OF DOCUMENTS BY REFERENCE" and "AVAILABLE INFORMATION."

Dividends

   Holders of BVT Common Shares receive such dividends as may be declared by the BVT Board from time to time. BVT's present dividend policy is to pay quarterly dividends of $.45 ($1.80 annually) per BVT Common Share. Holders of C-TEC Series AA Preferred Shares will be entitled to cumulative semi-annual cash dividends of $1.60 ($3.20 annually) per share. C-TEC Series AA Preferred Shares will have preference over C-TEC Common Stock and C-TEC
Class B Stock as to dividends, but will rank equally with all other C-TEC preferred stock. See "DESCRIPTION OF CAPITAL STOCK OF C-TEC--C-TEC Series
AA Preferred Shares."

   Holders of C-TEC Common Stock are entitled to receive such dividends as may be declared by the C-TEC Board from time to time. Since 1989, C-TEC has maintained a policy of not paying cash dividends and C-TEC does not intend to alter this policy in the foreseeable future. Under the C-TEC Articles, when cash dividends are declared by the C-TEC Board, the cash dividends payable on the shares of C-TEC Common Stock must be at least 105% of the cash dividend payable on the shares of C-TEC Class B Stock. See
"DESCRIPTION OF CAPITAL STOCK OF C-TEC--C-TEC Common Stock and C-TEC Class
B Stock."

Voting Rights Generally

   With respect to most matters on which shareholders are entitled to vote, holders of BVT Common Shares are entitled to one vote per share. Holders of BVT Common Shares are entitled to cumulate their votes for the election of directors. Except for the election of directors, in general, any action to be taken by vote of the BVT shareholders shall be authorized upon of the affirmative vote of a majority of the BVT Common Shares represented and entitled to vote at a shareholders meeting.

   Except as required by law or as described below, holders of C-TEC Series AA Preferred Shares will have no voting rights. If C-TEC fails to pay dividends in an amount equal to three full semi-annual dividends or fails to redeem C-TEC Series AA Preferred Shares when required, holders of C-TEC Series AA Preferred

Shares, voting as a class together with any other C-TEC preferred shareholders having a similar right, will be entitled to elect one director to the C-TEC Board. Holders of C-TEC Series AA Preferred Shares will also have voting rights in limited circumstances where C-TEC desires to take specified corporate actions that may be adverse to the rights and preferences of the C-TEC Series AA Preferred Shares and/or other series of C-TEC preferred stock. Where any such voting rights apply, each C-TEC Series AA Preferred Share shall have one vote (or fraction thereof) for each $10 (or fraction thereof) of liquidation preference of such shares. See "DESCRIPTION OF CAPITAL STOCK OF C-TEC--C-TEC Series AA Preferred Shares."

   With respect to all matters on which shareholders are entitled to vote (including the election of directors), holders of C-TEC Common Stock and Class B Stock generally vote together as one class. Holders of C-TEC Common Stock are entitled to one vote per share, while holders of C-TEC Class B Stock are entitled to 15 votes per share. Holders of C-TEC Common Stock and Class B Stock are entitled to cumulate their votes for the election of directors. See "DESCRIPTION OF CAPITAL STOCK OF C-TEC--C-TEC Common Stock and C-TEC Class B Stock." Except for the election of directors, in general, any action to be taken by vote of the C-TEC shareholders shall be authorized upon the affirmative vote of a majority of the votes cast at a shareholders meeting.

   Due to its ownership of C-TEC Common Stock and Class B Stock, RCN Corporation ("RCN") controls over 50% of the total votes of all outstanding C-TEC
Common Stock and Class B Stock. RCN, therefore, is able to elect a majority of the members of C-TEC's Board and thereby control C-TEC's operations and policies. RCN is owned 10% by David C. McCourt, C-TEC's chief executive officer, and 90% by Kiewit Diversified Group, Inc. ("KDG"), a wholly owned subsidiary of Peter Kiewit Sons', Inc. ("PKS"). See "RISK FACTORS--Control by Principal Shareholder."

Classified Board of Directors

   The PBCL permits a corporation's Board of Directors to be divided into various classes serving staggered terms of office. The C-TEC Bylaws provide that the C-TEC Board be divided into three classes of directors as nearly equal in number as possible. At each annual meeting of shareholders, one class of directors is elected to serve for a three-year term. Classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. Such classification provisions could have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of C-TEC.

   BVT's Board is not classified. Any shareholders seeking to elect its designees to a majority of the seats on the BVT Board, therefore, could do so at any annual meeting.

Number of Directors

   The BVT Bylaws establish the number of directors at nine. The C-TEC Bylaws establish the minimum number of directors at six and the maximum number of directors at 24, and provide that the number of directors constituting the entire Board shall be determined by resolution of the Board of Directors. Currently, the C-TEC Board of Directors consists of 11 directors.

Removal of Directors

   BVT directors may be removed from office without cause by shareholder vote. C-TEC directors may only be removed for cause by shareholder vote. This removal restriction strengthens the anti-takeover effect of the classified board provision in the C-TEC Bylaws.

Filling Vacancies on the Board of Directors

   The BVT Bylaws and the C-TEC Bylaws provide that vacancies occurring on the Board of Directors (including, in the case of C-TEC, vacancies resulting from an increase in the number of directors) may be filled by the affirmative vote of a majority of the remaining directors even if the number of remaining directors constitutes less than a quorum. Any director so chosen shall have a term of office continuing only until the next election of directors.

Call of Special Shareholders' Meeting

   Special meetings of the shareholders of BVT may be called by (i) the board of directors, or (ii) by the president at the request of the holders of not less than 20% of all the outstanding shares of BVT entitled to vote at such meeting. Special meetings of C-TEC's shareholders may be called at any time by the president, or on the written request of two or more directors or the holders of at least 10% of the shares of stock of C-TEC outstanding and entitled to vote, provided such request specifies the purpose of the meeting. No business other than that stated in the notice of meeting may be acted upon at a BVT special shareholders' meeting.

Notice of Shareholders' Meetings

   Notice of a BVT shareholders' meeting must be delivered at least two weeks in advance of the scheduled meeting, unless in the judgment of the BVT Board a special meeting requires a shorter notice period, in which case the BVT
Bylaws require that the notice be delivered at least five days in advance of the scheduled meeting. Notice of a C-TEC shareholders' meeting must be given at least five days before the date of the meeting, unless a greater period of notice is required by law in a particular case.

Quorum Requirements and Adjournment of Meetings

   The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at a meeting constitutes a quorum for a BVT or C-TEC shareholders' meeting. A majority of the outstanding shares represented at the meeting, even if less than a quorum, may adjourn a BVT or C-TEC shareholders' meeting from time to time. Notice of adjournment is not required unless, in the case of BVT, the adjourned meeting occurs more than six months following the date of the original meeting for which notice was given.

   Shareholders present at a duly convened BVT shareholders' meeting may continue to transact business until adjournment of the meeting, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. In the case of a BVT shareholders' meeting called for the election of directors, such meeting may be adjourned for any period not exceeding 15 days; those BVT shareholders who attend the meeting which had previously been adjourned shall, even if they are less than a quorum, constitute a quorum for the purpose of electing directors, but for no other purpose.

   If a quorum is not present at a C-TEC shareholders' meeting, no business may be transacted except to adjourn the meeting to a future time.

Action Without Meeting

   BVT and C-TEC shareholders may take action only at a shareholders' meeting or by unanimous written consent.

Dissenters' Rights

   Under the PBCL, shareholders are generally entitled to dissent from, and demand payment of the fair value of their shares in connection with a plan of merger, consolidation, share exchange, asset transfer or division. In accordance with the PBCL, holders of BVT Common Shares are entitled to dissenters' rights in connection with the Merger. See "THE MERGER-- Dissenters' Rights."

   Because C-TEC Common Stock is held of record by more than 2,000 holders, dissenters' rights under the PBCL would not be available in connection with a transaction where the plan provides that the consideration to be received by holders of C-TEC Common Stock consists solely of shares of the acquiring, surviving or new corporation (and money in lieu of fractional shares).

Limitations on Directors' Liability

   As permitted by the PBCL, both the BVT and C-TEC Bylaws provide that directors shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office under applicable Pennsylvania law and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to local, state or federal law.

Indemnification

   Sections 1741 and 1742 of the PBCL generally provide that a corporation may indemnify directors and officers against liabilities they may incur in such capacity provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Section 1743 of the PBCL also requires a corporation to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

   Section 1746 of the PBCL also grants a corporation broad authority, beyond the power granted under Sections 1741 and 1742, to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the PBCL, both the C-TEC and BVT Bylaws provide for indemnification of directors, officers and other agents of the corporation to the extent otherwise permitted by Section 1741 of the PBCL and also in certain circumstances not otherwise permitted by Sections 1741 and 1742 of the PBCL.

   The C-TEC Bylaws provide that in connection with any action, suit or proceeding in which a person may be involved by reason of being or having been a director or officer of C-TEC, or serving at the request of C-TEC as a director, officer, employee or agent of another entity, such person shall be indemnified by C-TEC, to the extent such indemnification is not available from another source, to the fullest extent permitted by Pennsylvania law.

   Similarly, the BVT Bylaws provide, except as expressly prohibited by law, an unconditional right to indemnification for expenses and any liability paid or incurred by any representatives of BVT in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director or officer of BVT or serving at the request of BVT as a director, officer, employee or agent of another entity. The BVT Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the PBCL which authorizes indemnification only of expenses incurred in defending a derivative action. Unlike the provisions of PBCL Sections 1741 and 1742, the BVT Bylaws do not require BVT to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 and 1742 of the PBCL.

   As authorized by Section 1745 of the PBCL, the C-TEC and BVT Bylaws both require the corporation to pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation.

   Both the C-TEC and BVT Bylaws permit the corporation, by action of its board of directors, to provide indemnification to employees and agents with the same scope and effect as the indemnification provisions for directors and officers described above.

State Anti-Takeover Law Provisions

   The PBCL contains certain "anti-takeover" provisions that are applicable to registered corporations. The C-TEC Bylaws, however, render most of these provisions inapplicable to C-TEC. Such provisions do not apply to BVT.

   C-TEC is, however, subject to a Pennsylvania law provision (PBCL Section
2538) which requires certain fundamental transactions with an interested shareholder to be approved by a majority of the corporation's directors who are unaffiliated with such shareholder.

Amendment of Articles of Incorporation

   Persons holding at least 10% of the BVT Common Shares may propose amendments to the BVT Articles. Because C-TEC is a registered corporation, under the PBCL, C-TEC shareholders are not entitled to propose amendments to the C-
TEC Articles and all amendments must first be approved by the C-TEC Board.

   Except for the general requirement that charter amendments affecting any particular class or series of stock be approved by the affected class or series, proposed amendments to (i) the BVT Articles, require shareholder approval by the affirmative vote of a majority of the shares represented and entitled to vote at a shareholders' meeting, or (ii) the C-TEC Articles, require a majority of the votes cast at a shareholders' meeting. For a description of the amendments to the C-TEC Articles requiring a separate class vote, see "DESCRIPTION OF CAPITAL STOCK OF C-TEC--C-TEC Common Stock and C-TEC Class B Stock--Voting Rights."

Amendment of Bylaws

   Amendments to the BVT Bylaws may be made by an affirmative vote of at least two-thirds of the members of BVT's Board or by a two-thirds vote of the stock represented at any annual meeting or special meeting of BVT's shareholders called for the purpose of amending the BVT Bylaws. At each annual meeting of BVT's shareholders, all amendments to the BVT Bylaws effected by BVT's Board since the previous annual meeting must be reported and will be deemed to have the approval of the shareholders unless rejected by a majority vote. Additionally, the BVT Bylaws require that (i) any amendment by BVT's Board which is disapproved by the shareholders may not be revived within two years of such disapproval except upon a two-thirds vote of the stock represented at the annual meeting of shareholders or a special meeting of shareholders called for the purpose of instituting such amendment, and (ii) any provision of the BVT Bylaws previously rescinded, amended or added to the BVT Bylaws by vote of the BVT shareholders may not be revived, amended or rescinded by the BVT Board within two years of such recision, amendment or addition.

   The C-TEC Bylaws may be amended at any regular or special meeting of the C-TEC Board by the vote of a majority of all the directors in office or at any annual or special meeting of the C-TEC shareholders by the vote of the holders of a majority of the outstanding shares entitled to vote.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


   The following unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1995 gives effect to the Merger and the acquisition of all outstanding common stock of Twin County as though they had occurred on June
30, 1995. The following unaudited Pro Forma Condensed Consolidated
Statements of Operations for the six months ended June 30, 1995 and the year ended December 31, 1994 give effect to the Merger and the Twin County Merger as though they had occurred on January 1, 1994. Additionally, the Condensed Consolidated Statement of Operations for the year ended December
31, 1994 gives effect to the January 24, 1995 acquisition of a 40% interest in Megacable as though it had occurred on January 1, 1994. These pro forma financial statements should be read in conjunction with (i) the historical financial statements and notes thereto of BVT contained in this Proxy Statement/Prospectus, (ii) the historical financial statements and notes thereto of Twin County contained in C-TEC's definitive Proxy Statement filed with the Commission on August 4, 1995, which proxy statement is incorporated by reference herein, (iii) the historical consolidated financial statements and notes thereto of Megacable contained in C-TEC's Current Report on Form 8-K dated April 10, 1995 (as amended by Form 8-K/A dated July 31, 1995), which report is incorporated by reference herein, and
(iv) the historical consolidated financial statements and notes thereto of C-TEC contained in C-TEC's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A filed with the Commission on April 3, 1995, and by Form 10-K/A filed with the Commission on July 31,
1995, and in C-TEC's Quarterly Report on Form 10-Q for the six months ended June 30, 1995, which reports are incorporated herein by reference. The Pro Forma Condensed Consolidated Statements of Operations and Balance Sheet are not necessarily indicative of the actual results of operations or financial position which would have been reported if these transactions had occurred on the respective dates referred to above nor do they purport to indicate the results of future operations or the future financial position of C-TEC.
In the opinion of management, all adjustments necessary to present fairly such pro forma financial statements have been made. The results for interim periods are not necessarily indicative of the results for the full fiscal year. Information regarding C-TEC, Twin County, BVT and Megacable has been provided by C-TEC, Twin County, BVT and Megacable, respectively.

                               C-TEC CORPORATION

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 June, 30 1995
                             (Dollars in Thousands)
                                  (Unaudited)

                                                             Twin County     Buffalo Valley     Buffalo Valley
                                               C-TEC         Trans Video,       Telephone         Telephone
                                            Corporation          Inc.            Company           Company
                                           June 30, 1995     Acquisition        June 30,         Acquisition              Pro
                                              (Actual)       Adjustments      1995 (Actual)      Adjustments             Forma
                                           --------------  ----------------  ---------------  ------------------       ---------
Current Assets
   Cash and temporary cash investments...       $ 65,982        $(12,441)(a)        $   375                            $ 53,916
   Short term investments................        108,340              --              3,981          $(1,885)(h)        110,436
   Other current assets..................         60,689              --              4,557                              65,246
   Deferred income taxes.................          8,533              --                 --               --              8,533
                                                --------        --------            -------         --------           --------
   Total current assets..................        243,544         (12,441)             8,913           (1,885)           238,131
                                                --------        --------                            --------           --------
Property, Plant and Equipment
 Telephone plant.........................        412,825              --             27,998               --            440,823
 Cable plant.............................        252,500              --                 --               --            252,500
 Mobile services.........................          2,632              --                 --               --              2,632
 Other property, plant and equipment.....         14,190              --              2,361               --             16,551
                                                --------        --------                                               --------
 Total property, plant and equipment.....        682,147              --             30,359               --            712,506
   Accumulated depreciation..............        303,069         (19,968)(b)         11,702               --            294,803
                                                --------        --------                                               --------

 Net property, plant and equipment.......        379,078          19,968             18,657               --            417,703
Investments..............................         95,776              --(a)             180               --             95,956
Intangible Assets, Net...................         75,818          67,784(c)              --           34,803(i)         178,405
Deferred Charges and Other Assets........         28,527              --              1,097                              29,624
                                                --------        --------                                               --------
Total Assets.............................       $822,743        $ 75,311            $28,847         $ 32,918            958,819
                                                ========        ========                                               --------
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current Liabilities
 Current maturities of long-term debt
  and preferred stock....................       $  9,010              --            $    81           $1,747(h)(i)     $ 10,838
 Advance billings and customer
  deposits...............................         14,388              --                  2               --             14,390
 Accrued taxes...........................          4,040              --              1,007               --              5,047
 Accrued interest........................          5,766              --                 --               --              5,766
 Accrued contract settlements............          5,975              --                 --               --              5,975
 Other current liabilities...............         50,913              --              1,817               --             52,730
                                                --------        --------            -------                            --------
 Total current liabilities...............         90,092              --              2,907            1,747             94,746
Long-Term Debt...........................        286,312        $(12,441)(a)          1,404           24,192 (h)(i)     299,467
Deferred Income Taxes and Investment
   Tax Credits...........................         52,300          35,752(d)           3,681               --             91,733
Other Deferred Credits...................         29,464              --                410               --             29,874
Redeemable Preferred Stock...............             --          52,000(a)             400           27,024 (h)(i)      79,424
Common Shareholders' Equity
 Common stock............................         27,823              --                600             (600)            27,823
 Additional paid-in capital..............        226,984              --                467             (467)           226,984
 Retained earnings.......................        114,957              --             19,017          (19,017)           114,957
 Treasury stock at cost, 377,842 shares
  at June 30, 1995.......................         (5,288)             --                (39)              39             (5,288)
 Cumulative translation adjustments......             99              --                 --               --                 99
                                                --------        --------                                               --------
Total Shareholders' Equity...............        364,575              --             20,045          (20,045)           364,575
                                                --------        --------            -------         --------           --------
Total Liabilities and Shareholders'
 Equity..................................       $822,743        $ 75,311            $28,847         $ 32,918           $959,819
                                                ========        ========            =======         ========           ========

See Accompanying Notes to Pro Forma Condensed Consolidated Financial Statements

                               C-TEC CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     For the Six Months Ended June 30, 1995
                (Dollars in Thousands, except Per Share Amounts)
                                (Unaudited)

                                                   Twin County
                                                  Trans Video,                        Buffalo Valley
                                                      Inc.                              Telephone
                                    C-TEC          Four Months                           Company        Buffalo Valley
                                 Corporation          Ended          Twin County        Six Months        Telephone
                               Six Months Ended     April 30,     Trans Video, Inc.       Ended            Company
                                June 30, 1995         1995           Acquisition      June 30, 1995      Acquisition
                                   (Actual)       (Actual) (f)       Adjustments         (Actual)        Adjustments      Pro Forma
                               ----------------   -------------   -----------------   --------------   ----------------  -----------

Sales......................       $   152,373          $8,796                --             $5,465               --     $   166,634
Cost and Expenses..........           127,417           9,029             6,638  (e)         3,480            1,160 (i)     147,724
                                  -----------          ------           -------             ------          -------     -----------
Operating Income...........            24,956            (233)           (6,638)             1,985           (1,160)         18,910
Interest & Dividend Income.             8,503               4                --                121               --           8,628
Interest Expense...........           (12,842)           (355)              255  (o)           (68)          (1,046) (k)    (14,056)

Other Income, Net..........             3,434               0                --                 (1)              --           3,433
                                  -----------          ------           -------             ------          -------     -----------
Income (loss) from
 Continuing Operations
 Before Income Taxes.......            24,051            (584)           (6,383)             2,037           (2,206)         16,915
Provision (Benefit) for
 Income Taxes..............             6,866            (253)           (2,234) (e)           763             (915) (l)      4,227
                                  -----------          ------           -------             ------          -------     -----------

Income from Continuing
 Operations Before
      Preferred Dividends,
       Minority Interest
       and Equity in
       Unconsolidated
       Entities............            17,185            (331)           (4,149)             1,274           (1,291)         12,688

Preferred Dividends and
 Minority Interest in
      (Income) of
       Consolidated
       Entities............               (72)             --            (1,300) (n)            --             (712) (m)     (2,084)

Equity in (Loss) of
 Unconsolidated Entities...            (2,129)             --                --                 --               --          (2,129)

                                  -----------          ------           -------             ------          -------     -----------

Income (Loss) From
 Continuing Operations
      Available for Common
       Stock...............       $    14,984          $ (331)          $(5,449)            $1,274          $(2,003)    $     8,475
                                  ===========          ======           =======             ======          =======     ===========

Earnings (Loss) Per
 Average Common Share:
Income (Loss) From
 Continuing Operations.....              $.55                                                                                  $.31

Average Common Shares
 Outstanding...............        27,445,167                                                                            27,445,167


See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

                               C-TEC CORPORATION

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1994
                (Dollars in Thousands, except Per Share Amounts)
                                (Unaudited)

                                                                          Twin County
                                                        C-TEC             Trans Video,     Twin County
                                                     Corporation              Inc.         Trans             Megacable
                                                      Year Ended          Year Ending      Video, Inc.       S.A. De CV
                                                  December 31, 1994     October 31, 1994   Acquisition       Acquisition
                                                       (Actual)           (Actual) (f)     Adjustments       Adjustments
                                                 --------------------   ----------------   ------------      -----------
Sales............................................         $   268,884            $23,675             --               --
Costs & Expenses.................................             235,265             21,346         16,173(e)            --
                                                          -----------            -------       --------      -----------
Operating Income.................................              33,619              2,329        (16,173)              --
Interest and Dividend Income.....................               6,926                 27             --               --
Interest Expense.................................             (34,562)              (898)          (698)(o)           --
Other Income, Net................................               1,017                 --             --               --
                                                          -----------            -------       --------      -----------
Income from Continuing Operations Before Income
      Taxes......................................               7,000              1,458        (15,475)              --
Provision (benefit) for Income Taxes.............               3,820                650         (5,416)(e)       (4,748)(g)
                                                          -----------            -------       --------      -----------
Income from Continuing Operations Before Pre-
      ferred dividends, Minority Interest
      and Equity in Unconsolidated
      Entities...................................               3,180                808        (10,059)           4,748
Preferred Dividends and
 Minority Interest in (Income) of
      Consolidated Entities......................                 (95)                --         (2,600)(n)           --
Equity in (Loss) of Unconsolidated Entities......                (258)                --             --          (13,567)(g)
                                                          -----------            -------       --------      -----------
Income (Loss) from Continuing Operations
      Available for Common Stock Before
      Extraordinary Item and Cumulative
      Effect of Accounting Principle
      Change.....................................         $     2,827            $   808       $(12,659)         $(8,819)
                                                          ===========            =======       ========      ===========

Earnings (Loss) Per Average Common Share:
Income from Continuing Operations Before
      Extraordinary Item and Cumulative
      Effect of Accounting Principal
      Change.....................................                $.17
                                                          ===========
Average Common Shares Outstanding................          17,078,842

                                                           Buffalo Valley      Buffalo Valley
                                                          Telephone Company   Telephone Company
                                                          December 31, 1994      Acquisition
                                                               (Actual)          Adjustments          Pro Forma
                                                               --------          -----------          ---------
Sales...............................................                $11,435                  0          $   303,994
Costs & Expenses....................................                  6,759              2,351(i)           281,894
                                                                    -------            -------          -----------
Operating Income....................................                  4,676             (2,351)              22,100
Interest and Dividend Income........................                    203                                   7,156
Interest Expense....................................                   (165)            (2,092)(k)          (37,019)
Other Income, Net...................................                    (33)                                    984
                                                                    -------                             -----------
Income from Continuing Operations Before Income
      Taxes.........................................                  4,681             (4,443)               6,779
Provision (benefit) for Income Taxes................                  1,828             (1,862)(i)            5,728
                                                                    -------            -------          -----------
Income from Continuing Operations Before Pre-
      ferred dividends, Minority Interest
      and Equity in Unconsolidated
      Entities......................................                  2,853             (2,581)              (1,051)

Preferred Dividends and Minority Interest in (In-
      come) of Consolidated Entities................                    (16)            (1,424)(m)           (4,135)

Equity in (Loss) of Unconsolidated Entities.........                      0                                 (13,825)
                                                                    -------                             -----------
Income (Loss) from Continuing Operations
      Available for Common Stock Before
      Extraordinary Item and Cumulative
      Effect of Accounting Principle
      Change........................................                $ 2,837            $(4,005)         $   (19,011)
                                                                    =======            =======          ===========
Earnings (Loss) Per Average Common Share:
Income from Continuing Operations Before
      Extraordinary Item and Cumulative
      Effect of Accounting Principal
      Change........................................                                                         $(1.11)
                                                                                                        ===========
Average Common Shares Outstanding...................                                                     17,078,842


See accompanying Notes to Pro Forma Condensed Consolidated Financial Statements.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


       (a) On May 15, 1995, C-TEC acquired 40% of the outstanding common stock of Twin County in exchange for cash of approximately $26.4 million, including a $5 million deposit made in March 1995, and a $4 million 5% promissory note of C-TEC Cable Systems, Inc., a wholly owned subsidiary of C-TEC. In addition, C-TEC paid $11 million in consideration of a noncompete agreement. The remaining shares are subject to an escrow agreement, pending completion of the Twin County Merger, and are required to be voted under the direction of C-TEC. C-TEC has also assumed management of Twin County. As a result, C-TEC has control of Twin County and accordingly has fully consolidated Twin County into C-TEC's financial statements since May 1, 1995. C-TEC has allocated the purchase price paid to date to property, plant and equipment and identifiable intangible assets in proportion to their fair values. The pro forma adjustments reflect the additional consideration for the acquisition of all remaining shares and the expected repayment of outstanding debt of Twin County of approximately $12 million. The additional consideration is assumed to be preferred stock of either C-TEC or a C-TEC subsidiary, with an aggregate stated value of $52 million in either case. The purchase price will reflect the fair value of the preferred stock to be issued in the acquisition and will be allocated to property, plant and equipment and identifiable intangible assets up to their fair values, with the excess allocated to cost in excess of the fair value of assets acquired. Such fair value may differ from the stated value used in the preparation of these pro forma statements. If C-TEC determines that such preferred stock may not be issued on or before December 31, 1995 for any reason, then the cash portion of the purchase price will be increased by approximately $57 million.

       (b) Adjustments to record the estimated fair value of property, plant and equipment acquired in the acquisition of Twin County. The purchase price has been allocated based on preliminary appraisals of the fair market values of the tangible and identifiable intangible assets acquired and liabilities assumed. The final allocation may differ from assumptions used in the preparation of the pro forma statements.

       (c) Adjustments to record the estimated fair value of identifiable intangible assets and goodwill acquired in the acquisition of Twin County. Identifiable intangible assets primarily include subscriber base and franchise operating rights and a non-compete agreement. The purchase price has been allocated based on preliminary appraisals of the tangible and identifiable intangible assets acquired and liabilities assumed. The final allocation may differ from assumptions used in the preparation of the pro forma statements.

       (d) Adjustment to record deferred taxes on the differences between the assumed tax basis and fair value of tangible and identifiable intangible assets acquired in the acquisition of Twin County.

       (e) Adjustment to reflect additional depreciation and amortization and related tax benefits resulting from recording the fair value of tangible and identifiable intangible assets and goodwill acquired in the acquisition of Twin County.

       (f) Twin County has a fiscal year ending October 31. Twin County's statement of operations for the year ended October 31, 1994 is included in the pro forma condensed statement of operations for the year ended December 31, 1994. C-TEC has fully consolidated Twin County into C-TEC's financial statements since May 1, 1995 (see Note (a) above). Twin County's results of operations for the period January 1, 1995 through April 30, 1995, which are included in the pro forma condensed consolidated statement of operations for the six months ended June 30, 1995, have been derived as follows:

                                                                                  Less: Two Months
                                                                   Six Months          Ended          Four Months
                                                                      Ended         December 31,         Ended
                                                                 April 30, 1995         1994        April 30, 1995
                                                                 ---------------  ----------------  ---------------
       Sales.................................................           $13,720            $4,924           $8,796
       Costs & Expenses......................................            13,081             4,052            9,029
                                                                        -------            ------           ------
       Operating Income......................................               639               872             (233)
       Interest Income.......................................                 7                 3                4
       Interest Expense......................................              (542)             (187)            (355)
       Income (loss) Before Income Taxes.....................               104               688             (584)

       Provision (benefit) for Income Taxes..................                38               291             (253)
                                                                        -------            ------           ------
       Income (loss) Before Extraordinary Charge and
         Cumulative Effect of Accounting Principle
         Changes.............................................           $    66            $  397           $ (331)
                                                                        =======            ======           ======

          (g) Adjustments to reflect C-TEC's proportionate share of losses and amortization of excess investment over underlying equity in the net assets of Megacable, a 40% interest in which was acquired by C-TEC in January 1995. The excess of the purchase price over C-TEC's underlying equity in the net assets of Megacable is assumed to be amortized on a straight line basis over fifteen years, which period is subject to adjustment as additional information becomes available during 1995. C-TEC's proportionate share of Megacable's losses included in the 1994 pro forma statement of operations includes approximately $11 million of foreign currency transaction losses. The adjustments also reflect associated tax benefits.

          (h) Adjustments to record the redemption of outstanding BVT cumulative preferred stock and outstanding debt of BVT at closing.

          (i) Adjustments to record consideration for the Merger and the related acquisition adjustment (excess cost over net assets acquired) for the difference between the purchase price and book value of assets and liabilities acquired as mandated by regulators. Also, adjustments to record the issuance of C-TEC Series AA Preferred Stock and debt in equal proportions of approximately $27 million each to fund the Merger (half of the consideration in cash and the other half in C-TEC Series AA Preferred Shares). This debt assumes a principal repayment of fifteen consecutive equal annual installments.

          (j) Adjustment to reflect amortization of acquisition adjustment over fifteen years, subject to regulatory approval.

          (k) Adjustment to reflect interest on debt at approximately 7.63% to be used to help fund the Merger and the reduction in interest expense due to the assumed repayment of outstanding debt of BVT.

          (l) Adjustment to reflect tax benefits associated with the amortization of acquisition adjustment and interest expense.

          (m) Adjustment to reflect dividends on C-TEC Series AA Preferred Shares to be used to help fund the Merger, at $3.20 per share per annum.

          (n) Adjustment to reflect dividends on C-TEC TC Preferred to be used to help fund the ultimate acquisition of all outstanding shares of Twin County, at 5% per annum.

          (o) Adjustment to reflect reduction in interest expense due to the assumed repayment of outstanding debt of Twin County, and additional interest at 5% per annum on the $4 million promissory note used to help fund the Twin County Merger.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                   CONDITION AND RESULTS OF OPERATIONS OF BVT

     Operations--Six Months Ended June 30, 1995 vs. Six Months Ended June 30,
     1994

          For the six months ended June 30, 1995, operating sales decreased by $258,971 to $5,465,192 from $5,724,163 for the same period in 1994. Details of the 1995 sales decrease are as follows:


                                    Increase
                                   (Decrease)  Percent
                                   ----------  --------
                 Local...........  $  47,153       4.9
                 Network Access..   (295,871)     (9.0)
                 Long Distance...    (35,257)     (3.7)
                 Miscellaneous...     20,235       3.4
                 Uncollectible...     (4,769)     (9.5)
                                   ---------      ----
                                   $(258,971)     (4.5)
                                   =========

   Network access revenues reflect a reduction over the same period last year as a result of the receipt of certain one-time settlements received in 1994.

   Operating expenses, excluding depreciation, increased $72,162 or 3.2% and primarily relate to increases in certain salary and wages, employee benefits, insurances and operating taxes.

   Interest expense decreased by $30,169 or 30.7% in the six months ended June 30, 1995 due to the repayment of a $1,000,000 promissory note in April of 1994.

   BVT's effective tax rate was approximately 37.4% and 39.6% for the six months ended June 30, 1995 and 1994, respectively. This primarily relates to a decrease in the state income tax rate from 11.99% to 9.99% in 1995.

   During the second quarter of 1995, BVT's largest customer elected to by-pass BVT's toll network through a competitive carrier. This service was previously provided to this customer through deregulated long distance operations at a reduced margin. Accordingly, this decision is not expected to significantly impact BVT's operating results.

   Access lines in service increased by 54 for the six months ending June 30, 1995 as compared to an increase of 28 for the same period in 1994.

   Operations--Three Months Ended June 30, 1995 vs. Three Months Ended June 30, 1994

   For the second quarter of 1995, operating sales decreased by $224,429 to $2,677,683 from $2,902,112 for the same period in 1994. Details of the 1995 sales decrease are as follows:

                                    Increase
                                   (Decrease)  Percent
                                   ----------  --------
                 Local...........  $  31,251       6.5
                 Network Access..   (273,567)    (16.4)
                 Long Distance...       (623)     (0.1)
                 Miscellaneous...     16,717       5.5
                 Uncollectible...     (1,793)     (7.1)
                                   ---------     -----
                                   $(224,429)     (7.7)
                                   =========

   Network access revenues reflect a reduction over the same period last year as a result of certain one-time settlements received in 1994.

   Operating expenses, excluding depreciation, increased $69,041 or 6.5% and primarily relate to increases in certain salary and wages, employee benefits, insurance and operating taxes.

   Interest expense decreased by $10,372 or 24.0% in the second quarter of 1995 due to the repayment of a $1,000,000 promissory note in April of 1994.

   BVT's effective tax rate was approximately 34.7% and 39.3% for the second quarter of 1995 and 1994, respectively. This primarily relates to a decrease in the state income tax rate from 11.99% to 9.99% in 1995.

   During the second quarter of 1995 BVT's largest customer elected to by-pass BVT's toll network through a competitive carrier. This service was previously provided to this customer through deregulated long distance operations at a reduced margin. Accordingly, this decision is not expected to significantly impact BVT's operating results.

   As expected, access lines in service decreased by 116 or 0.6% as a result of college students disconnecting service at the end of the spring semester. Access lines as of June 30, 1995 and 1994 were 17,334 and 16,851, respectively.

     Operations--1994 vs. 1993

   In 1994, operating sales increased by $903,000 to $11,435,000 compared to $10,532,000 in 1993. Details of the 1994 sales increase are as follows:


                                    Increase
                                   (Decrease)  Percent
                                   ----------  --------
                 Local...........   $ 71,000       3.8
                 Network Access..    656,000      11.4
                 Long Distance...     80,000       4.6
                 Miscellaneous...     66,000       5.2
                 Uncollectible...    (30,000)    (23.1)
                                    --------
                                    $903,000       8.6
                                    ========

   Access lines in service increased by 457 or 2.7% as a result of population growth and economic stability throughout BVT's rural operating territory.
The above revenue improvement primarily reflects increased usage or access of BVT's local exchange network for long distance calling.

   Network access revenues primarily relate to services provided to interexchange carriers in connection with the completion of long distance telephone calls. Substantially all of BVT's interstate network access revenues are received through pooling arrangements administered by the National Exchange Carrier Association ("NECA") based on cost separations studies and average schedule settlement agreements. The NECA receives access charges billed by BVT and other participating local exchange carriers to interstate long distance carriers for their use of the local exchange network to complete long distance calls. These charges to the long distance carriers are based on tariffed access rates filed with the FCC by the NECA on behalf of BVT and other participating local exchange telephone companies. Long distance and intrastate network access revenues are based on access rates, cost separations studies or special settlement arrangements with intrastate long distance carriers.

   Miscellaneous sales include revenues related to billing and collection services for interexchange long distance carriers and directories.

   Operating expenses increased by $492,000 or 8.7% and primarily relate to increases in salaries and wages, employee benefits, insurance and operating taxes. In addition, 1994 include approximately $100,000 in connection with costs directly related to the sale of BVT. Increases in depreciation expense relate to a higher level of plant in service.

   Interest expense decreased by $61,000 or 27% in the year 1994 due to the repayment of a $1,000,000 promissory note in April of 1994.

Operations--1993 vs. 1992

       BVT's operating sales decreased by $136,000 to $10,532,000 compared to $10,668,000 in 1992. Details of the 1993 sales decrease are as follows:


                                    Increase
                                   (Decrease)  Percent
                                   ----------  --------
                 Local...........  $ 110,000       6.2
                 Network Access..   (150,000)     (2.5)
                 Long Distance...    (23,000)     (1.3)
                 Miscellaneous...     (1,000)     (0.0)
                 Uncollectible...     72,000      12.4
                                   ---------
                                   $(136,000)     (1.3)
                                   =========

       The major portion of the decrease was due to a decline in Interstate Access Service Revenues. This decline is attributed to a decision in late 1992 by a major university, BVT's largest customer, that elected to by-pass BVT's regulated toll network. BVT successfully countered competitive bids from outside carriers and as a result continued to provide toll services to that university through deregulated long-distance operations, however, at lower negotiated rates. Beginning September 1, 1995, however, this customer will begin to use another carrier for toll services. BVT management does not expect the loss of this customer's toll business to have a material adverse effect on BVT's financial condition or results of operations.

       Operating sales were additionally affected by a rise in uncollectibles, resulting from adjustments to correct prior years' underestimated forecasts attributed, in part, to restrictions on collection processes mandated by regulations.

       BVT continued to prosper from population increases in its market region, officially identified in census reports as among the fastest growing areas in Pennsylvania. Ongoing population gains helped push Local Service Revenues to a 1993 increase of 6.2% over 1992, which accounted for 17.8% of all operating sales. In addition, access lines increased 2.6% to 16,823 in 1993.

       Operating expenses for 1993 were held to an overall increase of only 2.6%, primarily as a result of an increase in the net periodic pension credit of $175,000. This net period pension credit related to Statement of Financial Accounting Standards No. 87 "Employers Accounting For Pensions" ("SFAS 87"). SFAS 87 was adopted by BVT in 1992. Excluding the benefit associated with pension income, 1993 expenses increased approximately $65,000 or 1.1% over 1992.

     Income Taxes

       The provision for Income Taxes increased by approximately $153,000 in 1994 compared to an increase of approximately $15,000 in 1993. BVT's effective tax rate was approximately 39.1%, 39.0% and 36.8% in 1994, 1993 and 1992, respectively.

     Liquidity and Capital Resources

       BVT historically has relied on cash provided by operations to provide all of its cash needs. The telephone operations have historically provided a stable source of cash flow which has helped BVT to continue its program of capital improvements and to pay dividends. Net cash provided by operating activities was $4,404,000 and $2,447,000 in 1994 and 1993, respectively. 1993 reflects an investment of $2,000,000 in temporary cash investments. Net cash provided by operating activities was $1,655,371 and $2,072,799 for the six months ended June 30, 1995 and 1994, respectively.

       BVT has moved forward aggressively with its plan to modernize its plant in order to offer new optional residential and business calling features. BVT plant facility additions in 1994 and 1993 totaled $2,699,000 and $1,301,000, respectively. BVT plant facility additions for the six months ended June 30, 1995 and 1994 totaled $1,026,922 and $1,681,552, respectively. Although capital expenditures were lower during the first six months of 1995, total capital expenditures for 1995 are expected to approximate the 1994 year end level.

       In 1994, BVT reduced debt by $1,000,000 using existing cash reserves. There were no credit facilities available to BVT as of June 30, 1995.

     Regulatory Accounting Principles

       BVT follows the accounting for regulated enterprises prescribed by Statement of Financial Accounting Standards No. 71--"Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"). SFAS 71 recognizes the economic effect of rate regulation by recording costs and a return on investment as such amounts are recovered through rates authorized by regulatory authorities.

       BVT annually reviews the continued applicability of SFAS 71 based upon the current regulatory and competitive environment and currently expects to follow the accounting prescribed by SFAS 71 in the foreseeable future. If BVT were required to discontinue the application of accounting principles for regulated entities (SFAS 71), the impact on the financial statements would be to write off the regulatory assets and liabilities.

     Pennsylvania Public Utility Commission

       On August 25, 1993, the PaPUC reversed itself by vacating and terminating its May 1992 Order to show cause filed against BVT. The Order raised issues regarding whether BVT was in an excess earnings position.

       Whenever the PaPUC desires to institute a proceeding against a person under statutory or other authority, the PaPUC may commence the action where appropriate by an order to show cause setting forth the grounds for the action. Such an order generally contains a statement of the particular matter about which the PaPUC is inquiring, which is deemed to be tentative and for the purpose of framing issues for consideration and decision by the PaPUC in the proceeding. The PaPUC concluded in this case, upon investigation, that BVT was not in an excess earnings position.

     Environmental Matters

       BVT has been designated as a potentially responsible party for participation in an Environmental Protection Agency clean up of a hazardous waste site. BVT allegedly sold to a salvage yard scrap lead cable which has been identified as a contaminant. BVT's liability, if any, for sharing in the clean up of costs is unknown to date. BVT, however, believes that its ultimate liability should not have a material adverse effect on its financial position.


                                BUSINESS OF BVT


     Description of Business

       Buffalo Valley is an independent local exchange carrier with its principal executive office located at 20 South Second Street, Lewisburg, Pennsylvania, 17837, telephone number (717) 523-1211. It operates two telephone exchanges, one in Lewisburg, Pennsylvania and one in Mifflinburg, Pennsylvania. As of June 30, 1995, BVT had approximately 17,300 main access lines. BVT's rates for basic services are the lowest in the Commonwealth of Pennsylvania.

       BVT has made substantial investments in upgrading its facilities. It has a 100% digital network and is able to offer customer services not readily found within its operating territory. This network will enable BVT to provide new revenue sources which are not dependent upon or subject to regulatory approval.

       Based on the fact that BVT's operating territory is primarily rural, competition focuses on telecommunications equipment sales and services. This revenue source does not represent a significant portion of BVT's business.

       Intralata toll bypass and alternative local access telephone service providers are potential competitive threats. Intralata toll and access revenue comprises a significant portion of BVT's business.

       The following table indicates the development of BVT by summarizing, as of December 31 of each of the last five years and as of June 30, 1995 and 1994, the number of access lines.



                       As of
                      June 30,               As of December 31,
                   --------------  --------------------------------------
                    1995    1994    1994    1993    1992    1991    1990
                   ------  ------  ------  ------  ------  ------  ------
Access lines.....  17,334  16,851  17,280  16,823  16,403  15,965  15,501


Properties

   BVT owns and maintains in good operating condition switching centers, cables and wires connecting BVT and its customers with the switching centers and other telephone instruments and equipment.


Legal Proceedings

   On August 1, 1994 a representative of the United States Environmental Protection Agency notified BVT that it has been designated as a potentially responsible party for participation in the clean up of a hazardous waste site. BVT allegedly sold to a salvage yard scrap lead cable which has been identified as a contaminant. A representative of the current owners of the scrap yard has indicated that there were approximately twelve (12) other additional potential responsible parties. Management of BVT is currently monitoring the progress of the clean-up of the site to assess its potential liability and based on information known to date believes that its ultimate liability should not have a material adverse effect on its financial position. In the normal course of business, there are various other legal proceedings outstanding. In the opinion of management of BVT, these proceedings will not have a material adverse effect on its financial position.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF BVT

     The following table sets forth as of September 8, 1995 certain information regarding the beneficial ownership of BVT Common Shares by (i) each director and executive officer of BVT, (ii) all directors and executive officers of BVT as a group, and (iii) each other person known by BVT to own beneficially more than 5% of the outstanding BVT Common Shares.

                                                            Beneficial Ownership of
                                                              BVT Common Shares(1)
                                                              Number     Percent of
                                                            of Shares      Total
                                                            ----------  ------------
     Directors:
     James G. Apple(2)....................................       4,240            *
     R. Lowell Coolidge...................................      16,270          1.8%
     F. Ellis Harley......................................         125            *
     Elizabeth B. McClure(3)..............................      33,465          3.7%
     W. Gale Reish(4).....................................       1,315            *
     Robert C. Rooke(5)...................................      45,585          5.1%
     Jean M. Ruhl(6)......................................      55,550          6.2%
     D. Roger Shuck(7)....................................         361            *
     Fitz R. Walling(8)...................................       2,350            *

     Executive Officer:
     David E. Lynn........................................       7,195            *

     All Directors and Executive Officers as a Group (10
      persons)............................................     166,456         18.5%

     Other 5% Shareholders
     Nancy L. Diver(9)....................................      74,370          8.2%
     Mary Ruhl Maher and Roland P. Maher(10)..............      44,250          4.9%

---------------------
*Less than 1%.
(1) Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all BVT Common Shares indicated above.
(2) Consists of 1,240 shares jointly owned with Mr. Apple's wife and 3,000 shares held in a trust as to which Mr. Apple shares voting and investment power.
(3) Consists of 18,000 shares owned jointly with Mrs. McClure's husband and 15,465 shares owned by Mrs. McClure's husband.
(4) Includes 200 shares owned by Mr. Reish's wife as to which Mr. Reish disclaims beneficial ownership.

(5) Includes 39,510 shares held in a trust as to which Mr. Rooke shares voting and investment power. Mr. Rooke's address is 175 South Street, Morristown, New Jersey 07960.
(6) Includes 45,000 shares held in a trust as to which Ms. Ruhl has sole voting and investment power. Ms. Ruhl's address is 601 Buffalo Road, Lewisburg, Pennsylvania 17837.
(7) Includes 337 shares owned jointly with Mr. Shuck's wife, and 24 shares owned by Mr. Shuck's son as to which Mr. Shuck disclaims beneficial ownership.
(8)  Includes 1,175 shares owned by Mr. Walling's wife.
(9)  Mrs. Diver's address is 1004 Overbrook Road, Wilmington, Delaware
     19807.

(10) Consists of 22,250 shares owned by Mrs. Maher, 17,000 shares owned by Mr. Maher, and 5,000 shares owned jointly by Mrs. Maher and her daughter as to which Mrs. Maher shares voting and investment power. The Mahers' address is 270 Meeting House Lane, Lewisburg, Pennsylvania 17837.

     In addition, prior to the redemption which was effective as of September 1, 1995, David E. Lynn owned 535 shares (6.7%), Jean M. Ruhl owned three shares, and Fitz R. Walling owned four shares, respectively, of BVT's cumulative preferred stock.

                          ADJOURNMENT OF THE MEETING


          If there is an insufficient number of votes cast in person or by proxy at the Meeting to approve the Merger Agreement, the BVT Board intends to adjourn the Meeting to a later date for the solicitation of additional votes in favor of the Merger Agreement. The affirmative vote of a majority of the shares present, in person or by proxy, at the Meeting, even if a quorum is not present, is required in order to approve any such adjournment. The place and date to which the Meeting would be adjourned would be announced at the Meeting. Under BVT's Bylaws, so long as the adjournment is for less than six months, it shall not be necessary to give any notice of the time and place of the adjourned meeting other than the announcement at the Meeting.

          The BVT Board recommends that shareholders vote "FOR" the proposal to adjourn the Meeting if necessary to permit further solicitation of proxies to approve the Merger Agreement.


                                    EXPERTS

     C-TEC

          The consolidated balance sheets of C-TEC as of December 31, 1994 and 1993 and the related consolidated statements of operations, common shareholders' equity and cash flows for each of the three years in the period ended December 31, 1994, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent public accountants to C-TEC, given upon the authority of said firm as experts in auditing and accounting.

     BVT

          The balance sheets of BVT as of December 31, 1994 and 1993 and the related statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1994, included in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of William R. Maslo, independent public accountant to BVT, given upon the authority of said accountant as an expert in auditing and accounting. Mr. Maslo is expected to be present at the Meeting with the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.

     Twin County

          The balance sheets of Twin County as of October 31, 1994 and 1993 and the related statements of income, retained earnings and cash flows for each of the years in the three-year period ended October 31, 1994, incorporated by reference in this Proxy Statement/Prospectus, have been incorporated herein in reliance on the report of Adams & Associates, P.C., independent public accountants to Twin County, given upon the authority of said firm as experts in auditing and accounting.

     Megacable

          The consolidated balance sheets of Megacable as of December 31, 1994 and 1993 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1994 and the six-month period ended December 31, 1993 and the accompanying combined statements of operations, changes in shareholders' equity and cash flows of Cable Control Sinaloa, S.A. de C.V. and Cable Control de Sonora, S.A. de C.V. (Predecessor) for the six month period ended June 30, 1993, have been incorporated herein in reliance on the report of Lebrija Alvarez y Cia., S.C., independent accountants to Megacable, given upon the authority of said firm as experts in auditing and accounting.

                                 LEGAL OPINIONS

               The legality of the C-TEC Series AA Preferred Shares to be issued in connection with the Merger is being passed upon by Raymond B. Ostroski, Esquire, Executive Vice President and General Counsel of C-TEC. The tax consequences of the Merger are being passed upon by Swidler & Berlin, special tax counsel to C-TEC. Certain legal matters relating to BVT will be passed upon at the Effective Time by Morgan, Lewis & Bockius, Harrisburg, Pennsylvania, special counsel to BVT.

                       INDEX TO BVT FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
      Independent Auditor's Report........................................  F-2
      Balance Sheets, December 31, 1994 and 1993..........................  F-3
      Statements of Income for the Years Ended December 31, 1994 and 1993.  F-5
      Statements of Retained Earnings for the Years Ended December 31,
       1994 and 1993......................................................  F-6
      Statements of Cash Flows for the Years Ended December 31, 1994 and
       1993...............................................................  F-7
      Notes to Financial Statements, Years Ended December 31, 1994 and
       1993...............................................................  F-8
      Independent Auditor's Report........................................  F-12
      Balance Sheets, December 31, 1993 and 1992..........................  F-13
      Statements of Income for the Years Ended December 31, 1993 and 1992.  F-15
      Statements of Retained Earnings for the Years Ended December 31,
       1993 and 1992......................................................  F-16
      Statements of Cash Flows for the Years Ended December 31, 1993 and
       1992...............................................................  F-17
      Notes to Financial Statements for the Years Ended December 31, 1993
       and 1992...........................................................  F-18
      Balance Sheet, June 30, 1995 (unaudited)............................  F-22
      Statements of Income for the Three Months and Six Months
       Ended June 30, 1995 and 1994 (unaudited)...........................  F-24
      Statements of Cash Flows for the Six Months Ended June 30, 1995 and
       1994 (unaudited)...................................................  F-25
      Statements of Retained Earnings for the Six Months Ended June 30,
       1995 and 1994 (unaudited)..........................................  F-26
      Condensed Note to Financial Statements for the Six Months Ended
       June 30, 1995 and 1994 (unaudited).................................  F-27
      Quarterly Information (unaudited)...................................  F-28

                          INDEPENDENT AUDITOR'S REPORT



      Buffalo Valley Telephone Company
      20 South Second Street
      Lewisburg, Pennsylvania 17837

      Gentlemen:

        I have audited the accompanying balance sheets of the Buffalo Valley Telephone Company as of December 31, 1994 and 1993 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

        I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

        In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Buffalo Valley Telephone Company as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

        My audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The statements of operating expenses, telephone plant in service, and accumulated depreciation are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                        William R. Maslo
                                        Reading, Pennsylvania
                                        February 24, 1995

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                    DECEMBER 31, 1994 AND DECEMBER 31, 1993

                                            December 31, 1994  December 31, 1993
                                            -----------------  -----------------
ASSETS
CURRENT ASSETS
   Cash and Equivalents....................    $ 2,501,313.80     $ 3,377,926.87
   Temporary Cash Investments..............      1,989,931.00       2,000,000.00
   Accounts Receivable.....................      2,662,815.53       2,605,913.89
   Material and Supplies--At Average Costs.        240,882.51         285,520.03
   Prepaid Expenses........................      2,326,407.92       1,960,785.00
                                               --------------     --------------
      Total Current Assets.................      9,721,350.76      10,230,145.79
                                               --------------     --------------

NONCURRENT ASSETS
   Investments in Nonaffiliated
    Companies--at Cost.....................         46,847.93          54,849.58
     (Market Value-12/31/94--$107,910.16)
     (Market Value-12/31/93--$244,132.17)
   Nonregulated Investments--Deregulated
    Equipment..............................      2,085,010.60       2,086,616.02
   Unamortized Debt Issuance Expense.......          1,371.45           2,026.13
   Other Noncurrent Assets.................        816,647.79         998,879.05
   Deferred Extraordinary Retirements              125,459.28         158,238.12
   Deferred Charges........................        119,117.04         151,567.26
                                               --------------     --------------
      Total Noncurrent Assets..............      3,194,454.09       3,452,176.16
                                               --------------     --------------

PROPERTY, PLANT AND EQUIPMENT
   Telephone Plant in Service..............     26,278,393.06      24,955,797.82
   Telephone Plant Under Construction              850,778.58         296,201.56
   Non-Operating Plant.....................         28,051.89          28,051.89
                                               --------------     --------------
                                                27,157,223.53      25,280,051.27
   Less: Accumulated Depreciation..........     10,832,670.91       9,928,942.01
                                               --------------     --------------
      Net Telephone Property...............     16,324,552.62      15,351,109.26
                                               --------------     --------------
TOTAL ASSETS...............................    $29,240,357.47     $29,033,431.21
                                               ==============     ==============


   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                    DECEMBER 31, 1994 AND DECEMBER 31, 1993

                                            December 31, 1994  December 31, 1993
                                            -----------------  -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Current Maturities of Long-Term Debt.....   $    81,000.00     $ 1,081,000.00
   Accounts Payable.........................     1,071,362.73       1,220,135.73
   Customer Deposits........................         2,140.00           2,270.00
   Accrued Taxes--Income....................     1,977,086.99       1,635,385.44
   Accrued Taxes--Other.....................       464,858.85         454,718.61
   Accrued Interest, Pension and Other......       228,944.12         236,417.94
                                               --------------     --------------
      Total Current Liabilities.............     3,825,392.69       4,629,927.72
                                               --------------     --------------
LONG-TERM DEBT
   Notes Payable............................     1,485,000.00       1,566,000.00
                                               --------------     --------------
      Total Long-Term Debt..................     1,485,000.00       1,566,000.00
                                               --------------     --------------
OTHER LIABILITIES AND DEFERRED CREDITS
   Unamortized Investment Tax Credit--Net...       393,670.76         455,303.34
   Deferred Income Taxes....................     3,249,637.49       3,679,518.97
   Other Deferred Credits...................       298,230.87          40,183.51
                                               --------------     --------------
      Total Other Liabilities and
       Deferred Credits.....................     3,941,539.12       4,175,005.82
                                               --------------     --------------
STOCKHOLDERS' EQUITY
   Common Stock--900,000 Shares--No Par.....       600,000.00         600,000.00
   Preferred Stock--8,000 Shares--$50.00
    Par.....................................       400,000.00         400,000.00
                                               --------------     --------------
      Total Stock Issued....................     1,000,000.00       1,000,000.00
   Additional Paid-In Capital...............       467,279.96         467,279.96
   Less: Treasury Stock--846 Common Shares..        38,628.36          38,628.36
   Retained Earnings........................    18,559,774.06      17,233,846.07
                                               --------------     --------------
      Total Stockholders' Equity............    19,988,425.66      18,662,497.67
                                               --------------     --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..   $29,240,357.47     $29,033,431.21
                                               ==============     ==============

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                              STATEMENTS OF INCOME

         FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1994 AND 1993

                                                   1994             1993
                                              ---------------  ---------------
OPERATING REVENUES
        Local Service.......................  $ 1,942,071.82   $ 1,871,107.84
        Interstate Access Service...........    3,745,432.69     3,265,079.10
        Intrastate Access Service...........    2,665,357.90     2,489,753.18
        Long Distance Service...............    1,837,614.04     1,757,527.48
        Miscellaneous.......................    1,344,073.73     1,278,495.19
        Less: Uncollectibles................       99,509.29       130,028.52
                                              --------------   --------------
           Total Operating Revenue..........   11,435,040.89    10,531,934.27
                                              --------------   --------------
OPERATING EXPENSES
        Plant Specific......................    1,267,403.11     1,168,598.54
        Plant Non-Specific..................
          Network and Other.................    1,322,031.57     1,213,571.38
          Depreciation and Amortization.....    1,781,245.76     1,727,777.42
        Customer Operations.................    1,026,726.25       989,155.17
        Corporate Operations................      893,621.35       699,911.06
                                              --------------   --------------
           Total Operating Expenses.........    6,291,028.04     5,799,013.57
                                              --------------   --------------
NET OPERATING REVENUE.......................    5,144,012.85     4,732,920.70
                                              --------------   --------------
OPERATING TAXES
        Investment Credit--Net..............      (61,632.58)      (62,541.07)
        Income Taxes--Current...............    1,909,010.88     1,678,702.16
        Income Taxes--Deferred..............      (19,118.88)       58,230.46
        Other Operating Taxes...............      467,671.65       436,293.13
                                              --------------   --------------
           Total Operating Taxes............    2,295,931.07     2,110,684.68
                                              --------------   --------------
NET OPERATING INCOME........................    2,848,081.78     2,622,236.02
                                              --------------   --------------
OTHER INCOME AND EXPENSES
        Dividend Income.....................        8,656.30         9,664.37
        Interest Income.....................      194,518.46       128,120.88
        Other Income and Expense--Net.......      (50,022.36)      (10,796.71)
        Deregulated Activities--Net.........       16,715.38       (32,076.11)
                                              --------------   --------------
           Total Other Income and Expenses..      169,867.78        94,912.43
                                              --------------   --------------
INCOME AVAILABLE FOR FIXED CHARGES..........    3,017,949.56     2,717,148.45
                                              --------------   --------------
FIXED CHARGES
        Interest and Amortization...........      165,442.85       226,679.03
                                              --------------   --------------
NET INCOME..................................  $ 2,852,506.71   $ 2,490,469.42
                                              ==============   ==============
EARNINGS PER SHARE--COMMON STOCK............  $         3.15   $         2.75

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                        STATEMENTS OF RETAINED EARNINGS

                       FOR THE TWELVE MONTH PERIODS ENDED
                           DECEMBER 31, 1994 AND 1993

                                   1994            1993
                              --------------  --------------
BALANCE AT JANUARY 1........  $17,233,846.07  $16,198,023.05
                              --------------  --------------
  ADDITIONS:
       Net Income...........    2,852,506.71    2,490,469.42
                              --------------  --------------
          Total Additions...    2,852,506.71    2,490,469.42
                              --------------  --------------
  DEDUCTIONS:
        Common Dividends....    1,510,578.72    1,438,646.40
       Preferred Dividends..       16,000.00       16,000.00
                              --------------  --------------
          Total Deductions..    1,526,578.72    1,454,646.40
                              --------------  --------------
BALANCE AT DECEMBER 31......  $18,559,774.06  $17,233,846.07
                              ==============  ==============

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1994 AND 1993

                                                      1994             1993
                                                 ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net Income................................  $ 2,852,506.71   $ 2,490,469.42
      Adjustments to Reconcile Net Income to
       Net Cash Provided by Operating
       Activities
         Depreciation...........................    1,896,828.12     1,788,130.77
         Amortization...........................       33,433.52        33,940.08
         Deferred Income Taxes and Investment
          Tax Credit............................      (65,614.73)       23,377.95
         Net gain on Sale of Stock in Non
          Affiliated Companies..................     (119,969.74)            0.00
       Net Changes in:
         Temporary Cash Investments (Increase)
           Decrease.............................       10,069.00    (2,000,000.00)
         Accounts Receivable (Increase)
          Decrease..............................      (56,901.64)       (4,864.09)
         Material and Supplies (Increase)
          Decrease..............................       44,637.52       101,681.97
         Prepaid Expenses (Increase) Decrease...     (365,622.92)       43,513.90
         Prepaid Pension Asset (Increase)
          Decrease..............................       10,407.00      (123,622.62)
         Deferred Charges (Increase) Decrease...       32,450.22       (10,777.42)
         Accounts Payable Increase (Decrease)...     (148,773.00)       94,702.77
         Customer Deposits Increase (Decrease)..         (130.00)         (100.00)
         Accrued Expenses Increase (Decrease)...      344,367.97        71,869.38
         Other Deferred Credits and Reserves
          Increase (Decrease)...................      (63,286.36)      (61,676.23)
                                                  --------------   --------------
         Cash Provided by Operating
           Activities...........................    4,404,401.67     2,446,645.88
                                                  --------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES
       Addition of Plant (Including Work
        Under Construction).....................   (2,699,345.22)   (1,301,428.84)
       Addition of Deregulated Telephones and
        Other...................................      (35,581.39)     (232,546.83)
       Salvage from Plant Retired...............       30,318.00        36,077.66
       Cost of Removal of Plant Retired.........      (52,883.06)      (52,482.83)
       Purchase of Interest in NonAffiliated
        Companies...............................       (8,259.30)       (9,644.37)
       Increase in Cash Surrender Value.........      (43,915.74)      (42,224.45)
       Sale of Stock in NonAffiliated Companies.      136,230.69             0.00
                                                  --------------   --------------
          Cash Used by Investing Activities.....   (2,673,436.02)   (1,602,249.66)
                                                  --------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES
       Principal Payments of Long-Term Debt.....   (1,081,000.00)      (81,000.00)
       Dividends Paid...........................   (1,526,578.72)   (1,454,646.40)
                                                  --------------   --------------
          Cash Used by Financing Activities.....   (2,607,578.72)   (1,535,646.40)
                                                  --------------   --------------
NET INCREASE (DECREASE) IN CASH.................     (876,613.07)     (691,250.18)
CASH AND CASH EQUIVALENTS--BEGINNING OF YEAR....    3,377,926.87     4,069,177.05
                                                  --------------   --------------
CASH AND CASH EQUIVALENTS--END OF YEAR..........  $ 2,501,313.80   $ 3,377,926.87
                                                  ==============   ==============

     SUPPLEMENTAL DISCLOSURES

       The Company paid interest totalling $171,950 and $226,378 during 1994 and 1993, respectively.

       The Company paid federal and state income taxes of $2,005,999 and $1,506,886 during 1994 and 1993, respectively.


   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1994

     NOTE 1--ACCOUNTING POLICIES

       The Company's accounting policies are in conformity with generally accepted accounting principles as prescribed by the Pennsylvania Public Utility Commission. Revenues and expenses are recorded on the accrual basis in order to match them with the period to which they apply. Effective January 1, 1988, the Company adopted certain accounting changes which substantially restructured the system of accounts.

       Telephone Plant--Telephone plant is recorded by the Company at original cost. Normal additions and replacements and renewals of property, considered to be units of property, are charged to telephone plant accounts. Retirements are eliminated from the telephone plant accounts at original costs, and these costs plus removal expense, less salvage, are charged to accumulated depreciation. Ordinary repairs and replacements of items considered to be less than units of property are charged to maintenance. No gain or loss is recognized in connection with ordinary retirements of depreciable property.

       Depreciation--For financial reporting purposes, depreciation is computed using straight-line method over the estimated useful lives of the plant in service. For income tax purposes all additions commencing in 1974 are depreciated using accelerated methods. For assets acquired after January 1, 1981, depreciation is calculated using the Accelerated Cost Recovery System
     (ACRS) and modified ACRS for assets purchased after January 1, 1987.

       Cash Equivalents--All highly liquid investments, with original maturity of three months or less, having insignificant risk of changes in value are classified as cash equivalents.

       Temporary Cash Investments--Temporary cash investments at December 31, 1994 consisted of various U.S. Treasury Notes with maturities through September 30, 1996. At December 31, 1993, this account consisted of stock in a short term bond fund. The investment is recorded at cost. Premium and discount on the U.S. Treasury Notes is amortized using the straight-line method.

       Income Taxes--The company adopted Statement of Accounting Standards
     (SFAS) No. 109, ''Accounting for Income Taxes'' effective for fiscal 1993. Under the provisions of this pronouncement, an entity recognizes deferred tax assets and liabilities for the future tax consequences of events that have been previously recognized in the Company's financial statements or tax returns. Regulated companies, such as telephone companies, are required to record regulatory assets or liabilities when adjusting their deferred income tax liabilities.

       There was no significant income statement impact related to the adoption of FAS 109.

       The difference between the statutory income tax rate and the Company's effective tax rate is due primarily to Pennsylvania Corporate Net Income Tax and deferred timing differences such as depreciation, provision for pensions, amortization of investment tax credit, amortization of extraordinary retirements, and allowance for uncollectible accounts.

       Investment Tax Credit--The investment tax credits recorded have been deferred and are being amortized to income at the rate of 5% per annum.

       Unamortized Debt Expense--Unamortized debt expense is being amortized by charges to income over the life of the related issue.

       Extraordinary Retirement--The early retirement of plant due to obsolescence is being amortized by charges to income over a period of ten years.

       Capital Stock Expense--Expenses relating to the issuance of common stock are deferred indefinitely, and are charged to Additional Paid-In Capital.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994



       Treasury Stock--Treasury stock is reported at cost.


     NOTE 2--PREFERRED STOCK

       The stock is preferred as to liquidation and dividends which are cumulative at 4% per annum. Shares are callable on any dividend payment date at par value plus accrued dividends. There are no dividends in arrears.


     NOTE 3--COMMON STOCK AND RETAINED EARNINGS

       Covenants contained in the note agreement covering long-term debt include a provision that the Company will not declare or pay any dividends on any shares of its capital stock of any class (other than dividends in shares of its common stock); or to make any payment to purchase, redeem or otherwise acquire any such shares, if the aggregate amount of all dividends, distributions, and payments made on all shares of its capital stock of all classes after December 31, 1977, would exceed an amount equal to the retained earnings accumulated after December 31, 1977. The unrestricted retained earnings at December 31, 1994 is $16,393,126.62.

     NOTE 4--LONG-TERM DEBT

       The Company issued $2,700,000.00 in long-term notes as of May 31, 1978. The terms of the note agreement required an annual payment on account of principal in the amount of $81,000.00 commencing on June 1, 1981, and continuing to and including June 1, 1997, and a final payment of the balance of $1,323,000.00 shall be made on June 1, 1998. The note bears interest at a rate of 8.5% payable semi-annually on the unpaid balance commencing December 1, 1978.

       See Note 3 for covenants contained in the note agreement which restrict retained earnings.

       Following are maturities of long-term debt for each of the next five years.

        1995......................................................     81,000.00
        1996......................................................     81,000.00
        1997......................................................     81,000.00
        1998......................................................  1,323,000.00
        1999......................................................          0.00

     NOTE 5--CONCENTRATION OF CREDIT RISK

       The Company's revenue is derived primarily from the providing of public utility telephone service in Union and Northumberland Counties of Pennsylvania.


     NOTE 6--EMPLOYEE BENEFIT PLANS

       The Company has a noncontributing defined benefit pension plan covering substantially all employees. The plan provides benefits based upon years of service and compensation levels. Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994


     A summary of the components of net periodic income for the plan for 1994 is as follows:

       Service cost--benefits earned during the period..  $ 118,075
        Interest cost on projected benefit obligation...    196,474
       Expected return on plan assets...................    (49,693)
       Net amortization and deferral....................   (318,797)
                                                          ---------
       Net periodic pension income......................  $ (53,941)
                                                          =========

       The discount rate and rate of increase in future compensation levels (where applicable) used in determining the actuarial present value of the projected benefit obligation were 7.5 percent and 5.5 percent, respectively. The expected long--term rate on plan assets was 8.50 percent.

       The following table sets forth the funded status and amounts recognized in the balance sheet at December 31, 1994 for the Company's defined benefit plan:


       Actuarial present value of benefit obligations:
          Vested benefit obligation............................   $ 1,571,467
                                                                  ===========
          Accumulated benefit obligation.......................   $ 1,994,013
                                                                  ===========
       Projected benefit obligation............................   $(2,797,945)
       Plan assets at fair value...............................     3,667,392
                                                                  -----------
       Plan assets in excess of projected benefit obligation...       869,447
       Unrecognized net gain...................................       428,114
       Unrecognized net assets at January 1, 1991, net of
        amortization...........................................      (804,456)
                                                                  -----------
       Net pension asset recognized in the balance sheet.......   $   493,105
                                                                  ===========

       Plan assets at December 31, 1994 and 1993 were invested in listed common stocks, U.S. Government securities, short-term money market instruments, and corporate bonds and mortgages.

       The Company also has a 401(k) plan whereby participants may contribute up to fifteen percent of their salaries. The Company currently contributes up to twenty-five percent of the employees' contribution up to the first eight percent of their salaries. The Company contributed $31,024 during 1994 and $26,675 during 1993.

       The Company has a nonqualified supplemental retirement plan for certain management employees. The pension liability, as determined by an actuary, under this plan at December 31, 1994 was $64,168.

       The Financial Accounting Standards Board requires implementation of Statement Of Financial Accounting Standard 106, "Employers' Accounting for Postretirement Benefits other Than Pensions" (SFAS 106) effective in 1993. SFAS 106 requires benefit costs to be recognized on an accrual basis as benefits are earned by employees. The Company does not have a material liability for postretirement benefits other than those previously stated.


     NOTE 7--CONTINGENCIES

       The Company has been notified of potential liability for participation in an Environmental Protection Agency clean up of a hazardous waste site. The Company allegedly sold scrap lead cable to a salvage yard which has been identified as a contaminant. The Company's liability, if any, for sharing in the clean up costs is unknown at this date, however the Company believes that its ultimate liability should not have a material adverse effect on its financial position.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994


     NOTE 8--RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

       Certain reclassifications have been made to the 1993 financial statements to conform to the 1994 financial statement presentation. Such reclassification had no effect on net income as previously reported.


     NOTE 9--SUBSEQUENT EVENT

       On April 20, 1995, the Board of Directors of Buffalo Valley Telephone Company agreed in principal for C-TEC Corporation (a diversified telecommunications and high technology company) to acquire the stock of the Company for cash and preferred stock.

                          INDEPENDENT AUDITOR'S REPORT


     Buffalo Valley Telephone Company
     20 South Second Street
     Lewisburg, Pennsylvania 17837

     Gentlemen:

       I have audited the accompanying balance sheets of the Buffalo Valley Telephone Company as of December 31, 1993 and 1992 and the related statements of income, retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

       I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

       In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Buffalo Valley Telephone Company as of December 31, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

       My audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The statements of operating expenses, telephone plant in service, and accumulated depreciation are presented for purposes of additional analysis and are not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in my opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



                                       William R. Maslo
                                       Reading, Pennsylvania
                                       February 17, 1994

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                    DECEMBER 31, 1993 AND DECEMBER 31, 1992

                                            December 31, 1993  December 31, 1992
                                            -----------------  -----------------
ASSETS
CURRENT ASSETS
        Cash and Equivalents...................$ 3,377,926.87     $ 4,069,177.05
        Temporary Cash Investments.............  2,000,000.00               0.00
        Accounts Receivable....................  2,605,913.89       2,601,049.80
        Material and Supplies--At Average
         Costs.................................    285,520.03         387,202.00
        Prepaid Expenses.......................  1,960,785.00       2,004,298.90
                                               --------------     --------------
           Total Current Assets................ 10,230,145.79       9,061,727.75
                                               --------------     --------------

NONCURRENT ASSETS
        Investments in Nonaffiliated
         Companies--at Cost....................     54,849.58          45,205.21
          (Market Value-12/31/93--$244,132.17)
          (Market Value-12/31/92--$198,714.57)
        Nonregulated Investments--Deregulated
         Equipment.............................  2,086,616.02       2,031,931.25
        Unamortized Debt Issuance Expense......      2,026.13           3,187.37
        Other Noncurrent Assets................    998,879.05         514,723.60
        Deferred Extraordinary Retirements.....    158,238.12         191,016.96
        Deferred Charges.......................    151,567.26         140,789.84
                                               --------------     --------------
           Total Noncurrent Assets.............  3,452,176.16       2,926,854.23
                                               --------------     --------------

PROPERTY, PLANT AND EQUIPMENT
        Telephone Plant in Service............. 24,955,797.82      24,079,760.29
        Telephone Plant Under Construction.....    296,201.56         123,848.63
        Non-Operating Plant....................     28,051.89          28,051.89
                                               --------------     --------------
                                                25,280,051.27      24,231,660.81
        Less: Accumulated Depreciation.........  9,928,942.01      8,493,751.301
                                               --------------     --------------
           Net Telephone Property.............. 15,351,109.26      15,737,909.51
                                               --------------     --------------
TOTAL ASSETS...................................$29,033,431.21     $27,726,491.49
                                               ==============     ==============


   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS

                    DECEMBER 31, 1993 AND DECEMBER 31, 1992

                                               December 31, 1993  December 31, 1992
                                               -----------------  -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
        Current Maturities of Long-Term
         Debt.............................        $    81,000.00     $    81,000.00
        Accounts Payable..................          1,220,135.73       1,125,432.96
        Customer Deposits.................              2,270.00           2,370.00
        Accrued Taxes--Income.............          1,635,385.44       1,566,382.46
        Accrued Taxes--Other..............            454,718.61         472,311.42
        Accrued Interest, Pension and
         Other............................            236,417.94         215,958.73
                                                  --------------     --------------
           Total Current Liabilities......          3,629,927.72       3,463,455.57
                                                  --------------     --------------
LONG-TERM DEBT
        Funded Debt.......................          1,566,000.00       1,647,000.00
        Other.............................          1,000,000.00       1,000,000.00
                                                  --------------     --------------
           Total Long-Term Debt...........          2,566,000.00       2,647,000.00
                                                  --------------     --------------
OTHER LIABILITIES AND DEFERRED CREDITS
        Unamortized Investment Tax
         Credit--Net......................            455,303.34         517,844.41
        Deferred Income Taxes.............          3,679,518.97       3,313,711.95
        Other Deferred Credits............             40,183.51         157,804.91
                                                  --------------     --------------
           Total Other Liabilities and
            Deferred Credits..............          4,175,005.82       3,989,361.27
                                                  --------------     --------------
STOCKHOLDERS' EQUITY
        Common Stock--900,000 Shares--No
         Par..............................            600,000.00         600,000.00
        Preferred Stock--8,000
         Shares--$50.00 Par...............            400,000.00         400,000.00
                                                  --------------     --------------
           Total Stock Issued.............          1,000,000.00       1,000,000.00
        Additional Paid-In Capital........            467,279.96         467,279.96
        Less: Treasury Stock--846 Common
         Shares...........................             38,628.36          38,628.36
        Retained Earnings.................         17,233,846.07      16,198,023.05
                                                  --------------     --------------
           Total Stockholders' Equity.....         18,662,497.67      17,626,674.65
                                                  --------------     --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $29,033,431.21     $27,726,491.49
                                                  ==============     ==============

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                              STATEMENTS OF INCOME

         FOR THE TWELVE MONTH PERIODS ENDED DECEMBER 31, 1993 AND 1992

                                                    1993             1992
                                               ---------------  ---------------
OPERATING REVENUES
        Local Service........................  $ 1,871,107.84   $ 1,762,216.79
        Interstate Access Service............    3,265,079.10     3,478,847.21
        Intrastate Access Service............    2,489,753.18     2,425,584.45
        Long Distance Service................    1,757,527.48     1,780,642.57
        Miscellaneous........................    1,278,495.19     1,278,674.68
        Less: Uncollectibles.................      130,028.52        58,401.47
                                               --------------   --------------
           Total Operating Revenue...........   10,531,934.27    10,667,564.23
                                               --------------   --------------
OPERATING EXPENSES
        Plant Specific.......................    1,168,598.54     1,180,028.58
        Plant Non-Specific
          Network and Other..................    1,213,571.38     1,264,344.75
          Depreciation and Amortization......    1,727,777.42     1,654,731.74
        Customer Operations..................      989,155.17       968,627.91
        Corporate Operations.................      699,911.06       768,422.47
        Other Operating Income and Expenses..            0.00      (185,144.00)
                                               --------------   --------------
           Total Operating Expenses..........    5,799,013.57     5,651,011.45
                                               --------------   --------------
NET OPERATING REVENUE........................    4,732,920.70     5,016,552.78
                                               --------------   --------------
OPERATING TAXES
        Investment Credit--Net...............      (62,541.07)      (63,732.22)
        Income Taxes--Current................    1,678,702.16     1,576,758.63
        Income Taxes--Deferred...............       58,230.46       147,078.55
        Other Operating Taxes................      436,293.13       507,449.15
                                               --------------   --------------
           Total Operating Taxes.............    2,110,684.68     2,167,554.11
                                               --------------   --------------
NET OPERATING INCOME.........................    2,622,236.02     2,848,998.67
                                               --------------   --------------
OTHER INCOME AND EXPENSES
        Dividend Income......................        9,664.37        12,003.39
        Interest Income......................      128,120.88       106,949.31
        Other Income and Expense--Net........      (10,796.71)       82,692.37
        Deregulated Activities--Net..........      (32,076.11)      (18,390.00)
                                               --------------   --------------
           Total Other Income and Expenses...       94,912.43       183,255.07
                                               --------------   --------------
INCOME AVAILABLE FOR FIXED CHARGES...........    2,717,148.45     3,032,253.74
                                               --------------   --------------
FIXED CHARGES
        Interest and Amortization............      226,679.03       233,689.84
                                               --------------   --------------
NET INCOME...................................  $ 2,490,469.42   $ 2,798,563.90
                                               ==============   ==============
EARNINGS PER SHARE--COMMON STOCK.............  $         2.75   $         3.09

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                        STATEMENTS OF RETAINED EARNINGS

                       FOR THE TWELVE MONTH PERIODS ENDED

                           DECEMBER 31, 1993 AND 1992

                                      1993            1992
                                 --------------  --------------

BALANCE AT JANUARY 1,..........  $16,198,023.05  $14,747,146.13
                                 --------------  --------------
       ADDITIONS:
          Net Income...........    2,490,469.42    2,798,563.90
                                 --------------  --------------
             Total Additions...    2,490,469.42    2,798,563.90
                                 --------------  --------------
       DEDUCTIONS:
          Common Dividends.....    1,438,646.40    1,331,686.98
         Preferred Dividends...       16,000.00       16,000.00
                                 --------------  --------------
             Total Deductions..    1,454,646.40    1,347,686.98
                                 --------------  --------------
BALANCE AT DECEMBER 31,........  $17,233,846.07  $16,198,023.05
                                 ==============  ==============


   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992

                                                           1993             1992
                                                      ---------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
       Net Income...................................  $ 2,490,469.42   $ 2,798,563.90
       Adjustments to Reconcile Net Income to
        Net Cash Provided by Operating Activities
           Depreciation.............................    1,788,130.77     1,688,547.05
           Amortization of Extraordinary
            Retirements.............................       33,940.08        33,939.74
           Deferred Income Taxes and
            Investment Tax Credit...................       23,377.95        94,231.70
           Accounts Receivable (Increase)
            Decrease................................       (4,864.09)     (211,355.40)
           Material and Supplies (Increase)
            Decrease................................      101,681.97      (160,540.81)
           Prepaid Expenses (Increase) Decrease.....       43,513.90      (170,761.41)
           Prepaid Pension Asset (Increase)
            Decrease................................     (123,622.62)     (277,321.00)
           Deferred Charges (Increase) Decrease.....      (10,777.42)       68,735.26
           Accounts Payable Increase (Decrease).....       94,702.77       (87,019.63)
           Customer Deposits Increase
            (Decrease)..............................         (100.00)         (280.00)
           Accrued Expenses Increase (Decrease).....       71,869.38       367,781.96
           Deferred Credits and Reserves
            Increase (Decrease).....................      (61,676.23)        1,091.56
                                                      --------------   --------------
           Cash Provided by Operating
            Activities..............................    4,446,645.88     4,145,612.92
                                                      --------------   --------------
CASH FLOWS FROM INVESTING ACTIVITIES
        Addition of Plant (Including Work
         Under Construction)........................   (1,301,428.84)   (1,378,739.83)
        Addition of Deregulated Telephones and
         Other......................................     (232,546.83)     (138,596.30)
        Salvage from Plant Retired..................       36,077.66        37,192.57
        Cost of Removal of Plant Retired............      (52,482.83)      (45,739.29)
        Purchase of Interest in NonAffiliated
         Companies..................................   (2,009,644.37)       (9,032.99)
        Increase in Cash Surrender Value............      (42,224.45)      (38,341.40)
        Purchase of Treasury Stock..................            0.00       (63,193.44)
        Sale of Treasury Stock......................            0.00        24,565.08
                                                      --------------   --------------
           Cash Used in Investing Activities........   (3,602,249.66)   (1,611,885.60)
                                                      --------------   --------------
CASH FLOWS FROM FINANCING ACTIVITIES
        Principal Payments of Long-Term Debt........      (81,000.00)      (81,000.00)
        Dividends Paid..............................   (1,454,646.40)   (1,347,686.98)
                                                      --------------   --------------
           Cash Used by Financing Activities........   (1,535,646.40)   (1,428,686.98)
                                                      --------------   --------------
NET INCREASE (DECREASE) IN CASH.....................     (691,250.18)    1,105,040.34
CASH AND CASH EQUIVALENTS--BEGINNING OF
   YEAR.............................................    4,069,177.05     2,964,136.71
                                                      --------------   --------------
CASH AND CASH EQUIVALENTS--END OF YEAR..............  $ 3,377,926.87   $ 4,069.177.05
                                                      ==============   ==============

--------------
SUPPLEMENTAL DISCLOSURES

(1) The Company considers short-term debt securities purchased in money market funds to be cash equivalents.
(2) The Company paid interest totaling $226,378.41 and $231,599.69 during 1993 and 1992, respectively.
(3) The Company paid Federal and State Income Taxes of $1,506,886.00 and $1,454,075.17 for 1993 and 1992, respectively.

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1993

     NOTE 1--ACCOUNTING POLICIES

           The Company's accounting policies are in conformity with generally accepted accounting principles as prescribed by the Pennsylvania Public Utility Commission. Revenues and expenses are recorded on the accrual basis in order to match them with the period to which they apply. Effective January 1, 1988, the Company adopted certain accounting changes which substantially restructured the system of accounts.

           Telephone Plant--Telephone plant is recorded by the Company at original cost. Normal additions and replacements and renewals of property, considered to be units of property, are charged to telephone plant accounts. Retirements are eliminated from the telephone plant accounts at original costs, and these costs plus removal expense, less salvage, are charged to accumulated depreciation. Ordinary repairs and replacements of items considered to be less than units of property are charged to maintenance. No gain or loss is recognized in connection with ordinary retirements of depreciable property.

           Depreciation--For financial reporting purposes, depreciation is computed using straight-line method over the estimated useful lives of the plant in service. For income tax purposes all additions commencing in 1974 are depreciated using accelerated methods. For assets acquired after January 1, 1981, depreciation is calculated using the Accelerated Cost Recovery System (ACRS) and modified ACRS for assets purchased after January 1, 1987.

           Temporary Cash Investments--The Company has an investment in a short term bond fund at 12/31/93. The investment is carried at cost. Market value is $1,980,392.16 at 12/31/93.

           Income Taxes--Effective for the current fiscal year, the Company adopted Statement of Financial Accounting Standard No. 109, ''Accounting for Income Taxes'' (FAS 109). Under the provisions of FAS 109, an entity recognizes deferred tax assets and liabilities for future tax consequences of events that have been previously recognized in the Company's financial statements or tax returns. Specific provisions of FAS 109 require regulated companies, such as telephone companies, to record regulatory assets or liabilities when adjusting their deferred income tax liabilities.

           As a result of implementing this provision, the Company recorded a regulatory asset of $279,888. This asset resulted from recording deferred taxes relating to the cumulative amount of federal income taxes previously flowed through to the ratepayers.

           There was no significant income statement impact related to the adoption of FAS 109.

           The difference between the statutory income tax rate and the Company's effective tax rate is due primarily to Pennsylvania Corporate Net Income Tax and deferred tax timing differences such as depreciation, provision for pensions, and amortization of investment tax credits.

           Investment Tax Credit--The investment tax credits recorded have been deferred and are being amortized to income at the rate of 5% per annum.

           Unamortized Debt Expense--Unamortized debt expense is being amortized by charges to income over the life of the related issue.

           Extraordinary Retirement--The early retirement of plant due to obsolescence is being amortized by charges to income over a period of ten years.

           Capital Stock Expense--Expenses relating to the issuance of common stock are deferred indefinitely, and are charged to Additional Paid-In Capital.

           Treasury Stock--Treasury stock is reported at cost.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994


     NOTE 2--PREFERRED STOCK

           The stock is preferred as to liquidation and dividends which are cumulative at 4% per annum. Shares are callable on any dividend payment date at par value plus accrued dividends. There are no dividends in arrears.

     NOTE 3--COMMON STOCK AND RETAINED EARNINGS

           Covenants contained in the note agreement covering long-term debt include a provision that the Company will not declare or pay any dividends on any shares of its capital stock of any class (other than dividends in shares of its common stock); or to make any payment to purchase, redeem or otherwise acquire any such shares, if the aggregate amount of all dividends, distributions, and payments made on all shares of its capital stock of all classes after December 31, 1977, would exceed an amount equal to the retained earnings accumulated after December 31, 1977. The unrestricted retained earnings at December 31, 1993 is $15,067,198.63.

     NOTE 4--LONG-TERM DEBT

           The Company issued $2,700,000.00 in long-term notes as of May 31, 1978. The terms of the note agreement required an annual payment on account of principal in the amount of $81,000.00 commencing on June 1, 1981, and continuing to and including June 1, 1997, and a final payment of the balance of $1,323,000.00 shall be made on June 1, 1998. The note bears interest at a rate of 8.5% payable semi-annually on the unpaid balance commencing December 1, 1978.

           See Note 3 for covenants contained in the note agreement which restrict retained earnings.

           In addition to the above, there is a $1,000,000.00 promissory note dated April 30, 1982, payable to the Penn Mutual Life Insurance Company (formerly Penn Diversified Insurance and Annuity Company), due April 30, 1994. The rate of interest shall equal 117.5% of Moody's Investor Service, Inc. three-year index of yields on U.S. Treasury Issues. Effective May 1, 1991 the rate is 8.25% payable semi-annually on June 1, and December 1, each year.

           Following are maturities of long-term debt for each of the next five years.

              1994....................................  $1,081,000.00
              1995....................................      81,000.00
              1996....................................      81,000.00
              1997....................................      81,000.00
              1998....................................   1,323,000.00

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994




     NOTE 5--CONCENTRATION OF CREDIT RISK

           The Company's revenue is derived primarily from the providing of public utility telephone service in Union and Northumberland Counties of Pennsylvania.


     NOTE 6--EMPLOYEE BENEFIT PLANS

           The Company has a noncontributing defined benefit pension plan covering substantially all employees. The plan provides benefits based upon years of service and compensation levels. The Company's funding policy is to contribute annually an amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only benefits attributed to service to date but also for those expected to be earned in the future.

           In 1992, the Company adopted FASB No. 87, ''Employers' Accounting for Pensions'', the effect of the adoption was to record pension income of $277,321 in 1992, of which $92,177 related to 1991 and prior. Pension expense for 1991 has not been restated. Pension Income for 1993 was $162,043.

           A summary of the components of net periodic income for the plan for 1993 is as follows:

        Service cost--benefits earned during the period..  $  83,528
        Interest cost on projected benefit obligation....    160,023
        Expected return on plan assets...................   (329,052)
        Net amortization and deferral....................    (76,542)
                                                           ---------
        Net periodic pension income......................  $(162,043)
                                                           =========

           The discount rate and rate of increase in future compensation levels (where applicable) used in determining the actuarial present value of the projected benefit obligation were 7.5 percent and 5.5 percent, respectively. The expected long-term rate on plan assets was 9 percent.

           The following table sets forth the funded status and amounts recognized in the balance sheet at December 31, 1993 for the Company's defined benefit plan:

Actuarial present value of benefit obligations:
           Vested benefit obligation............................   $ 1,850,996
                                                                   ===========
           Accumulated benefit obligation.......................   $ 2,011,881
                                                                   ===========
        Projected benefit obligation............................   $(2,374,861)
        Plan assets at fair value...............................     3,913,356
                                                                   -----------
        Plan assets in excess of projected benefit obligation...     1,538,495
          Unrecognized net gain.................................      (221,543)
          Unrecognized net assets at January 1, 1991, net of
           amortization.........................................      (877,588)
                                                                   -----------
        Net pension asset recognized in the balance sheet.......   $   439,364
                                                                   ===========

           Plan assets at December 31, 1993 and 1992 were invested in listed common stocks, U.S. Government securities, short-term money market instruments, and corporate bonds and mortgages.

                        BUFFALO VALLEY TELEPHONE COMPANY

                               DECEMBER 31, 1994


           The Company also has a 401(k) plan whereby participants may contribute up to fifteen percent of their salaries. The Company currently contributes up to twenty-five percent of the employees' contribution up to the first eight percent of their salaries. The Company contributed $26,675 during 1993 and $21,252 during 1992.

               The Financial Accounting Standards Board requires implementation of Statement Of Financial Accounting Standard 106, ''Employers' Accounting for Postretirement Benefits other Than Pensions'' (FAS 106) effective in 1993. FAS 106 requires benefit costs to be recognized on an accrual basis as benefits are earned by employees. The Company does not have a material liability for postretirement benefits other than pension.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS



                                               June 30, 1995   December 31, 1994
                                               --------------  -----------------
                                                (Unaudited)
ASSETS
CURRENT ASSETS
        Cash and Equivalents.................    $   375,037         $ 2,501,314
        Temporary Cash Investments...........      3,980,569           1,989,931
        Accounts Receivable..................      2,633,128           2,662,815
        Material and Supplies--At Average
         Cost................................        235,038             240,883
        Prepaid Expenses.....................      1,688,071           2,326,408
                                                 -----------         -----------
           Total Current Assets..............      8,911,843           9,721,351
                                                 -----------         -----------

NONCURRENT ASSETS
        Investments in Nonaffiliated
         Companies--At Cost..................        180,949              46,848
        Nonregulated
         Investments--Deregulated Equipment..      2,361,006           2,085,011
        Unamortized Debt Issuance Expense....          1,171               1,371
        Other Noncurrent Assets..............        833,115             816,648
        Deferred Extraordinary Retirements...        109,070             125,459
        Deferred Charges.....................        154,266             119,117
                                                 -----------         -----------
           Total Noncurrent Assets...........      3,639,577           3,194,454
                                                 -----------         -----------

PROPERTY, PLANT AND EQUIPMENT
        Telephone Plant in Service...........     27,349,051          26,278,393
        Telephone Plant Under Construction...        621,053             850,778
        Non-Operating Plant..................         28,052              28,052
                                                 -----------         -----------
                                                  27,998,156          27,157,223
                                                 -----------         -----------
        Less:   Accumulated Depreciation          11,702,501          10,832,671
                                                 -----------         -----------
           Net Telephone Property............     16,295,655          16,324,552
                                                 -----------         -----------
TOTAL ASSETS.................................    $28,847,075         $29,240,357
                                                 ===========         ===========


   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                                 BALANCE SHEETS



                                               June 30, 1995   December 31, 1994
                                               --------------  -----------------
                                                (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
        Current Maturities of Long Term Debt...  $    81,000         $    81,000
        Accounts Payable.......................    1,474,796           1,071,363
        Customer Deposits......................        2,090               2,140
        Accrued Taxes--Income..................      770,504           1,977,087
        Accrued Taxes--Other...................      236,407             464,859
        Accrued Interest, Pension and Other....      341,788             228,944
                                                 -----------         -----------
           Total Current Liabilities...........    2,906,585           3,825,393
                                                 -----------         -----------
LONG-TERM DEBT
        Notes Payable..........................    1,404,000           1,485,000
                                                 -----------         -----------
           Total Long-Term Debt................    1,404,000           1,485,000
                                                 -----------         -----------
OTHER LIABILITIES AND DEFERRED CREDITS
        Unamortized Investment Tax Credit-Net..      363,318             393,671
        Deferred Income Taxes..................    3,318,040           3,249,637
        Other Deferred Credits.................      409,677             298,230
                                                 -----------         -----------
           Total Other Liabilities and
            Deferred Credits...................    4,091,035           3,941,538
                                                 -----------         -----------
STOCKHOLDERS' EQUITY
        Common Stock--900,000 Shares--No Par...      600,000             600,000
        Preferred Stock--8,000
         Shares--$50.00 Par....................      400,000             400,000
                                                 -----------         -----------
           Total Stock Issued..................    1,000,000           1,000,000
        Additional Paid-In Capital.............      467,280             467,280
        Less:   Treasury Stock--846 Common
         Shares................................       38,628              38,628
        Retained Earnings......................   19,016,803          18,559,774
                                                 -----------         -----------
           Total Stockholders' Equity..........   20,445,455          19,988,426
                                                 -----------         -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....  $28,847,075         $29,240,357
                                                 ===========         ===========

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                              STATEMENTS OF INCOME

                                   UNAUDITED

                                            Three Months Ended         Six Months Ended
                                                 June 30,                 June 30,
                                       ------------------------- -------------------------
                                            1995         1994         1995         1994
                                       ------------  -----------  ----------- ------------
OPERATING REVENUES
 Local Service.........................  $  515,724   $  484,473   $1,003,407   $  956,254
 Interstate Access Service.............     784,008      990,698    1,713,284    1,898,373
 Intrastate Access Service.............     611,541      678,418    1,264,200    1,374,982
 Long Distance Service.................     468,065      468,688      919,042      954,299
 Miscellaneous.........................     321,646      304,929      610,790      590,555
 Less: Uncollectibles..................      23,301       25,094       45,531       50,300
                                         ----------   ----------   ----------   ----------
  Total Operating Revenue..............   2,677,683    2,902,112    5,465,192    5,724,163
                                         ----------   ----------   ----------   ----------

OPERATING EXPENSES
 Plant Specific........................     323,655      296,111      637,323      649,937
 Plant Non-Specific
  Network and Other....................     307,858      333,084      626,469      686,185
  Depreciation and Amortization........     477,785      452,749      938,059      905,763
 Customer Operations...................     262,114      243,099      544,945      479,257
 Corporate Operations..................     240,404      192,696      492,026      413,222
                                         ----------   ----------   ----------   ----------
  Total Operating Expenses.............   1,611,816    1,517,739    3,238,822    3,134,364
                                         ----------   ----------   ----------   ----------

NET OPERATING REVENUE..................   1,065,867    1,384,373    2,226,370    2,589,799
                                         ----------   ----------   ----------   ----------
OPERATING TAXES
 Investment Credit - Net...............     (15,177)     (15,408)     (30,053)     (30,816)
 Income Taxes - Current................     292,119      530,447      724,005      990,274
 Income Taxes - Deferred...............      75,529       (9,192)      69,024      (18,460)
 Other Operating Taxes.................     128,070      116,587      240,799      223,416
                                         ----------   ----------   ----------   ----------
  Total Operating Taxes................     480,541      622,434    1,003,475    1,164,414
                                         ----------   ----------   ----------   ----------

NET OPERATING INCOME...................     585,326      761,939    1,222,895    1,425,385
                                         ----------   ----------   ----------   ----------

OTHER INCOME AND EXPENSES
 Dividend Income.......................       1,065        2,547        2,111        5,048
 Interest Income.......................      63,506       44,050      118,888       93,114
 Other Income and Expense - Net........     (24,946)     (14,821)     (40,119)     (37,505)
 Deregulated Activities - Net..........      72,345       30,281       38,634       47,015
                                         ----------   ----------   ----------   ----------
  Total Operating Income and Expenses..     111,970       62,057      119,514      107,670
                                         ----------   ----------   ----------   ----------
INCOME AVAILABLE FOR FIXED
 CHARGES...............................     697,296      823,996    1,342,409    1,633,055
                                         ----------   ----------   ----------   ----------
FIXED CHARGES
 Interest and Amortization.............      32,806       43,178       68,142       98,311
                                         ----------   ----------   ----------   ----------
NET INCOME.............................  $  664,490   $  780,818   $1,274,267   $1,434,744
                                         ==========   ==========   ==========   ==========
EARNINGS PER SHARE - COMMON STOCK......       $0.74        $0.87        $1.42        $1.60

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                            STATEMENTS OF CASH FLOWS

                                   UNAUDITED

                                                      For the Six Months Ending
                                                               June 30,
                                                      --------------------------
                                                          1995          1994
                                                      ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net Income..................................  $ 1,274,267   $ 1,434,744
        Adjustments to Reconcile Net Income to Net
          Cash Provided by Operating Activities
          Depreciation..............................      991,386       981,462
          Amortization..............................       16,390        16,389
          Deferred Income Taxes and Investment Tax
           Credit...................................       38,050       (59,605)
          Other.....................................     (419,784)      (58,864)
        Net Changes in:
          Accounts Receivable Decrease..............       29,688        48,936
          Material and Supplies Decrease............        5,844       (74,206)
          Prepaid Expenses Decrease.................      638,337       291,913
          Accounts Payable Increase.................      403,434       202,969
          Accrued Expenses Decrease.................   (1,322,241)     (710,939)
                                                      -----------   -----------
           Cash Provided by Operating Activities....    1,655,371     2,072,799
                                                      -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
        Addition of Plant (Including Work Under
         Construction)..............................    1,026,922     1,681,552
        Other.......................................     (134,150)       16,826
                                                      -----------   -----------
           Cash Used by Investing Activities........      892,772     1,698,378
                                                      -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
        Redemption of Long-Term Debt................       81,000     1,081,000
        Dividends Paid..............................      817,238       763,289
                                                      -----------   -----------
           Cash Used by Financing Activities........      898,238     1,844,289
                                                      -----------   -----------
NET INCREASE (DECREASE) IN CASH.....................     (135,639)   (1,469,868)
                                                      -----------   -----------
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD......  $ 4,491,245   $ 5,377,927
                                                      -----------   -----------
CASH AND CASH EQUIVALENTS--END OF PERIOD............  $ 4,355,606   $ 3,908,059
                                                      -----------   -----------

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                        STATEMENTS OF RETAINED EARNINGS

             FOR THE SIX MONTH PERIODS ENDED JUNE 30, 1995 AND 1994

                                  (Unaudited)

                                 1995         1994
                              -----------  -----------

Balance at January 1........  $18,559,774  $17,233,846
                              -----------  -----------
   ADDITIONS:
       Net Income...........    1,274,267    1,434,744
                              -----------  -----------
         TOTAL ADDITIONS....    1,274,267    1,434,744
                              -----------  -----------
   DEDUCTIONS:
       Common Dividends.....      809,238      755,289
       Preferred Dividends..        8,000        8,000
                              -----------  -----------
         TOTAL DEDUCTIONS...      817,238      763,289
                              -----------  -----------
Balance at June 30..........  $19,016,803  $17,905,301
                              ===========  ===========

   The accompanying notes are an integral part of the financial statements.

                        BUFFALO VALLEY TELEPHONE COMPANY

                      NOTE TO INTERIM FINANCIAL STATEMENTS

                                 JUNE 30, 1995

           (a) The Interim Financial Statements included herein have been prepared by BVT, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, in the opinion of the management of BVT, the Interim Financial Statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information. The Interim Financial Statements should be read in conjunction with BVT's 1994, 1993 and 1992 financial statements and notes thereto included herein.

                        BUFFALO VALLEY TELEPHONE COMPANY

                       QUARTERLY INFORMATION (UNAUDITED)


                                 First       Second      Third       Fourth
                                Quarter     Quarter     Quarter     Quarter
                               ----------  ----------  ----------  ----------
1995
SALES........................  $2,788,000  $2,677,000         N/A         N/A
OPERATING INCOME.............  $1,048,000  $  937,000         N/A         N/A
NET INCOME...................  $  610,000  $  664,000         N/A         N/A
NET INCOME PER COMMON SHARE..  $      .67  $      .74         N/A         N/A

1994
SALES........................  $2,822,000  $2,902,000  $2,796,000  $2,915,000
OPERATING INCOME.............  $1,098,000  $1,268,000  $1,112,000  $1,198,000
NET INCOME...................  $  654,000  $  781,000  $  692,000  $  726,000
NET INCOME PER COMMON SHARE..  $      .72  $      .86  $      .77  $      .80

1993
SALES........................  $2,591,000  $2,680,000  $2,709,000  $2,552,000
OPERATING INCOME.............  $1,012,000  $1,016,000  $1,140,000  $1,129,000
NET INCOME...................  $  570,000  $  610,000  $  653,000  $  657,000
NET INCOME PER COMMON SHARE..  $      .63  $      .67  $      .72  $      .73


   The accompanying notes are an integral part of the financial statements.

                                                                      APPENDIX A



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                     Among

                       BUFFALO VALLEY TELEPHONE COMPANY,

                               C-TEC CORPORATION

                                      and

                             BVT MERGER CORPORATION

                            Dated as of May 10, 1995


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                        Page No.
                                                        --------
                                   ARTICLE I

                                PLAN OF MERGER.............  A-1
       1.1  The Merger.....................................  A-1
       1.2  Effects of the Merger..........................  A-1
       1.3  Conversion of Target Common Shares.............  A-2
       1.4  Timing.........................................  A-3
       1.5  Dissenters' Rights.............................  A-3
       1.6  Surrender and Exchange of Target Certificates..  A-3

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF TARGET.  A-5
       2.   Representations and Warranties of Target.......  A-5
       2.1  Organization, Powers and Qualifications........  A-5
       2.2  Subsidiaries...................................  A-6
       2.3  Capital Stock..................................  A-6
       2.4  Authority......................................  A-7
       2.5  Conflict with Other Agreements; Consents and
            Approvals......................................  A-7
       2.6  Compliance with Law............................  A-8
       2.7  Financial Statements...........................  A-8
       2.8  Absence of Undisclosed Liabilities.............  A-9
       2.9  Absence of Adverse Changes.....................  A-9
       2.10 Tax and Other Returns and Reports..............  A-9
       2.11 Dividends and Stock Purchases.................. A-10
       2.12 Assets......................................... A-10
       2.13 Contracts...................................... A-10
       2.14 Litigation..................................... A-12
       2.15 Insurance...................................... A-12
       2.16 Labor Matters.................................. A-13
       2.17 Employee Benefit Plans......................... A-13
       2.18 Franchises, Licenses, Permits, Etc............. A-14
       2.19 Patents and Trademarks......................... A-14
       2.20 Ordinary Course................................ A-14
       2.21 Brokerage and Other Fees....................... A-16
       2.22 Opinion of Financial Advisor................... A-16
       2.23 Information Supplied........................... A-16
       2.24 Disclosure..................................... A-17
       2.25 Tax Free Reorganization Matters................ A-17

                                 ARTICLE III............... A-18
       3.   Representations and Warranties of Buyer........ A-18
       3.1  Organization, Powers and Qualifications........ A-18
       3.2  Subsidiaries................................... A-18
       3.3  Authority...................................... A-19
       3.4  Capital Stock.................................. A-19
       3.5  Valid Issuance of Buyer Stock.................. A-20

                                                           Page No.
                                                           --------
       3.6  Conflict with Other Agreements; Consents and
            Approvals...................................... A-20
       3.7  Financial Statements........................... A-21
       3.8  Brokerage...................................... A-21
       3.9  Reports........................................ A-22
       3.10 Information Supplied........................... A-22
       3.11 Disclosure..................................... A-22
       3.12 Tax Matters.................................... A-23
       3.13 Available Funds................................ A-23
                                  ARTICLE IV
                 COVENANTS................................. A-23
       4.1  Conduct of Business Prior to Closing........... A-23
       4.2  Updating of Schedules.......................... A-25
       4.3  Access......................................... A-25
       4.4  Proxy Material, Registration Statement, Other
            Filings and Applications....................... A-26
       4.5  Shareholder Meeting............................ A-27
       4.6  Third Party Consents........................... A-27
       4.7  Satisfaction of Conditions..................... A-27
       4.8  Public Announcements........................... A-28
       4.9  Employees and Employee Benefit Plans........... A-28
       4.10 Director and Officer Indemnification........... A-29
       4.11 Other Proposals................................ A-30
       4.12 Target Preferred Stock......................... A-31
       4.13 Buyer Shareholder Approval..................... A-32
       4.14 Affiliates..................................... A-32
                                   ARTICLE V
            CONDITIONS TO OBLIGATIONS OF BUYER AND SUB..... A-32
       5.   Conditions To Obligations of Buyer and Sub To
            Consummate the Merger.......................... A-32
       5.1  Representations, Warranties, and Covenants of
            Target......................................... A-32
       5.2  Target Shareholder Approval.................... A-33
       5.3  Buyer Shareholder Approval..................... A-33
       5.4  Redemption of Target Preferred Stock........... A-33
       5.5  No Injunctions................................. A-33
       5.6  No Antitrust Litigation........................ A-33
       5.7  Filings........................................ A-33
       5.8  NASDAQ Listing................................. A-34
       5.9  Securities Laws................................ A-34
       5.10 Affiliate Letters.............................. A-34
       5.11 Dissenters Rights.............................. A-34
       5.12 Tax Opinion or Tax Ruling...................... A-34
       5.13 Legal Opinion.................................. A-35
       5.14 Resignations................................... A-35

                                                           Page No.
                                                           --------
       5.15 Environmental Matters.......................... A-35

                                   ARTICLE VI
                      CONDITIONS TO OBLIGATION OF TARGET... A-35
       6.   Conditions To Obligation of Target To
            Consummate the Merger.......................... A-35
       6.1  Representations, Warranties, and Covenants of
            Buyer and Sub.................................. A-35
       6.2  Target Shareholder Approval.................... A-36
       6.3  Buyer Shareholder Approval..................... A-36
       6.4  Redemption of Target Preferred Stock........... A-36
       6.5  No Injunctions................................. A-36
       6.6  No Antitrust Litigation........................ A-36
       6.7  Filings........................................ A-36
       6.8  NASDAQ Listing................................. A-37
       6.9  Securities Laws................................ A-37
       6.10 Fairness Opinion............................... A-37

                                  ARTICLE VII
                      TERMINATION, WAIVER AND AMENDMENT.... A-37
       7.1  Termination.................................... A-37
       7.2  Effect of Termination.......................... A-39
       7.3  Waiver of Terms................................ A-39
       7.4  Amendment of Agreement......................... A-39
       7.5  Fees and Expenses.............................. A-39
       7.6  Failure of Buyer Shareholder Approval.......... A-40

                                  ARTICLE VIII

                             GENERAL PROVISIONS............ A-40
       8.1  Cooperation.................................... A-40
       8.2  Counterparts................................... A-41
       8.3  Contents of Agreement, Etc..................... A-41
       8.4  No Survival of Representations and Warranties.. A-41
       8.5  Section Headings, Gender and "Person."......... A-41
       8.6  Notices........................................ A-41
       8.7  Governing Law.................................. A-42

  LIST OF EXHIBITS
       A.   Buyer Preferred Stock Terms
       B.   Affiliate Agreement

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER dated as of May 10, 1995, among BUFFALO VALLEY TELEPHONE COMPANY, a Pennsylvania corporation ("Target"), C-TEC CORPORATION, a Pennsylvania corporation ("Buyer"), and BVT MERGER CORPORATION, a Pennsylvania corporation and a wholly owned subsidiary of Buyer ("Sub").

                                   Background

       The Boards of Directors of Buyer, Sub and Target deem it advisable and in the best interests of the shareholders of their respective corporations that Target be acquired by Buyer through the merger of Target with and into Sub (the "Merger") pursuant to the Pennsylvania Business Corporation Law (the "Corporation Law") in accordance with the provisions of this Agreement (together with the Schedules attached hereto, the "Agreement").

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto do hereby agree that they will carry out and consummate the following Agreement.


                                   ARTICLE I

                                 PLAN OF MERGER

            1.1  The Merger.  At the Effective Time (as hereinafter defined),
                 ----------
  Target shall be merged with and into Sub pursuant to this Agreement and the separate existence of Target shall cease. For federal income tax purposes, it is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

            1.2  Effects of the Merger.  Sub shall be the surviving corporation
                 ---------------------
  in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The shares of common stock of Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger, and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation. The articles of incorporation and bylaws of Sub in effect immediately prior to the Merger shall remain in effect as the articles of incorporation and bylaws of the Surviving Corporation, except that
  Article 1 of the articles of incorporation of Sub shall be amended to read as follows: "The name of the corporation is Buffalo Valley Telephone Company." The directors and officers of Sub immediately prior to the Merger shall remain in office as the directors and officers of the Surviving Corporation.

            1.3  Conversion of Target Common Shares.
                 ----------------------------------

            (a) At the Effective Time (defined below), by virtue of the Merger and without any action on the part of any holder thereof, subject to the provisions of Section 1.5 hereof with respect to dissenters' rights, if any, each share of common stock, no par value, of Target (the "Target Common Stock") issued and outstanding at the Effective Time (other than (i) shares the holders of which (each a "Dissenting Shareholder") are exercising dissenters rights pursuant to the Corporation Law (the "Dissenters' Shares"), and (ii) shares held directly or indirectly by Buyer which are not held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall become and be converted into the right to receive the cash and/or shares of stock of Buyer constituting the Per Share Merger Consideration (as defined in paragraph (b) below). As of the Effective Time, each share of Target Common Stock held directly or indirectly by Buyer, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, and each share held as treasury stock of Target, shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

            (b) As used herein, the term "Per Share Merger Consideration" shall mean, at the election of the holder of the share of Target Common Stock in accordance with Schedule 1.3 hereto and subject to proration in accordance with Schedule 1.3 hereto, either:

                 (i) $61.00 in cash (the "Cash Merger Consideration"); or

                 (ii) one fully paid and nonassessable share of the Buyer's
            Series AA Convertible Preferred Stock, par value $61.00 per share ("Buyer Stock") (the "Stock Merger Consideration").

  As more fully described on Schedule 1.3 hereto, in the aggregate no less than 50% of the outstanding shares of Target Common Stock will be converted into Stock Merger Consideration.

            1.4  Timing.
                 ------

            (a) Shareholder Approval. Target shall submit this Agreement to its shareholders for approval as provided in Section 4.5 hereof. In connection with such meeting, Target and Buyer shall each take, as promptly as practical, such reasonable steps as shall be necessary for the preparation and filing by Buyer of a registration statement under the Securities Act of 1933 (the "1933 Act") on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") and shall use its reasonable best efforts to cause the Registration Statement to become effective as soon as practicable.

            (b) Closing and Effective Time. The parties shall hold a closing (the "Closing") on a mutually agreeable date (the "Closing Date") no later than the second business day after the satisfaction or waiver of the conditions set forth in Article V and Article VI of this Agreement, at 10:00 A.M., local time, at the offices of Buyer, or at such other place or time as the parties agree upon. On the Closing Date or as soon thereafter as practicable, the parties shall execute and file in the offices of the Corporation Bureau of the Commonwealth of Pennsylvania appropriate Articles of Merger in accordance with the provisions of the Corporation Law. The "Effective Time" shall be the date of filing the Articles of Merger, or the effective date specified therein, whichever is later.

            1.5  Dissenters' Rights.  Any Dissenting Shareholder who shall be
                 ------------------
  entitled to be paid the "fair value" of his or her Dissenters' Shares, as provided in the Corporation Law, shall not be entitled to the Per Share Merger Consideration unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the Corporation Law, and shall be entitled to receive only the payment to the extent provided for by the Corporation Law. If any such holder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Dissenters' Shares held by such Dissenting Shareholder shall thereupon be treated as though such shares had been converted into the right to receive the Per Share Merger Consideration pursuant to Section 1.3.

            1.6  Surrender and Exchange of Target Certificates.
                 ---------------------------------------------

            (a) Election and Transmittal Materials. Within five business days after the Effective Time, Buyer shall cause to be sent to each person who immediately prior to the Effective Time was a holder of record of Target Common Stock (i) a form for purposes of making elections for the kind of

  Per Share Merger Consideration desired by such holder and containing instructions with respect thereto, and (ii) transmittal materials and instructions for surrendering certificates for Target Common Stock ("Old Certificates") in exchange for that amount of cash and/or that number of shares of Buyer Stock to which such person is entitled under Section 1.3 hereof, after proration in accordance with Schedule 1.3 hereto.

            (b) Dividends. If any dividend on Buyer Stock is declared after the Effective Time, the declaration shall include dividends on all shares of Buyer Stock into which shares of Target Common Stock have been converted under this Agreement, but no former holder of Target Common Stock shall be entitled to receive payment of any such dividend until surrender of the shareholder's Old Certificates shall have been effected in accordance with the instructions furnished by Buyer. Upon surrender for exchange of a shareholder's Old Certificates, such shareholder shall be entitled to receive from Buyer an amount equal to all such dividends, without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon, declared, and for which the payment date has occurred, on the shares of Buyer Stock into which the shares represented by such Old Certificates have been converted.

            (c) Closing of Stock Transfer Books. After the Effective Time, there shall be no transfer on the stock transfer books of Target or Buyer of shares of Target Common Stock. If Old Certificates are presented for transfer after the Effective Time, they shall be cancelled and cash or certificates representing shares of Buyer Stock shall be issued in exchange therefor as provided herein.

            (d) Unclaimed Merger Consideration. To the extent permitted by law, in the event that any Old Certificates have not been surrendered for exchange in accordance with this Section on or before the second anniversary of the Effective Time, Buyer may at any time thereafter, with or without notice to the holders of record of such Old Certificates, sell for the accounts of any or all of such holders any or all of the shares of Buyer Stock which such holders are entitled to receive under Section 1.3 hereof (the "Unclaimed Shares"). Any such sale may be made by public or private sale or sale at any broker's board or on any securities exchange in such manner and at such times as Buyer shall determine. If in the opinion of counsel for Buyer it is necessary or desirable, any Unclaimed Shares may be registered for sale under the 1933 Act and applicable state laws. Buyer shall not be obligated to make any sale of Unclaimed Shares if it shall determine not do so, even if notice of sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold, to be paid to them upon surrender of the Old Certificates. From and after any such sale, the sole right of the holders of the unsurrendered Old Certificates whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Buyer for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Buyer.

            (e) Escheat. If outstanding certificates for shares of Target Common Stock are not surrendered prior to the date on which such certificates would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Buyer (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, neither Buyer nor its agents or any other person shall be liable to any former holder of Target Common Stock for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (f) Lost or Stolen Certificates. In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Buyer, the posting by such person of a bond in such amount as Buyer may direct as indemnity against any claim that may be made against it with respect to such Certificate, Buyer will issue in exchange for such lost, stolen or destroyed Old Certificate, that amount of cash and/or that number of shares of Buyer Stock into which such Old Certificates has been converted pursuant to this Agreement.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF TARGET

            2.   Representations and Warranties of Target.  Target represents
                 ----------------------------------------
  and warrants to Buyer and Sub as follows, except as set forth in a disclosure schedule (the "Target Schedule") delivered by Target contemporaneously with the execution of this Agreement:

            2.1  Organization, Powers and Qualifications.  Target is a
                 ---------------------------------------
  corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Target has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Target is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, other than such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Target and its Subsidiaries (defined below) taken as a whole (a "Target Material Adverse Effect"). As used in this Agreement, "Target Material Adverse Effect" shall include, without limitation, any item which individually would have an adverse economic effect on Target of more than $100,000, except that for purposes of Section 2.9 hereof, such term shall mean any item individually, or items, in the aggregate, having an adverse economic effect on Target of more than $250,000. The Target Schedule sets forth a complete and correct copy of the Articles of Incorporation and Bylaws (together with all amendments thereto and restatements thereof) of Target.

            2.2  Subsidiaries.  As used in this Agreement, the term "Subsidiary"
                 ------------
  means, with respect to Target, any entity in which a person owns or controls 50% or more of the legal or beneficial interest in such entity. Target does not have any Subsidiaries.

            2.3  Capital Stock.  Target has authorized capital stock consisting
                 -------------
  of 5,000,000 shares of Common Stock, without par value, of which 899,154 are issued and outstanding and 846 shares are held as treasury shares, and 10,000 shares of Cumulative Preferred Stock, par value $50.00 per share, of which 8,000 shares are issued and outstanding. All of the issued and outstanding shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable. No shares of capital stock issued by Target are or were at the time of their issuance subject to preemptive rights. There are no existing subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) providing for the issuance, sale, purchase, redemption, transfer, voting or registration, at any time, or upon the happening of any stated event, of any shares of the capital stock of Target whether or not presently issued or outstanding. The outstanding shares of Target's Cumulative Preferred Stock may be redeemed by Target, at par, effective as of any March 1 or September 1 upon 60 days prior notice. Target is not in default of any dividend, redemption or other obligation, and there is no unpaid dividend arrearage, with respect to its Cumulative Preferred Stock.

            2.4  Authority.  The execution and delivery of this Agreement and
                 ---------
  the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Board of Directors of Target and, subject to approval by the shareholders of Target of this Agreement in accordance with the Corporation Law, no other corporate proceedings on the part of Target are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby. This Agreement is binding and enforceable upon Target in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

            2.5  Conflict with Other Agreements; Consents and Approvals.  With
                 ------------------------------------------------------
  respect to the following:

            (a) the Articles of Incorporation or By-laws of, or any securities issued by, Target or any Subsidiary,

            (b) any law, statute, rule or regulation applicable to Target or any Subsidiary,

            (c) any Contract (as defined in Section 2.13) to which Target or any Subsidiary is a party or may be bound or any Authorization (as defined in Section 2.18) held by Target or any Subsidiary, and

            (d) any judgment, order, injunction, decree or ruling of any court, arbitrator or governmental or regulatory official, body or authority applicable to Target or any Subsidiary,

  the execution, delivery and performance by Target of this Agreement and the transactions contemplated hereby will not (i) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration which would have a Target Material Adverse Effect, (ii) result in the creation of any lien upon any assets of Target or any Subsidiary or (iii) require any authorization, consent, approval or exemption by any person, the failure to obtain which would have a Target Material Adverse Effect, which has not been obtained, or any notice to or filing which has not been given or done, other than the consent of The Penn Mutual Life Insurance Company under that Note Agreement dated May 31, 1978, the premerger notification ("Premerger Notification") required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, filings pursuant to the Pennsylvania Public Utility Code, filings pursuant to the 1933 Act and applicable state securities laws, the shareholder approval referred to in Section 2.4 hereof, and the filing of appropriate merger documentation under the Corporation Law.

            2.6  Compliance with Law.  Target and the Subsidiaries and their use
                 -------------------
  and occupancy of their assets and properties wherever located, are and have been in compliance with all applicable laws, statutes, rules, regulations, judgments, orders, injunctions, decrees and rulings of any court, arbitrator or of any governmental or regulatory official, body or authority applicable to them (including, without limitation, the Americans with Disabilities Act and all laws, rules and regulations relating to the protection of the environment, health and safety, and the generation, storage, handling or disposal of hazardous wastes and hazardous materials), the non-compliance with which, or the violation of which, would have a Target Material Adverse Effect, and neither Target nor any Subsidiary has received any claim or notice of any such non-compliance or violation. Target and the Subsidiaries have duly and timely filed all reports and filings that are required to be filed or provided under such laws, statutes, rules, regulations, or which are otherwise required and have paid all assessments required thereunder, except where the failure to file or pay assessments would not have a Target Material Adverse Effect.

            2.7  Financial Statements.
                 --------------------

            (a) Target has provided Buyer with the audited balance sheets of Target as of December 31, 1994 and 1993 and the related statements of income, retained earnings and cash flows for the two years ended December 31, 1994. Following the date hereof, Target will deliver to Buyer, within 45 days following the end of each calendar quarter, an unaudited quarterly balance sheet and income statement for Target. Such financial statements have been, or will be, prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as may be indicated in the notes thereto and except for the omission of footnote information in the case of unaudited statements), and fairly present or will fairly present (subject, in the case of unaudited statements to normal recurring audit adjustments which in the aggregate are not material) the financial position of Target at the dates indicated and the results of operations and cash flows of Target for the periods indicated (such financial statements are hereinafter referred to as the "Target Financial Statements"). The balance sheet of Target at December 31, 1994 described above is referred to herein as the "Target Balance Sheet."

            (b) Target's books and records are complete and in reasonable detail, and accurately and fairly reflect the transactions and dispositions of Target's assets. Target has consistently maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for such assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

            2.8  Absence of Undisclosed Liabilities.  Target has no liabilities
                 ----------------------------------
  or obligations (direct or indirect, contingent or absolute, matured or unmatured) of any nature, except for liabilities and obligations (i) in the amounts and categories reflected, reserved against or given effect to in the Target Financial Statements, (ii) described in, or disclosed pursuant to, this Agreement, (iii) incurred in the ordinary course of business since December 31, 1994, (iv) which would not constitute a Target Material Adverse Effect, or
  (v) as of the Effective Time, those arising from actions that shall not have violated Section 4.1 hereof.

            2.9  Absence of Adverse Changes.  Since December 31, 1994, there has
                 --------------------------
  been no change in the business, assets, liabilities, financial condition, results of operations or prospects of Target and its Subsidiaries, taken as a whole, which would constitute a Target Material Adverse Effect.

            2.10  Tax and Other Returns and Reports.  All federal, state, local
                  ---------------------------------
  and foreign tax returns, reports and statements required to be filed by Target or any Subsidiary have been filed within the time and in the manner prescribed by law. Such returns correctly reflected the facts regarding the income, businesses, assets, operations and activities of Target and any Subsidiary. Such returns correctly reflected all taxes, due or payable by Target or any Subsidiary through the date of this Agreement. Taxes shown to be due and payable thereon have been paid or adequately reserved, and there are no pending assessments, asserted deficiencies or claims for additional taxes which have not been paid. There are no material deficiencies which representatives of the Internal Revenue Service ("IRS") or any other taxing authority have advised Target are expected to be included in an audit report, and no material special charges, penalties, interest or fines are being asserted against Target or any of its Subsidiaries with respect to payment or failure to pay any taxes. The Target Schedule sets forth the year through which Target has been audited by the IRS. In the opinion of Target's management, the reserve or accrual for taxes shown on the Target Balance Sheet is sufficient for payment of all unpaid federal, state, local and foreign taxes of Target and its Subsidiaries through such date.

            2.11  Dividends and Stock Purchases.  Except for Target's (x)
                  -----------------------------
  payment of scheduled dividends on its outstanding common and preferred stock and (y) agreement to redeem its outstanding preferred stock pursuant to
  Section 4.12 hereof, since December 31, 1994 Target has not declared, set aside or paid any dividend, or made or agreed to make any other distribution or payment in respect of shares of Target's capital stock nor has it redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of Target's capital stock.

            2.12  Assets.  Target and its Subsidiaries have good and marketable
                  ------
  title to all material assets owned by them constituting real property and good title to all material assets owned by them constituting personal property, including without limitation those assets reflected in the Target Financial Statements in the amounts and categories reflected therein, free and clear of all mortgages, liens, pledges, charges or encumbrances or other third party interests of any nature whatsoever, except (a) the lien of current taxes not yet due and payable, (b) assets disposed of by Target or any Subsidiary since December 31, 1994 solely in the ordinary course of business consistent with past practice, (c) such secured indebtedness, financing or capital lease obligations, or purchase money security interests as are disclosed in the Target Financial Statements covering the properties referred to therein, and
  (d) such other imperfections of title, easements, mortgages, liens, pledges, charges and encumbrances, if any, as do not materially detract from the value, or interfere with the present or proposed use, of the assets subject thereto. All tangible assets material to the operation of the telephone business are in good working order and repair and comply in all material respects with applicable rules, regulations and standards regarding their intended use. No material portion of the cable or fiber optics used in Target's telephone business shall require any substantial rearrangement on utility poles or substantial rehabilitation. Target's tangible assets meet, in all material respects, all current industry technical performance standards, including industry fiber optic standards, for a system of its particular design. Target has an inventory of spare parts and other materials relating to its telephone business of the type, nature and amount consistent with Target's past practices and good telephone company industry practices.

            2.13  Contracts.
                  ---------

            (a) Except for those contracts, agreements or understandings that may be terminated without liability or penalty on not more than thirty days notice and those under which the executory obligation of Target or any Subsidiary involves an individual amount of less than $25,000, the Target Schedule sets forth each contract, agreement or understanding to which Target or any Subsidiary is a party or may be bound and which is:

                 (i) with any present or former shareholder, director, officer, employee or consultant or for the employment of any person or consultant;

                 (ii) a note, debenture, bond, equipment trust agreement, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or a guarantee, pledge or undertaking of the indebtedness of any other person, or a security arrangement relating to any of the foregoing;

                 (iii) a material license, distributor, dealer, franchise, manufacturer's representative, sale agency or advertising arrangement;

                 (iv) an arrangement limiting or restraining Target from engaging or competing in any manner or in any business;

                 (v) for the future purchase of, or payment for, supplies or products, or for the performance of services by a third party, in excess of $50,000 in any individual case;

                 (vi) for the sale or supply of products or the provision of services in excess of $50,000 in any individual case;

                 (vii) any lease of real or personal property; or

                 (viii) a material arrangement not made in the ordinary course of business.

            (b) All contracts, leases, mortgages, commitments, agreements or understandings referred to in the Target Schedule ("Contracts") are in force in accordance with their terms. Neither Target nor any Subsidiary (nor any other party) has violated any provision of, or committed or failed to perform any act which with notice, lapse of time or both would constitute a default under the provisions of, any Contract, the termination or violation of which would have a Target Material Adverse Effect. The Target Schedule identifies all Contracts which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation and performance of the transactions contemplated hereby, except where the failure to obtain such consent or approval would not have a Target Material Adverse Effect.

            2.14  Litigation.  No claim, action, suit, arbitration,
                  ----------
  investigation or other proceeding is pending, or known by Target to be threatened against Target or any Subsidiary or any of their properties before any court, governmental or regulatory official, body or authority arbitrator or mediator in which an unfavorable judgment, decision, ruling, or finding would have a Target Material Adverse Effect. There are no judgments, consent decrees, injunctions, or any other judicial or administrative mandates of any nature outstanding against Target or any Subsidiary which would have a Target Material Adverse Effect. There are no claims, actions, suits or other proceedings pending, or known by Target to be threatened, against any director or officer of Target relating to their service as such. To the knowledge of Target, no events have occurred which could reasonably be expected to form the basis for a claim or other proceeding against Target's directors or officers for breach of fiduciary duty.

            2.15  Insurance.  Each of Target and its Subsidiaries maintains
                  ---------
  insurance coverage on its structures, facilities, machinery, equipment and other assets and properties and with respect to its employees and operations which covers liabilities and risks customarily insured against by similar businesses on customary terms. The Target Schedule contains a complete and accurate description of the insurance coverage applicable to Target and its Subsidiaries, including amounts and lines of coverage, term, expiration date, premium and loss experience history by line of coverage. Except for the directors and officers insurance policy, all such policies are occurrence, rather than claims made policies. There are no provisions in such policies for retroactive or retrospective premium adjustments. The insurance binders and policies listed on the Target Schedule are valid and in full force and effect and will continue in full force and effect until the Effective Time. Neither Target nor any Subsidiary has been refused any insurance by an insurance carrier to which it has applied for insurance during the past three years. Target and each Subsidiary has complied in all material respects with the provisions of said policies.

            2.16  Labor Matters.  Neither Target nor any Subsidiary is a party
                  -------------
  to or bound by any collective bargaining agreements with respect to any employees of Target or any Subsidiary. Since December 31, 1994 there has not been, nor to the knowledge of Target was there or is there threatened, any strike, slowdown, picketing or work stoppage by any union or other group of employees against Target or any Subsidiary or any of their premises, or any other labor trouble or other occurrence, event or condition of a similar character which may have a Target Material Adverse Effect. The Target Schedule sets forth the names and present annual salary of all persons employed by Target.

            2.17  Employee Benefit Plans.
                  ----------------------

            (a) With respect to each employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "Benefit Plans"), maintained or contributed to by Target or any of its Subsidiaries, Target has made available to Buyer a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Benefit Plan, (iii) each trust agreement and group annuity contract, if any, relating to such Benefit Plan and (iv) the most recent actuarial report or valuation relating to any Benefit Plan subject to Title IV of ERISA.

            (b) With respect to the Benefit Plans, individually and in the aggregate, no event has occurred, and to the knowledge of Target, there exists no condition or set of circumstances in connection with which Target or any of its Subsidiaries is subject to any liability that could be reasonably expected to have a Target Material Adverse Effect, under ERISA, the Code or any other applicable law. All Benefit Plans conform to, and have been administered and operated in compliance, in all material respects, with the requirements of the applicable plan documents, ERISA, the Code and any other applicable law.

            (c) With respect to the Benefit Plans, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with generally accepted accounting principles, on the consolidated financial statements of Target and its Subsidiaries.

            (d)  Each Benefit Plan that is intended to be qualified under
  Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. No such Benefit Plan has been completely or partially terminated since December 31, 1990.

            (e) No Benefit Plan, nor any fiduciary thereof, has engaged in a transaction which is reasonably likely to subject any Benefit Plan, or any fiduciary thereof, to any material taxes or penalties for a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) or any material penalty under Section 502 of ERISA.

            2.18  Franchises, Licenses, Permits, Etc.  Target and its
                  ----------------------------------
  Subsidiaries own or possess in the operation of their respective businesses all franchises, licenses, permits, consents, approvals, rights, waivers and other governmental authorizations ("Authorizations") which are material to the conduct of the business of Target and its Subsidiaries, taken as a whole. Neither Target nor any Subsidiary is in material default, or has received any notice of any claim of material default, with respect to any such Authorization or any notice of any other material claim or proceeding or threatened proceeding relating to any such Authorization or claimed lack of any necessary material Authorization. Except for filings under the Pennsylvania Public Utility Code and the approval of the Pennsylvania Public Utility Commission, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such Authorization.

            2.19  Patents and Trademarks.  Except as set forth on the Target
                  ----------------------
  Schedule, Target does not own, license or use in its business any material patents, trademarks, copyrights or other intellectual property assets. Target and its Subsidiaries own (free and clear of all liens) all such patents, trademarks, tradenames, copyrights and applications with respect thereto and other intellectual property, has entered into a subsisting license agreement with respect thereto, or otherwise has adequate authority to use such intellectual property in the conduct of Target's business. Neither Target nor any Subsidiary has received any notice or other information with respect to any alleged infringement or unlawful use of any such asset nor has Target or any Subsidiary granted or agreed to grant any license to use any such asset.

            2.20  Ordinary Course.  Since December 31, 1994, Target and its
                  ---------------
  Subsidiaries have conducted their business solely in the ordinary course consistent with past practice. Without limitation of the foregoing, since December 31, 1994, Target (except as otherwise expressly disclosed to Buyer pursuant to this Agreement):

            (a) has not made any change in its authorized, issued or outstanding capital stock and has not granted any options or other rights to acquire, whether directly or contingently, any of its capital stock, nor has it permitted any third party to acquire, or gained any rights to acquire, any shares of capital stock of any Subsidiary;

            (b) except for the payment of regular scheduled dividends on its outstanding common and preferred stock and as contemplated by Section 4.12 hereof, has not declared, set aside, or paid any dividend or made any other distribution in respect of, nor repurchased any of, its capital stock;

            (c) has not suffered any physical damage or destruction to its assets which would have a Target Material Adverse Effect;

            (d) has not been the subject of any actual or threatened organizing campaign, strike, slowdown, picketing or work stoppage by any union or other group of employees, or any other labor trouble or other occurrence, event or condition of a similar character which may have a Target Material Adverse Effect;

            (e) has not entered into or amended any employment contracts or any employee benefit plan or arrangement, increased the rate of compensation (or other bonus or benefit) payable or to become payable by it to any officer or any other executive employee, made any general increase in compensation or rate of compensation (or other bonus or benefit) payable or to become payable to hourly employees or salaried employees except in the ordinary course of business consistent with past practice;

            (f) has not incurred or guaranteed any debt except in the ordinary course of business consistent with past practice;

            (g) has not encumbered, sold or disposed of any assets (tangible or intangible) except for sales of inventory in the ordinary course of business consistent with past practice;

            (h) has not changed in any material respect its accounting and tax practices, policies or principles;

            (i) has not cancelled or waived any debts or claims having a value of $50,000 in the aggregate;

            (j) has paid all taxes as they become due, filed all federal, state, local and foreign tax returns, reports and statements required to be filed within the time and in the manner prescribed by law, and collected or withheld all taxes required to be collected or withheld from employees, independent consultants or other third parties;

            (k) has not filed any amended tax return or entered into a settlement of any audit or other tax dispute with the IRS or any other taxing authority;

            (l) has not received any communication (oral or written) from any customer, supplier or governmental or regulatory agency which constitutes (or which could reasonably be expected to result in) a Target Material Adverse Effect;

            (m) has not changed in any material respect its existing pricing structure, fees and charges structure, marketing and promotional plans and policies; and

            (n) has not entered into any (or modified any existing) lease, contract, commitment or agreement or engaged in any transaction (including without limitation any borrowing, capital expenditure, capital financing, leasing arrangement or purchase commitment) except in the ordinary course of business consistent with past practice.

            2.21  Brokerage and Other Fees.  In connection with the transactions
                  ------------------------
  contemplated by this Agreement, no broker, finder or similar agent has been employed by or on behalf of Target, and no person with which Target has had dealings or communications of any kind is entitled to any brokerage or finder's fee or other commission in connection with the transactions other than its financial adviser, Snyder & Co. (whose fee will be paid at closing) pursuant to that agreement dated October 6, 1994, a true and correct copy of which has been provided to Buyer. No additional fees are payable to Snyder & Co. in connection with their delivery of the oral and written fairness opinions referred to in this Agreement.

            2.22  Opinion of Financial Advisor.  Target has received the oral
                  ----------------------------
  opinion of Snyder & Co., as of the date hereof, that the consideration to be received in the Merger by Target's shareholders is fair to Target's shareholders from a financial point of view.

            2.23  Information Supplied.  None of the information supplied or to
                  --------------------
  be supplied by Target or any of its Subsidiaries for inclusion or incorporation by reference in the prospectus and proxy statement forming a part of the Registration Statement (the "Prospectus and Proxy Statement")) to be filed with the SEC by Buyer in connection with the issuance of Buyer Stock pursuant to the Merger or any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary to comply with the 1933 Act, and, with respect to the Prospectus and Proxy Statement, when mailed and, as amended or supplemented, at all times through the Closing Date, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents filed by Target and its Subsidiaries with the SEC and any other regulatory agency in connection with the Merger will comply in all material respects with the provisions of all applicable rules and regulations.

            2.24  Disclosure.  No representation or warranty hereunder or
                  ----------
  information contained in the financial statements referred to in Section 2.7, the Target Schedule or any certificate, statement, or other document delivered by Target hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

            2.25  Tax Free Reorganization Matters.
                  -------------------------------

                  (a) To the best of the knowledge of the management of Target, there is no current plan or intention by the shareholders of Target to sell, exchange or otherwise dispose of a number of shares of Buyer Stock received in the Merger that would reduce the former Target shareholders' ownership of Buyer Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding common and preferred stock of Target as of the same date. For purposes of this representation, shares of Target Common Stock exchanged for cash or other property and shares of Target preferred stock redeemed prior to the Merger will be treated as outstanding Target stock on the date of the Merger.

                  (b) As a result of the Merger, Target will transfer and Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Target immediately prior to the Merger. For purposes of this representation, the amount of Target assets used to pay Target reorganization expenses, and the amount of Target assets used by the Target for all redemptions and distributions including the redemption of Target preferred stock (except for regular, normal dividends) made by the Target immediately preceding the Merger, will be included as assets of Target held immediately prior to the Merger.

                  (c) The liabilities of Target assumed by Sub and the liabilities to which the transferred assets of Target are subject were incurred by Target in the ordinary course of its business.

                  (d) Target and the shareholders of Target will pay their respective expenses, if any, incurred in connection with the Merger.

                  (e) Target is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (f) Target is not an investment company as defined in Section 38(a)(2)(F)(iii) and (iv) of the Code.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                                    AND SUB

            3.   Representations and Warranties of Buyer and Sub.  Buyer and Sub
                 -----------------------------------------------
  represent and warrant to Target as follows, except as set forth in a disclosure schedule (the "Buyer Schedule") delivered by Buyer contemporaneously with the execution of this Agreement:

            3.1  Organization, Powers and Qualifications.  Buyer is a
                 ---------------------------------------
  corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has all requisite corporate power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the properties and assets used in connection therewith. Buyer is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, other than such jurisdictions where the failure so to qualify would not have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or operations of Buyer and its Subsidiaries taken as a whole (a "Buyer Material Adverse Effect").

            3.2  Subsidiaries.  Sub and each other Subsidiary of Buyer listed on
                 ------------
  exhibit 21 to Buyer's annual report on Form 10-K for the year ended December 31, 1994 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each such

  Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is required, other than such jurisdictions where the failure so to qualify would not have a Buyer Material Adverse Effect. All issued and outstanding shares of capital stock of Sub have been duly authorized, are fully paid and nonassessable, and are owned of record and beneficially by Buyer free and clear of all pledges, liens, claims, security interests and other charges or defects in title of any nature whatsoever.

            3.3  Authority.  Except for the approval of Buyer's shareholders of
                 ---------
  the amendment to Buyer's articles of incorporation as described in Section
  4.13 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary corporate action on the part of the Boards of Directors and shareholders (if necessary) of Buyer and Sub and, no other corporate proceedings on the part of Buyer or Sub are necessary to authorize this Agreement or to carry out the transactions contemplated hereby. This Agreement is binding and enforceable upon Buyer and Sub in accordance with its terms, subject to any bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors' rights.

            3.4  Capital Stock.
                 -------------

            (a) As of May 1, 1995, the authorized capital of Buyer consists of 35,000,000 shares of Common Stock, par value $1.00 per share ("Buyer Common Shares"), of which 19,032,527 shares were issued and outstanding and 175,599 shares were held as treasury shares as of the date of this Agreement; 8,753,203 shares of Class B Stock, par value $1.00 per share ("Buyer Class B Shares"), of which 8,412,640 shares were issued and outstanding and 202,243 shares are held as treasury shares as of the date of this Agreement.

            (b) Assuming shareholder approval of the amendment to Buyer's articles of incorporation described in Section 4.13 hereof, as of the Closing Date the authorized capital of Buyer will also include 25,000,000 shares of Series Preferred Stock ("Buyer Preferred Stock"). As of the Closing Date the authorized capital of Buyer will include a number of shares of Series AA Convertible Preferred Stock ("Series AA Stock" or "Buyer Stock") sufficient for Buyer to issue the Stock Merger Consideration in the Merger. As of the Effective Time, the rights, privileges and preferences of the Buyer Stock will be as stated in the resolution of the

  Buyer's board of directors attached to this Agreement as Exhibit A, which resolution will have been validly and effectively filed (as part of a Statement with Respect to Shares) in the Corporation Bureau of the Commonwealth of Pennsylvania at or prior to the Effective Time.

            (c) Prior to the Closing Date, Buyer will provide Target a complete and correct copy of any resolution of the Buyer's board of directors establishing and designating the terms of any other series of Series Preferred Stock. No series of Series Preferred Stock will rank senior to the Buyer Stock with respect to any dividend or liquidation rights.

            (d) All of the issued and outstanding shares of the Buyer's capital stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws. No shares of capital stock issued by Buyer are or were at the time of their issuance subject to preemptive rights.

            3.5  Valid Issuance of Buyer Stock, Etc.  The Buyer Stock which will
                 ----------------------------------
  be issued in connection with the Merger, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable and will be issued in compliance with all applicable federal and state securities laws. The Buyer Common Shares issuable upon conversion of the Buyer Stock issued in connection with the Merger have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Buyer Stock, shall be duly and validly issued, fully paid and nonassessable, and issued in compliance with all applicable securities laws, as presently in effect, of the United States and each of the states whose securities laws govern the issuance of any of the Buyer Stock hereunder.

            3.6  Conflict with Other Agreements; Consents and Approvals.  With
                 ------------------------------------------------------
  respect to the following:

            (a) the Articles of Incorporation or By-laws of, or any securities issued by, Buyer or any subsidiary thereof,

            (b) any law, statute, rule or regulation applicable to Buyer or any subsidiary thereof,

            (c) any contract to which Buyer or any subsidiary thereof is a party or may be bound or any Authorization held by Buyer or any subsidiary thereof, and

            (d) any judgment, order, injunction, decree or ruling of any court, arbitrator or governmental or regulatory official, body or authority applicable to Buyer or any subsidiary thereof,

  the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby will not (i) result in any violation, conflict or default, or give to others any interest or rights, including rights of termination, cancellation or acceleration which would have a material adverse effect upon the business, condition (financial or otherwise), assets, liabilities or operations of Buyer and its subsidiaries taken as a whole (a "Buyer Material Adverse Effect"), or (ii) require any authorization, consent, approval or exemption by any person, the failure to obtain which would have a Buyer Material Adverse Effect, which has not been obtained, or any notice to or filing which has not been given or done, other than the Premerger Notification, filings pursuant to the 1933 Act, the Securities Exchange Act of 1934, as amended (the "1934 Act") and applicable state securities laws, the shareholder approval referred to in Section 4.13 hereof, filings pursuant to the Pennsylvania Public Utility Code, and the filing of appropriate merger documentation under the Corporation Law.

            3.7  Financial Statements.  The financial statements of Buyer
                 --------------------
  included in the Buyer SEC Documents (defined below) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of unaudited statements to normal, recurring audit adjustments which in the aggregate are not material) the consolidated financial position of Buyer and its Subsidiaries at the dates indicated and the consolidated results of operations and cash flows of Buyer and Subsidiaries for the periods indicated (such financial statements are hereinafter referred to as the "Buyer Financial Statements"). The consolidated balance sheet of Buyer and Subsidiaries at December 31, 1994 described above is referred to herein as the "Buyer Balance Sheet." Except as disclosed in the Buyer SEC Documents, Buyer is not a party to any material probable business combination for which financial statements are required to be disclosed pursuant to Section 3-05 of Regulation S-X under the 1933 Act.

            3.8  Brokerage.  In connection with the transactions contemplated by
                 ---------
  this Agreement, no broker,
  finder or similar agent has been employed by or on behalf of Buyer, and no person with which Buyer has had dealings or communications of any kind is entitled to any brokerage or finder's fee or other commission in connection with the transactions.

            3.9  Reports.  Buyer has previously furnished Target with true and
                 -------
  complete copies of (i) each final prospectus and definitive proxy statement filed by Buyer with the SEC since December 31, 1992, and (ii) each report filed by Buyer with the SEC with respect to the year ended December 31, 1992 or any months or periods ending thereafter (the "Buyer SEC Documents"). None of such documents or other communications contained as of the date of such document any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of such documents which is subject to the 1933 Act or the 1934 Act, or the regulations promulgated thereunder, complied in all material respects when filed in form with such Acts and the applicable regulations thereunder.

            3.10  Information Supplied.  None of the information supplied or to
                  --------------------
  be supplied by Buyer or any of its Subsidiaries for inclusion or incorporation by reference in the Registration Statement (including the Prospectus and Proxy Statement) to be filed with the SEC by Buyer in connection with the issuance of Buyer Stock pursuant to the Merger or any other documents to be filed with the SEC in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and at all times necessary to comply with the 1933 Act, and, with respect to the Prospectus and Proxy Statement, when mailed and at all times through the Closing Date contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents filed by Buyer and its Subsidiaries with the SEC and any other regulatory agency in connection with the Merger will comply in all material respects with the provisions of all applicable rules and regulations.

            3.11  Disclosure.  No representation or warranty hereunder or
                  ----------
  information contained in the financial statements referred to in Section 3.7, the Buyer Schedule or any written certificate, statement, or other document delivered by Buyer hereunder contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances in which they were made, not misleading.

            3.12  Tax Matters.  Buyer has no present plan or intention (i) to
                  -----------
  reacquire any of the shares of Buyer Stock it will issue to the shareholders of Target pursuant to the Merger, (ii) to liquidate Sub, to merge with and into another corporation or to sell or otherwise dispose of the stock of Sub. Sub has no present plan or intention to sell or dispose of any of the assets of Target or its subsidiaries after the Effective Time, except for sales, transfers or other distributions made in the ordinary course of business and for transfers described in Section 368(a)(2)(C) of the Code. Following the Effective Time, Sub will continue the historic business of Target and its subsidiaries as presently conducted. Buyer presently controls Sub within the meaning of Section 368(c) of the Code, and following the Effective Time Sub will not issue additional shares of its stock that would result in Buyer losing control of Sub within the meaning of Section 368(c) of the Code.

            3.13  Available Funds.  Buyer has access to funds, without the
                  ---------------
  requirement of borrowing from any third party, sufficient to fund the cash merger consideration contemplated by this Agreement and the associated fees and expenses of Buyer. Buyer knows of no reason why such funds will not be available at the Effective Time. Notwithstanding the foregoing, Buyer may, at its option, finance all or a portion of the Cash Merger Consideration.


                                   ARTICLE IV

                                   COVENANTS

            4.1  Conduct of Business Prior to Closing.  From the date of this
                 ------------------------------------
  Agreement to the Effective Time, Target (except as expressly contemplated or permitted by this Agreement, or to the extent that Buyer shall otherwise consent in writing) agrees as to itself and its Subsidiaries that it:

            (a) will, and will cause each Subsidiary to, conduct and operate its business only in the ordinary course consistent with past practice;

            (b) will not, and will cause each Subsidiary not to, conduct its business in such a manner so as to cause the representations and warranties made by it and its Subsidiaries herein not to be true on the Closing Date as though such representations and warranties were made on and as of such date;

            (c) will, and will cause each Subsidiary to, use its reasonable best efforts to keep available the services of the present employees and agents of it and the Subsidiaries, and to maintain the relations and goodwill with the suppliers, customers and any others having business relations with it or its Subsidiaries;

            (d) will make no change in its authorized, issued or outstanding capital stock and will not grant any options or other rights to acquire, whether directly or contingently, any of its capital stock, nor will it permit any third party to acquire, or gain any rights to acquire, any shares of capital stock of any Subsidiary;

            (e) except for the payment of regular scheduled dividends on its outstanding common and preferred stock and as contemplated by Section 4.12 hereof, will not declare, set aside, or pay any dividend or make any other distribution in respect of, nor repurchase any of, its capital stock;

            (f) will not, and will not permit any Subsidiary to, modify or amend its charter documents or By-laws;

            (g) will not, and will not permit any Subsidiary to, enter into or amend any employment contracts or any employee benefit plan or arrangement; increase the rate of compensation (or other bonus or benefit) payable or to become payable by it to any officer or any other executive employee; make any general increase in compensation or rate of compensation (or other bonus or benefit) payable or to become payable to hourly employees or salaried employees except in the ordinary course of business consistent with past practice; or make any material increase in the contributions to any employee benefit program or arrangement;

            (h) will not, and will not permit any Subsidiary to, incur or guarantee any debt except in the ordinary course of business consistent with past practice;

            (i) will not, and will not permit any Subsidiary to, sell or dispose of any assets (tangible or intangible) except for sales of inventory in the ordinary course of business consistent with past practice;

            (j) will not, and will not permit any Subsidiary to, change in any material respect its accounting and tax practices, policies or principles;

            (k) will not, and will not permit any Subsidiary to, cancel or waive any debts or claims having a value of $50,000 in the aggregate;

            (l) will, and will cause each Subsidiary to, pay all taxes as they become due, file all federal, state, local and foreign tax returns, reports and statements required to be filed by Target or any Subsidiary within the time and in the manner prescribed by law, and collect or withhold all taxes required to be collected or withheld from employees, independent consultants or other third parties;

            (m) will not, and will not permit any Subsidiary to, file any amended tax return or enter into a settlement of any audit or other tax dispute with the IRS or any other taxing authority;

            (n) will not, and will not permit any Subsidiary to, change in any material respect its existing pricing structure, fees and charges structure, marketing and promotional plans and policies; and

            (o) will not, and will not permit any Subsidiary to, enter into any (or modify any existing) lease, contract, commitment or agreement or engage in any transaction (including without limitation any borrowing, capital expenditure, capital financing, leasing arrangement or purchase commitment) except in the ordinary course of business consistent with past practice.

            4.2  Updating of Schedules.  From the date of this Agreement to the
                 ---------------------
  Closing Date, each of Target and Buyer agrees that it will promptly inform the other in writing if any information set forth in its Schedule is not accurate and complete in all material respects as of such later date and will promptly disclose to the other in writing any information which arises after the date hereof and which would have been required to be included in its Schedule to make such Schedule accurate and complete in all material respects as of such later date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement its representations and warranties or its Schedule for purposes of any provision hereof unless the other shall have consented thereto in writing.

            4.3  Access.  From the date of this Agreement to the Closing Date,
                 ------
  Target agrees that it will give to Buyer and its financial advisers, counsel, accountants and other representatives full access, during normal business hours upon reasonable advance notice, to all personnel, properties, books, contracts, documents and records with respect to its affairs as Buyer may reasonably request, including without limitation all work papers, schedules and calculations relating to financial statements, and any other information that may be necessary for Buyer to conduct an audit of the books and records of Target. Any information relating to Target shall be delivered subject to the provisions of the Confidentiality Agreement referred to in Section 8.3 of this Agreement.

            4.4  Proxy Material, Registration Statement, Other Filings and
                 ---------------------------------------------------------
  Applications.  In connection with the transactions contemplated by this
  ------------
  Agreement:

            (a) Buyer shall file with the SEC the Registration Statement to register under the 1933 Act the Buyer Stock to be offered to the holders of Target Common Shares in connection with this Agreement and shall use its reasonable best efforts to cause the Registration Statement to become effective and to provide Target with the necessary copies of the Prospectus and Proxy Statement for mailing to the shareholders of Target at the earliest practicable date after the effective date of the Registration Statement.
  Buyer shall file all such amendments to the Registration Statement as shall be necessary to keep it current and effective until the Merger shall have been consummated.

            (b) In connection with the preparation of the Registration Statement, Target shall provide Buyer with all proxy material which Target intends to use in connection with obtaining the necessary Target shareholder approval for the Merger and the transactions contemplated hereby and all other material which in the opinion of counsel for Buyer is required by applicable law to be sent to the shareholders of Buyer in connection with such approval. Target agrees to cause the Prospectus and Proxy Statement to be mailed to its shareholders at the earliest practicable date after the effective date of the Registration Statement. Target agrees to make reasonable best efforts to cause a copy of the written fairness opinion of its financial advisor to be included in the Prospectus and Proxy Statement.

            (c) Buyer shall file all applicable state securities or "blue sky" applications and use its reasonable best efforts to qualify the Buyer Stock issuable pursuant to this Agreement under such applicable state securities or "blue sky" laws prior to the Closing Date; provided, however, that Buyer shall not be required to consent to general service of process or qualify as a foreign corporation or take any action that would subject Buyer to any taxing authority to which it is not now subject.

            (d) Buyer shall file an additional listing application with the NASDAQ National Market System covering the Buyer Common Shares issuable upon conversion of the Buyer Stock issued to the holders of Target Common Shares in connection with this Agreement and shall use its reasonable best efforts to obtain approval of such application upon official notice of issuance.

            (e) Target and Buyer shall promptly prepare and file Premerger Notifications and shall use their reasonable best efforts to obtain termination of the waiting period thereunder as promptly as practicable.

            (f) Buyer shall promptly prepare and file with the Pennsylvania Public Utility Commission and all other governmental agencies (if any) all documents necessary for such agency (or agencies) to approve the consummation of the transactions contemplated by this Agreement. Buyer shall use its reasonable best efforts to obtain all required regulatory approvals as promptly as practical.

            In connection with the preparation and filing of the Registration Statement, any state securities or "blue sky" application, listing application, Premerger Notification, or other regulatory application, or any amendment thereto pursuant to this Section 4.4, the parties hereto shall provide to each other such information and documents (or access thereto), and shall render such assistance, as the other party may reasonably request or as may be necessary to carry out the provisions of this Section 4.4.

            4.5  Shareholder Meeting.  Target shall call and hold a meeting of
                 -------------------
  its shareholders to be held as soon as is practicable for the purpose of voting on this Agreement. A majority of the Board of Directors of Target will recommend to its shareholders approval of this Agreement and the Merger and shall take all such actions consistent with the fiduciary obligations of such Board to obtain such approvals as promptly as practicable, including without limitation the solicitation of proxies.

            4.6  Third Party Consents.  Prior to the Effective Time, each of
                 --------------------
  Buyer and Target shall obtain all consents, approvals or authorizations of third parties which are required to be obtained by each of them in order to effect the transactions contemplated by this Agreement and such other consents, approvals or authorizations the absence of which would have a Target Material Adverse Effect or a Buyer Material Adverse Effect, as appropriate.

            4.7  Satisfaction of Conditions.  Each party hereto will use all
                 --------------------------
  reasonable best efforts to satisfy all the conditions to be satisfied by it to effect the transactions contemplated hereby.

            4.8  Public Announcements.  Neither Target nor Buyer will make,
                 --------------------
  issue or release any oral or written public announcement or statement concerning, or acknowledgment of the existence of, or reveal the terms, conditions and status of, the transactions contemplated by this Agreement, or any other communication to its shareholders or the investing public, directly or indirectly (including without limitation press releases and statements to securities analysts), without first making a good faith attempt to inform the other of the contents of such announcement, acknowledgment or statement.

            4.9  Employees and Employee Benefit Plans.
                 ------------------------------------

            (a) For a period of two years following the Effective Time, Buyer shall continue the employment (in a position not unreasonably dissimilar to the position occupied immediately prior to the Effective Time) and current salary of all persons employed by Target as of the Effective Time. Such persons may be terminated by Buyer during such two-year period only (i) for reasonable cause and (ii) if the employee reaches normal retirement age. For purposes of this Section 4.9(a), "cause" shall include, but not be limited to, the failure of an employee, following reasonable notice and reasonable opportunity to comply, to perform duties with due care, refusal to follow lawful instructions of superiors, commission of tortious or criminal acts, failure to comply with attendance policies and failure to comply with other general employment policies that may be announced by Buyer from time to time.

            (b) For a period of two years following the Effective Time, Buyer will either (i) cause to remain in effect all Benefit Plans of Target and its Subsidiaries, as in effect on the date of this Agreement or (ii) to provide benefits to employees of Target and its Subsidiaries under Benefit Plans of Buyer that provide benefits that are no less favorable, taken as a whole, to the benefits provided to comparable employees of Buyer.

            (c) To the extent that eligibility for participation or entitlement to benefits under any Benefit Plan of Buyer is determined by reference to periods of service, then for purposes of determining the eligibility of employees of Target and its Subsidiaries to participate in Benefit Plans of Buyer after the Effective Time or their entitlement to benefits thereunder (including entitlement to early retirement subsidies under any pension plan and any severance or vacation plans or arrangements of Buyer), the calculation of such periods of service shall include periods of service with Target and its Subsidiaries.

            (d) In lieu of providing the continued salary and benefits that otherwise would have been provided under this Section 4.9, Buyer, in its discretion, may offer to any person employed by Target as of the Effective Time severance compensation. Buyer agrees that all employees of Target shall have the rights to continued employment provided under this Section 4.9 notwithstanding any offer of severance compensation, and that no employee shall be required to accept any such offer.

            (e) The provisions of this Section 4.9 are intended to benefit, and may be enforced by, the employees or officers covered by such provisions.
  This Section 4.9 shall be binding upon all successors and assigns of Target, Buyer, Sub and the Surviving Corporation.

            4.10  Director and Officer Indemnification.
                  ------------------------------------

            (a) From and after the Effective Time, Buyer shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former directors and officers of Target (the "Indemnified Parties") against losses, claims, damages, liabilities, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Parties arising out of actions or omissions occurring on or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law unless such indemnification is expressly prohibited by applicable law or if the conduct of the Indemnified Party is finally determined by a court to have constituted willful misconduct or recklessness within the meaning of Section 1746(b) of the Corporation Law or any superseding provision. In addition, Buyer shall, and shall cause the Surviving Corporation to, advance expenses as incurred to the fullest extent permitted by applicable law if the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.
  The obligations of Buyer and the Surviving Corporation under this Section 4.10(a) shall continue for six years following the Effective Time, provided that all rights to indemnification and advancement of expenses in respect of any claim made, asserted or commenced within such period shall continue until the final disposition of such claim. Buyer's obligations under this Section 4.10(a) shall be limited to a maximum expenditure of $5,000,000 (including any amounts actually paid under insurance policies maintained by Buyer under Section 4.10(b) below).

            (b) For a period of six years following the Effective Time, Buyer shall use all reasonable efforts to, at the option of Buyer, (i) include the Indemnified Parties under Buyer's current director and officer liability insurance policy, (ii) maintain in effect the director and officer liability policy currently maintained by Target, or (iii) provide coverage to the Indemnified Parties under one or more other insurance policies providing terms and conditions which are substantially no less advantageous to the Indemnified Parties than the coverage that would be provided under clause (i) or (ii) above, such that coverage thereunder will be provided to Indemnified Parties for claims arising on or after the Effective Time with respect to matters existing or occurring on or prior to the Effective Time. In no event shall Buyer be obligated to expend, in order to maintain or provide the insurance pursuant to this Section 4.10(b), an aggregate amount in excess of $80,000, but in such case shall purchase as much coverage as possible for such amount.

            (c) All rights and obligations under this Section 4.10 shall be in addition to any rights an Indemnified Party may have under the articles of incorporation or bylaws of Target as in effect on the date hereof, or pursuant to any other agreement, arrangement or document in effect prior to the Effective Time. The provisions of this Section 4.10 are intended to benefit, and may be enforced by, all Indemnified Parties, and their respective heirs and representatives. This Section 4.10 shall be binding upon all successors and assigns of Target, Buyer, Sub and the Surviving Corporation.

            4.11  Other Proposals.  Target hereby agrees that it shall not, nor
                  ---------------
  shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' officers, directors, employees, affiliates, investment bankers or other representatives or agents (collectively, the "Representatives") to, directly or indirectly, solicit, encourage (including by way of furnishing non-public information), initiate discussions or negotiations relating to or take any other action to facilitate, any inquiries or the making of any proposal for an Acquisition Transaction. As used herein, the term "Acquisition Transaction" shall mean the occurrence of any of the following events: (i) Target is acquired by merger or otherwise by any "person" or "group," as such terms are defined in Section 13(d) of the 1934 Act, other than Buyer, Sub or any of their respective affiliates (a "Third Party"); (ii) a Third Party acquires more than 30% (as reflected in accordance with generally accepted accounting principles on

  Target's most recent quarterly financial statements) in value of the total assets of Target and its Subsidiaries, taken as a whole; (iii) a Third Party acquires more than 30% of the outstanding Target Common Shares; (iv) Target adopts and implements a plan of liquidation relating to, or extraordinary dividend equal to, more than 30% in value of the total assets of Target (as reflected in accordance with generally accepted accounting principles on Target's most recent quarterly financial statements); or (v) Target enters into a preliminary or definitive agreement with a Third Party relating to any of the transactions referred to in clauses (i) through (iv) above. Target agrees that it shall promptly notify Buyer orally and in writing of any such inquiries or proposals. Any such notification shall include the identity of the person making such proposal or request, the terms thereof, and any other information with respect thereto as Buyer may reasonably request. Nothing contained in this Agreement shall be construed to prohibit Target from (a) disclosing, under protection of an appropriate confidentiality agreement, non-public information concerning Target to, and engaging in discussions and negotiations concerning an Acquisition Transaction with, a person who has made a bona fide offer to engage in an Acquisition Transaction for a consideration and on terms which are more favorable to the Target shareholders than the terms of the Merger, and who can reasonably be expected to consummate the Acquisition Transaction on the terms that have been proposed, and which disclosure, discussions and negotiations, in the judgment of Target, shall be required by reason of the fiduciary obligations of the Board of Directors of Target and (b) subject to Target's obligations under Section 7.5 hereof and only after terminating this Agreement in accordance with Section 7.1(d) hereof, accepting such offer for an Acquisition Transaction from such person which the Board of Directors of Target concludes is more favorable to the Target shareholders than the Merger contemplated hereby.

            4.12  Target Preferred Stock.  Target hereby agrees, on or prior to
                  ----------------------
  July 1, 1995, to call for redemption, in accordance with Target's articles of incorporation, all outstanding shares of Target's Cumulative Preferred Stock, par value $50.00 per share, of which 8,000 shares are issued and outstanding on the date of this Agreement. The redemption date shall be fixed at September 1, 1995. On or before such redemption date, Target will, to the extent funds are legally available therefor, pay or otherwise make effective provision for the payment of the redemption price on all of such outstanding shares. Target shall take all reasonable best efforts to have legally available all required funds for such redemption.

            4.13  Buyer Shareholder Approval.  Buyer shall include in the proxy
                  --------------------------
  statement for its 1995 annual shareholders meeting, a proposal to amend Buyer's articles of incorporation authorizing sufficient shares of Buyer Preferred Stock to permit the issuance of the Buyer Stock in the Merger. The Board of Directors of Buyer will recommend to its shareholders approval of such proposal and will take all such actions consistent with the fiduciary obligations of such Board to obtain such approvals as promptly as practicable, including without limitation the solicitation of proxies. In the event that the requisite shareholder approval is not obtained at Buyer's 1995 annual shareholders meeting (or any adjournment thereof), Target shall have the right to terminate this Agreement in accordance with Section 7.1(e) hereof.

            4.14  Affiliates.  Prior to the Closing Date, Target shall deliver
                  ----------
  to Buyer a letter identifying all persons who (in Target's reasonable judgment) are, at the time this Agreement is submitted for approval to the shareholders of Target, "affiliates" of Target for purposes of Rule 145 under the 1933 Act. Target shall use its reasonable best efforts to cause each such person to deliver to Buyer, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit B acknowledging and agreeing to abide by the limitations imposed by law in respect of the sale or other disposition of Buyer Stock received by such person pursuant to the Merger.


                                   ARTICLE V

                   CONDITIONS TO OBLIGATIONS OF BUYER AND SUB

            5.  Conditions To Obligations of Buyer and Sub To Consummate the
                ------------------------------------------------------------
  Merger.  The obligations of Buyer and Sub to consummate the Merger provided
  ------
  for in this Agreement shall be subject to satisfaction, on or before the Closing Date, of the following conditions:

            5.1  Representations, Warranties, and Covenants of Target.  The
                 ----------------------------------------------------
  representations and warranties of Target herein contained and the information contained in the Target Schedule and other documents delivered by Target in connection with this Agreement shall be true and correct at the Closing Date in all material respects with the same effect as though made at such time, except to the extent waived hereunder or affected by the transactions contemplated herein; Target shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; and Target shall have delivered to Buyer a certificate in form and substance satisfactory to Buyer dated the Closing Date and signed by the Chairman of the Board and the Vice President of Target to such effect.

            5.2  Target Shareholder Approval.  The requisite approval of this
                 ---------------------------
  Agreement and the transactions contemplated hereby shall have been given by the shareholders of Target.

            5.3  Buyer Shareholder Approval.  The requisite approval of the
                 --------------------------
  amendment to Buyer's articles of incorporation referred to in Section 4.13 shall have been given by the shareholders of Buyer.

            5.4  Redemption of Target Preferred Stock.  The preferred stock of
                 ------------------------------------
  Target referred to in Section 4.12 shall have been redeemed.

            5.5  No Injunctions.  No preliminary or permanent injunction or
                 --------------
  other order, decree or ruling by any federal, state or provincial court in the United States or by any United States governmental, regulatory or administrative agency which prevents the consummation of the transactions contemplated by this Agreement (including the Merger) shall have been issued and remain in effect; provided, however, that each of the parties hereto shall
                        --------  -------
  have used its reasonable best efforts to prevent any such injunction or other order, and to appeal as promptly as possible any such injunction or order that may be entered.

            5.6  No Antitrust Litigation.  No action, suit or proceeding against
                 -----------------------
  Buyer or Target brought by the Antitrust Division of the Department of Justice or the Federal Trade Commission challenging the Merger under the federal antitrust laws shall be pending or shall have been threatened by either such agency.

            5.7  Filings.  Buyer and Target shall have made all filings required
                 -------
  under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the required statutory waiting period under such Act shall have terminated.
  Target shall have made all required filings under the Pennsylvania Public Utility Code and the required approval from the Pennsylvania Utility Commission shall have been obtained. For purposes of the required approval from the Pennsylvania Utility Commission, Buyer's shall not be obligated to consummate the Merger if such approval is subject to any further action of any kind (including, without limitation, reconsideration, rehearing, review or appeal) and consummating the Merger prior to the completion (or the expiration of the possibility) of such further action would have a Buyer Material Adverse Effect.

            5.8  NASDAQ Listing.  The NASDAQ National Market System shall have
                 --------------
  approved the listing, upon official notice of issuance, of all Buyer Common Shares issuable upon conversion of the Buyer Stock issued to the holders of Target Common Shares in connection with this Agreement.

            5.9  Securities Laws.  The Registration Statement shall have been
                 ---------------
  declared effective by the SEC, no stop order shall have been issued or proceedings instituted or threatened suspending the effectiveness of the Registration Statement, and all approvals, consents, permits, licenses or qualifications from authorities administering the securities laws of any state having jurisdiction, required in the reasonable judgment of Buyer for the consummation of this Agreement and the Merger shall have been obtained and shall be effective and in full force and effect.

            5.10  Affiliate Letters.  Buyer shall have received the letters from
                  -----------------
  Target's affiliates referenced in Section 4.14 hereof.

            5.11  Dissenters Rights.  The holders of no more than five percent
                  -----------------
  of the outstanding shares of Target Common Stock shall have effectively exercised dissenters rights pursuant to the Corporation Law.

            5.12  Tax Opinion or Tax Ruling.
                  -------------------------

            (a) Buyer shall have received a ruling from the Internal Revenue Service (the "IRS") or an opinion of Swidler & Berlin, special tax counsel to Buyer, to the effect that:

            (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and Target and Buyer will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

            (ii) no gain or loss will be recognized by Target by reason of the Merger;

            (iii) the gain, if any, realized by a holder of shares of Target Common Stock upon receipt of shares of Buyer Stock and/or cash in exchange for shares of Target Common Stock pursuant to the Merger will be recognized but not in excess of the amount of cash received, and no loss will be recognized by those holders of Target Common Stock who exchange their shares of Target Common Stock solely for shares of Buyer Stock; and

            (iv) the basis of the Buyer Stock to be received by the Target shareholders will be, in each instance, the same as the basis of the Target Common Stock surrendered in exchange therefor and the holding period of the Buyer Stock to be received by Target shareholders will include the period during which Target Common Stock surrendered in exchange therefor was held, provided the Target Common Stock was held as a capital asset by such Target shareholder at the Effective Time.

            (b) In case a ruling from the IRS is sought, Target and Buyer shall cooperate and each shall furnish to the other and to the IRS such information and representations as shall, in the opinion of counsel for Buyer and Target, be necessary or advisable to obtain such ruling.

            5.13  Legal Opinion.  Buyer shall have received an opinion dated the
                  -------------
  Closing Date from Morgan, Lewis & Bockius, special counsel to Target, in the form and substance reasonably satisfactory to Buyer and its counsel.

            5.14  Resignations.  Without in any way limiting the obligations of
                  ------------
  Buyer under Section 4.9 hereof, Buyer shall have received the written resignations, in a form reasonably acceptable to Buyer (which shall include a representation with respect to the matters referred to in the last two sentences of Section 2.14 hereof), of those Target directors and officers designated by Buyer.

            5.15  Environmental Matters.  The results of a phase I environmental
                  ---------------------
  review of Target's properties shall have been received by Buyer. This condition shall be automatically waived by Buyer (i) unless Buyer provides Target evidence that such review has been ordered by Target within 20 days of the date of this Agreement, or (ii) if the results of such review are not received by August 15, 1995.


                                   ARTICLE VI

                       CONDITIONS TO OBLIGATION OF TARGET

            6.   Conditions To Obligation of Target To Consummate the Merger.
                 -----------------------------------------------------------
  The obligation of Target to consummate the Merger provided for in this Agreement shall be subject to satisfaction, on or before the Closing Date, of the following conditions:

            6.1  Representations, Warranties, and Covenants of Buyer and Sub.
                 -----------------------------------------------------------
  The representations and warranties of Buyer and Sub herein contained and the information contained in the Buyer Schedule and other documents delivered by Buyer and Sub in connection with this Agreement shall be true and correct at the Closing Date in all material respects with the same effect as though made at such time except to the extent waived hereunder or affected by the transactions contemplated herein; Buyer and Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date; and Buyer shall have delivered to Target a certificate in form and substance satisfactory to Target dated the Closing Date and signed by the President and by the Chief Financial Officer of Buyer to such effect.

            6.2  Target Shareholder Approval.  The requisite approval of this
                 ---------------------------
  Agreement and the transactions contemplated hereby shall have been given by the shareholders of Target.

            6.3  Buyer Shareholder Approval.  The requisite approval of the
                 --------------------------
  amendment to Buyer's articles of incorporation referred to in Section 4.13 shall have been given by the shareholders of Buyer.

            6.4  Redemption of Target Preferred Stock.  The preferred stock of
                 ------------------------------------
  Target referred to in Section 4.12 shall have been redeemed.

            6.5  No Injunctions.  No preliminary or permanent injunction or
                 --------------
  other order, decree or ruling by any federal, state or provincial court in the United States or by any United States governmental, regulatory or administrative agency which prevents the consummation of the transactions contemplated by this Agreement (including the Merger) shall have been issued and remain in effect; provided, however, that each of the parties hereto shall
                        --------  -------
  have used its reasonable best efforts to prevent any such injunction or other order, and to appeal as promptly as possible any such injunction or order that may be entered.

            6.6  No Antitrust Litigation.  No action, suit or proceeding against
                 -----------------------
  Buyer or Target brought by the Antitrust Division of the Department of Justice or the Federal Trade Commission challenging the Merger under the federal antitrust laws shall be pending or shall have been threatened by either such agency.

            6.7  Filings.  Buyer and Target shall have made all filings required
                 -------
  under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the required statutory waiting period under such Act shall have terminated. Buyer shall have made all required filings under the Pennsylvania Public

  Utility Code and the required approval from the Pennsylvania Utility Commission shall have been obtained.

            6.8  NASDAQ Listing.  The NASDAQ National Market System shall have
                 --------------
  approved the listing, upon official notice of issuance, of all Buyer Common Shares issuable upon conversion of the Buyer Stock issued to the holders of Target Common Shares in connection with this Agreement.

            6.9  Securities Laws.  The Registration Statement shall have been
                 ---------------
  declared effective by the SEC, no stop order shall have been issued or proceedings instituted or threatened suspending the effectiveness of the Registration Statement, and all approvals, consents, permits, licenses or qualifications from authorities administering the securities laws of any state having jurisdiction, required in the reasonable judgment of Target for the consummation of this Agreement and the Merger shall have been obtained and shall be effective.

            6.10  Fairness Opinion.  Target shall have received the written
                  ----------------
  opinion of its financial advisor, Snyder & Co., dated as of a date no later than the date of the mailing of the Prospectus and Proxy Statement to the Target shareholders and not subsequently withdrawn, that the consideration to be received in the Merger by Target's shareholders is fair to Target's shareholders from a financial point of view.


                                  ARTICLE VII

                       TERMINATION, WAIVER AND AMENDMENT

            7.1  Termination.  This Agreement may be terminated by written
                 -----------
  notice of termination at any time before the Closing Date (whether before or after action by shareholders of Target) only as follows:

                 (a)  by mutual consent of Buyer and Target;

                 (b)  by Buyer

                      (i) upon written notice to Target given at any time if the representations and warranties of Target contained in Article II hereof were not true and correct in all material respects when made or as of the Effective Time (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct) or if Target fails to perform all obligations and comply in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Time (except to the extent such performance or compliance is qualified by materiality in which event such performance or compliance shall have failed to occur);

                      (ii) upon written notice to Target given at any time after December 31, 1995 if the Effective Time shall not have occurred on or before December 31, 1995 unless the absence of such occurrence shall be due to the failure of Buyer or any of its Subsidiaries to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time (except to the extent such performance or compliance is qualified by materiality in which event such performance or compliance shall have failed to occur);

                 (c)  by Target

                      (i) upon written notice given to Buyer at any time if the representations and warranties of Buyer and Sub contained in Article III hereof were not true and correct in all material respects when made or as of the Effective Time (except to the extent qualified by materiality in which event such representations and warranties shall be true and correct) or if Buyer or Sub fails to perform in all material respects all obligations and comply in all material respects with all agreements, undertakings, covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Time (except to the extent such performance of compliance is qualified by materiality in which event such performance or compliance shall have failed to occur);

                      (ii) upon written notice to Buyer given at any time after December 31, 1995 if the Effective Time shall not have occurred on or before December 31, 1995, unless the absence of such occurrence shall be due to the failure of Target or any of its Subsidiaries to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time (except to the extent such performance or compliance is qualified by materiality in which event such performance or compliance shall have failed to occur);

                 (d) upon written notice to Buyer by Target if Target is terminating this Agreement in order to enter into an Acquisition Transaction with a person not a party hereto, provided that Target was entitled to pursue the proposal of such Acquisition Transaction pursuant to the provisions of Section 4.11 hereof;

                 (e) upon written notice to Buyer by Target if the requisite Buyer shareholder approval referred to in Section 4.13 hereof is not obtained at Buyer's 1995 annual shareholders meeting (or any adjournment thereof); and

                 (f)  as provided in Section 7.6.

            7.2  Effect of Termination.  In the event of the termination of this
                 ---------------------
  Agreement and the abandonment of the Merger, the provisions of this Agreement other than the provisions of Section 7.5 shall thereafter become void and have no effect, and no party thereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, except that nothing herein shall relieve any party from liability for any willful breach thereof or from its obligations under the Confidentiality Agreement referred to in Section 8.4.

            7.3  Waiver of Terms.  Any of the terms or conditions of this
                 ---------------
  Agreement may be waived at any time prior to the Effective Time by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by the Board of Directors of such party, or by its chairman, president or any vice president authorized to act for such party; provided, however, that such waiver shall be in writing and shall be taken only if, in the judgment of the Board of Directors or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to the shareholders of such corporation, and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

            7.4  Amendment of Agreement.  Anything herein or elsewhere to the
                 ----------------------
  contrary notwithstanding, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time prior to the Closing Date by written instrument duly authorized and executed by each of the parties hereto; provided, however, that after approval by the shareholders of Target or Buyer, no amendment shall be made which by law requires further approval by the shareholders without such further approval.

            7.5  Fees and Expenses.
                 -----------------

            (a) In order to induce Buyer and Sub to enter into this Agreement and to structure the Merger in the manner set forth herein and as a means of compensating Buyer for the substantial direct and indirect monetary and other costs incurred and to be incurred in connection with the Merger and for the loss of its ability to pursue other advantageous transactions and the potential adverse consequences if the Merger is not completed, Target agrees that if this Agreement is terminated by Target pursuant to Section 7.1(d), then Target shall pay to Buyer within one business day following the date of the termination pursuant to Section 7.1(d) a break-up fee in the amount of $550,000, such fee being in the nature of liquidated damages as exclusive compensation to Buyer and Sub for any and all claims and losses which Buyer and Sub have or may have incurred in connection with this Agreement and the transactions contemplated hereby.

            (b) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that all filing fees for Premerger Notifications shall be shared equally by the parties.

            7.6  Failure of Buyer Shareholder Approval.  In the event that the
                 -------------------------------------
  requisite Buyer shareholder approval referred to in Section 4.13 hereof is not obtained at Buyer's 1995 annual shareholders meeting (or any adjournment thereof), Buyer shall promptly notify Target in writing of such failure. In such event Target shall have the option, exercisable by written notice to Buyer within 45 days of Buyer's notice and in addition to its right to terminate this Agreement pursuant to Section 7.1(e) hereof, to proceed with the Merger on the terms contemplated by this Agreement, except that the "Per Share Merger Consideration" defined in Section 1.3(b) shall be deemed to be $61.00 in cash. In the event that Target exercises such option, this Agreement shall continue in full force and effect, except that the provisions of this Agreement shall be deemed to have been amended, mutatis mutandi, to
                                                          ------- -------
  the extent necessary to reflect the fact that the Per Share Merger Consideration is cash rather than a combination of cash and stock. In the event that Target does not exercise its option under this Section 7.6 within the time provided above, this Agreement shall terminate.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

            8.1  Cooperation.  Subject to the terms and conditions herein
                 -----------
  provided, each party shall cooperate with the other party in carrying out the provisions of this Agreement and shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do, or cause to be done, all additional things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated hereby.

            8.2  Counterparts.  This Agreement may be executed in two or more
                 ------------
  counterparts each of which shall be deemed an original, but all of which counterparts together shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any other counterpart.

            8.3  Contents of Agreement, Etc.  With the exception of the matters
                 --------------------------
  addressed in the Letter Agreement dated November 1, 1994 between Target and Buyer (the "Confidentiality Agreement"), this Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. Any previous agreements or understandings between the parties regarding the subject matter hereof, except for arrangements between the parties concerning confidential information, are merged into and superseded by this Agreement. Except as provided in Section 4.9 and 4.10 hereof, nothing herein express or implied is intended or shall be construed to confer upon or to give any person, other than Buyer and Target and their respective shareholders, any rights or remedies under or by reason of this Agreement.

            8.4  No Survival of Representations and Warranties.  None of the
                 ---------------------------------------------
  representations and warranties in this Agreement shall survive the Effective Time.

            8.5  Section Headings, Gender and "Person."  The section headings
                 --------------------------------------
  herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any person has been for convenience only and shall be deemed to refer to the particular person intended regardless of the actual gender of such person. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization or any other entity.

            8.6  Notices.  All notices, consents, waivers or other
                 -------
  communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally, by overnight mail service, by facsimile transmission (which is confirmed) or by registered or certified mail, return receipt requested, postage prepaid, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):

            If to Buyer or Sub:

            C-TEC Corporation
            105 Carnegie Center
            Princeton, New Jersey  08540
            Attention:  President
            (609) 734-3830 (Fax)

            With a required copy to:

            C-TEC Corporation
            105 Carnegie Center
            Princeton, New Jersey  08540
            Attention:  General Counsel
            (609) 734-3830 (Fax)


            If to Target:

            Buffalo Valley Telephone Company
            20 South Second Street
            Lewisburg, Pennsylvania  17837
            Attention:  Chairman of the Board
            (717) 524-0459 (Fax)

            With a required copy to:

            Morgan, Lewis & Bockius
            One Commerce Square
            417 Walnut Street
            Harrisburg, Pennsylvania  17101
            Attention:  James H. Carroll, Esquire
            (717) 237-4004 (Fax)

            All such notices shall be deemed to have been given three business days after mailing if sent by registered or certified mail, one business day after mailing if sent by overnight courier service or on the date transmitted if sent by facsimile transmission.

            8.7  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND
                 -------------
  INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PROVISIONS.

            IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.


                                C-TEC CORPORATION



                                By:/s/ Michael J. Mahoney
                                   -------------------------
                                Michael J. Mahoney
                                President


                                BVT MERGER CORPORATION



                                By:/s/ Michael J. Mahoney
                                   -------------------------
                                Michael J. Mahoney
                                President


                                BUFFALO VALLEY TELEPHONE
                                     COMPANY



                                By:/s/ James G. Apple
                                   -------------------------
                                    James G. Apple
                                    Chairman of the Board

                                 SCHEDULE 1.3

                      Election and Allocation Procedures
                      ----------------------------------


       A.  Election and Allocation.
           -----------------------

     1. Subject to and in accordance with the allocation and election procedures set forth in this Schedule 1.3, each record holder of Target Common Shares (other than holders of Dissenters' Shares) (the "Holders") shall, prior to the Election Deadline (as hereinafter defined) specify (a) the number of whole Target Common Shares held by such Holder as to which such Holder shall desire to receive the Cash Merger Consideration, and (b) the number of whole Target Common Shares held by such Holder as to which such Holder shall desire to receive the Stock Merger Consideration.

     2. An election as described in clause (a) of Paragraph 1 is herein referred to as a "Cash Election," and Target Common Shares as to which a Cash Election has been made are herein referred to as "Cash Election Shares." An election as described in clause (b) of Paragraph 1 is herein referred to as a "Stock Election," and shares as to which a Stock Election has been made are herein referred to as "Stock Election Shares." A failure to indicate a preference in accordance herewith is herein referred to as a "Non-Election," and shares as to which there is a Non-Election are herein referred to as "Non-Election Shares."

     3. Any record holder of Target Common Shares who is holding shares for a beneficial owner, or as a nominee for one or more beneficial owners, may submit a form for purposes of making elections and containing instructions with respect thereto (the "Election Form") on behalf of any such beneficial owners. Any beneficial owner of Target Common Shares on whose behalf a record owner of Target Common Shares has submitted an Election Form in accordance with this paragraph A.3 will be considered a separate Holder of Target Common Shares for purposes of this Schedule 1.3.

     4. As used herein, the term "Stock Percentage" means the percentage of the Aggregate Shares (defined below) for which Stock Merger Consideration will be issued, and the term "Cash Percentage" means the percentage of the Aggregate Shares (defined below) for which Cash Merger Consideration will be issued and shall equal 100 minus the Stock Percentage. The Stock Percentage shall be selected by Buyer, in its sole discretion, and Buyer shall give Target written notice of such election within five business days following the Election Deadline (defined below). The Stock Percentage shall be 50% or, if larger, the minimum percentage necessary for the Merger to qualify as a tax-free exchange for federal income tax purposes.

     5. Payment of the Cash Merger Consideration and issuance of the Stock Merger Consideration shall be allocated to Holders such that the number of Target Common Shares (outstanding and including Dissenters' Shares) as to which cash is paid shall equal the Cash Percentage times the aggregate number of Target Common Shares outstanding (including Dissenters' Shares) (the "Aggregate Shares"), and the number of Target Common Shares as to which Buyer Stock are issued shall equal the Stock Percentage times the Aggregate Shares, as follows:

         (a) If the number of Cash Election Shares plus the number of Dissenters' Shares is more than the Cash Percentage, (i) Non-Election Shares shall be deemed to be Stock Election Shares, and (ii) (A) the Cash Election Shares of each Holder shall be reduced pro rata by multiplying the number of Cash Election Shares of such Holder by a fraction, the numerator of which is the number of Target Common Shares equal to (x) the Cash Percentage times (y) the Aggregate Shares minus the aggregate number of Dissenters' Shares and the denominator of which is the aggregate number of Cash Election Shares, and (B) the shares of such Holder representing the difference between such Holder's initial Cash Election and such Holder's reduced Cash Election pursuant to clause (A) shall be converted into and be deemed to be Stock Election Shares.

         (b) If the number of Stock Election Shares is in excess of the Stock Percentage, then (i) Non-Election Shares shall be deemed to be Cash Election Shares, and (ii) (A) Stock Election Shares of each Holder shall be reduced pro rata by multiplying the number of Stock Election Shares of such Holder by a fraction, the numerator of which equal to the Stock Percentage times the number of the Aggregate Shares and the denominator of which is the aggregate number of Stock Election Shares of all Holders, and (B) the shares of such Holder representing the difference between such Holder's initial Stock Election and such Holder's reduced Stock Election pursuant to clause (A) shall be converted into to and be deemed to be Cash Election Shares.

         (c) If the number of Cash Election Shares plus Dissenter's Shares is less than or equal to the Cash Percentage times the Aggregate Shares and the number of Stock Election Shares is less than or equal to the Stock Percentage times the Aggregate Shares, then (i) there shall be no adjustment to the elections made by electing Holders, and
       (ii) Non-Election Shares of each Holder shall be treated as Stock Election Shares and/or as Cash Election Shares in proportion to the respective amounts by which the Cash Election Shares plus Dissenter's Shares and the Stock Election Shares are less than the Cash Percentage and the Stock Percentage, respectively.

     6. After taking into account the foregoing adjustment provisions, each Cash Election Share (including those deemed to be Cash Election Shares) shall receive in the Merger the Cash Merger Consideration pursuant to Section 1.3, and each Stock Election Share (including those deemed to be Stock Election Shares) shall receive in the Merger the Stock Merger Consideration (and cash in lieu of fractional shares) pursuant to Section 1.3.

     B.  Procedures.
         ----------

     1. Target and Buyer shall prepare the Election Form for purposes of making elections and containing instructions with respect thereto. The Election Form shall be distributed to each Holder at such time as Target and Buyer shall determine and shall specify the date by which all such elections must be made (the "Election Deadline"), which date shall be determined by Target and Buyer but shall be not earlier than the 20 calendar days following the Effective Time.

     2. Elections shall be made by Holders by mailing to such bank or entity as may be mutually acceptable to Buyer and Target as the exchange agent ("Exchange Agent"), a duly completed Election Form. To be effective, an Election Form must be properly completed, signed and submitted to the Exchange Agent accompanied by certificates representing the Target Common Shares as to which the election is being made (or by an appropriate guaranty of delivery by a commercial bank or trust company in the United States or a member of a registered national security exchange or the National Association of Security Dealers, Inc.), or by evidence that such certificates have been lost, stolen or destroyed accompanied by such security or indemnity as shall be reasonably requested by Buyer. An Election Form and accompanying share certificates must be received by the Exchange Agent by the close of business on the Election Deadline. An election may be changed or revoked but only by written notice received by the Exchange Agent prior to the Election Deadline including, in the case of a change, a properly completed revised Election Form. Any share certificates which were submitted in connection with an election shall be returned to the holder thereof in the event such election is revoked as aforesaid and such holder requests in writing the return of such certificates.

     3. Buyer will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether the Election Forms have been properly completed, signed and submitted or changed or revoked and to disregard immaterial defects in Election Forms. The decision of Buyer (or the Exchange Agent) in such matters shall be conclusive and binding. Neither Buyer nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election form submitted to the Exchange Agent. Either Buyer (or the Exchange Agent) shall also make all computations contemplated by Part A of this Schedule 1.3.

     4. For the purposes hereof, a Holder who does not submit an effective Election Form to the Exchange Agent prior to the Election Deadline shall be deemed to have made a Non-Election. If Buyer or the Exchange Agent shall determine that any purported Cash Election or Stock Election was not effectively made, such purported Cash Election or Stock Election shall be deemed to be of no force and effect and the Holder making such purported Cash Election or Stock Election shall, for purposes hereof, be deemed to have made a Non-Election.

     5. In the event that this Agreement is terminated pursuant to the provisions hereof and any shares have been transmitted to the Exchange Agent pursuant to the provisions hereof, Buyer and Target shall cause the Exchange Agent to promptly return such shares to the person submitting the same.

                                                                       Exhibit A

                    RESOLUTION OF THE BOARD OF DIRECTORS OF
                               C-TEC CORPORATION
                          ESTABLISHING AND DESIGNATING
                     SERIES AA CONVERTIBLE PREFERRED STOCK
                   AS A SERIES OF THE SERIES PREFERRED STOCK


     RESOLVED, that pursuant to the authority expressly vested in the board of directors of C-TEC Corporation (herein called the "Corporation") by Article 9 of the articles of incorporation of the Corporation, the board of directors hereby fixes and determines the voting rights, designations, preferences, limitations and special rights of _______ shares of Series Preferred Stock, par value $61.00 per share (such class being herein called the "Series Preferred Stock"), by establishing and designating a series of such Series Preferred Stock as follows:

     Section 1.  Designation.  There shall be a series of Series Preferred Stock
                 -----------
  which shall consist of _______ shares and shall be designated as Series AA Convertible Preferred Stock (such series being herein called the "Series AA Stock"). The Series AA Stock is being issued in connection with the transactions contemplated by that certain Agreement and Plan of Merger dated as of May 10, 1995 among C-TEC Corporation, BVT Merger Corporation and Buffalo Valley Telephone Company which transactions closed on _______________, 1995.

     Section 2.  Definitions.
                 -----------

         (a) The term "Common Stock" as used in this resolution shall be deemed to mean stock of the Corporation of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either earnings or assets of the Corporation without limit as to the amount or percentage; except that Common Stock issuable upon conversion of Series AA Stock as provided in this resolution shall mean only Common Stock authorized at the time of original issue of Series AA Stock and stock of any other class into which the then authorized Common Stock shall thereafter have been changed by reclassification or otherwise. Without limitation of the foregoing, the term "Common Stock" shall be deemed to include, for all purposes hereunder, the Corporation's Class B Common Stock, par value $1.00 per share.

         (b) The term "Dividend Parity Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean all other stock of the Corporation ranking equally therewith as to the payment of dividends, including without limitation, the Corporation's Series A and Series B Convertible Preferred Stock. The term "Liquidation Parity Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean all other stock of the Corporation ranking equally therewith as to distribution of assets upon liquidation, including without limitation, the Corporation's Series A and Series B Convertible Preferred Stock.

         (c) The term "Junior Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series AA Stock as to the payment of dividends and the distribution of assets upon liquidation. The term "Dividend Junior Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series AA Stock as to the payment of dividends. The term "Liquidation Junior Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean the Common Stock and all other stock of the Corporation ranking junior to the Series AA Stock as to distribution of assets upon liquidation.

         (d) The term "Senior Stock" as used in this resolution with respect to Series AA Stock shall be deemed to mean all other stock of the Corporation ranking senior thereto as to the payment of dividends or distribution of assets upon liquidation.

     Section 3.  Dividends.
                 ---------

         (a) The holders of record of Series AA Stock shall be entitled to receive, as and if declared by the board of directors, cumulative cash dividends thereon of $3.20 per annum, and no more, but only out of funds legally available for the payment of such distributions under 15 Pa.C.S. (S) 1551 (relating to distributions to shareholders) or under any corresponding superseding provision of law. Dividends on the Series AA Stock shall be payable semi-annually on _____________ and _____________/1/ in each year. Dividends shall accrue from ____________/2/. Accumulations of dividends shall not bear interest. Unless full cumulative dividends on

----------------------
/1/ Insert the month and day of the date sixth months following the closing date of the Merger and the closing date, respectively.
/2/  Insert the closing date of the Merger.

  outstanding shares of Series AA Stock have been paid, no dividend or other distribution (except in Junior Stock) shall be declared or paid on Common Stock or on other Dividend Junior Stock and no amount shall be set aside or applied to the redemption, purchase or other acquisition of Common Stock or other Dividend Junior Stock other than by exchange therefor of Junior Stock or, with respect to redemptions, purchases or other acquisitions of Dividend Junior Stock other than Common Stock, out of the proceeds of a substantially concurrent sale of shares of Junior Stock.

         (b) In the event that full cumulative dividends upon the Series AA Stock and stated dividends on all Dividend Parity Stock are not paid in full, all shares of Series AA Stock and all shares of Dividend Parity Stock shall participate ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable thereon if all dividends thereon were declared and paid in full.

     Section 4.  Liquidation Rights.
                 ------------------

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series AA Stock shall be entitled to receive from the assets of the Corporation payment in cash of $61.00 per share, plus a further amount equal to unpaid cumulative dividends on Series AA Stock accrued to the date when such payments shall be made available to the holders thereof, and no more, before any amount shall be paid or set aside for, or any distribution of assets shall be made to the holders of Common Stock or other Liquidation Junior Stock. If, upon such liquidation, dissolution or winding up, the amounts available for distribution to the holders of Series AA Stock and all Liquidation Parity Stock, shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then such amounts shall be paid ratably among the shares of Series AA Stock and Liquidation Parity Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto if paid in full.

         (b) None of the following shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this section:

                    (1) a consolidation of the Corporation with any other
            corporation;

                    (2) a merger of the Corporation into any other corporation or a merger of any other corporation into the Corporation;

                    (3) a reorganization of the Corporation;

                    (4) the purchase or redemption of all or part of the
            outstanding shares of any class or classes of the Corporation;

                    (5) a sale or transfer of all or any part of the assets of the Corporation;

                    (6) a share exchange to which the Corporation is a party; or

                    (7) a division of the Corporation.

          Section 5.  Redemption at the Option of the Corporation.  Commencing
                      -------------------------------------------
  on the second anniversary of the Closing Date, the Series AA Stock may be called for redemption and redeemed at the option of the Corporation by resolution of the board of directors, in whole at any time or in part at any time or from time to time upon the notice hereinafter provided for in section 7, by the payment in cash of a redemption price equal to the applicable percentage of $61.00 per share specified below, plus an amount equal to the accrued and unpaid cumulative dividends thereon to the date fixed by the board of directors as the redemption date:


       If redeemed during the period/3/             Applicable
              (dates inclusive)                     percentage
       -----------------------------                ----------
____________, 1997 through ___________, 1998         105.25%
____________, 1998 through ___________, 1999         104.00%
____________, 1999 through ___________, 2000         103.00%
____________, 2000 through ___________, 2001         102.00%
____________, 2001 through ___________, 2002         101.00%
From and after _________________, 2002               100.00%

          Section 6.  Redemption at the Option of the Holders.  Commencing on
                      ---------------------------------------
  the first anniversary of the Closing Date and at any time or from time to time thereafter in accordance with this section 6, each holder of Series AA Stock shall have the right, at such holder's option, to require the Corporation to redeem all or a portion of such holder's shares of Series AA Stock at a redemption price of

------------------
  /3/ Insert the month and day of the closing date of the Merger and the date immediately preceding such closing date, respectively.

  $61.00, plus an amount equal to the accrued and unpaid cumulative dividends thereon to the redemption date. To exercise the redemption right provided for in this section 6, a holder must provide to the Corporation (i) an irrevocable written notice of the holder's exercise of such right, which notice shall set forth the name of the holder of the Series AA Stock, the number of shares to be redeemed and a statement that the election to exercise the redemption right is being made thereby; and (ii) the shares of Series AA Stock with respect to which such redemption right is being exercised, duly endorsed for transfer to the Corporation. Such written notice shall be irrevocable and (unless the Corporation shall default in making the requested redemption) shall terminate all conversion rights of the holder under section 11 with respect to the shares of Series AA Stock to be redeemed pursuant to this section 6. Holders may not exercise the redemption right pursuant to this section 6 for less than 100 shares of Series AA Stock (or, if less than 100, all shares of Series AA Stock owned by such holder). Subject to the last sentence of this section 6, the Corporation as of each March 31, June 30, September 30 and December 31 shall redeem all shares (if any) of Series AA Stock for which a notice of redemption under this section 6 has been received by the Corporation prior to the close of business on the immediately preceding February 15, May 15, August 15 or November 15, respectively. The Corporation shall also redeem all shares (if any) of Series AA Stock for which a notice of redemption under this section 6 has been received by the Corporation during the 30 day period following the date of mailing by the Corporation pursuant to paragraphs 11(g)(3) and 11(g)(4) of notice of a reclassification, capital reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition of assets, liquidation, dissolution or winding-up; any shares submitted for redemption during such 30 day period shall be redeemed no later than 60 days following the mailing date of such notice.

          Section 7.  Manner of Redemption of Series AA Stock
                      ---------------------------------------

            (a) If less than all of the outstanding shares of Series AA Stock shall be called for redemption under section 5, the particular shares to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by resolution of the board of directors.

            (b) Notice of redemption under section 5 of any shares of Series AA Stock shall be given by the Corporation by first-class mail, not less than 30 nor more than 60 days prior to the date fixed by the board of directors of the Corporation for redemption (the "redemption date"), to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state:

                    (1) the redemption date;

                    (2) the redemption price;

                    (3) that the redemption is an optional redemption pursuant to section 5 of this resolution;

                    (4) if less than all outstanding shares of Series AA Stock of the holder are to be redeemed, the identification of the shares of Series AA Stock to be redeemed;

                    (5) the conversion price on the date of the notice,

                    (6) that on the redemption date the redemption price will
            become due and payable upon each share of Series AA Stock to be redeemed and the right to convert each such share shall cease as of the close of business on the business day prior to the redemption date, unless default shall be made in the payment of the redemption price; and

                    (7) the place or places where such shares of Series AA Stock to be redeemed are to be surrendered for payment of the redemption price.

            (c) On or before the redemption date for a redemption made under section 5 or section 6 of this resolution, the Corporation may deposit in trust, for the account of the holders of the shares to be redeemed, so as to be and continue to be available therefor, the moneys necessary for such redemption with a bank or trust company, to be designated in the notice of such redemption, doing business in Boston, New York City, Philadelphia, Lewisburg or Harrisburg, and having capital, surplus and undivided profits aggregating at least $100,000,000. Upon the making of such deposit, and upon the mailing as hereinabove provided in this section 7 or in section 6 of the notice of such redemption or upon the earlier delivery to the bank or trust company of irrevocable authorization and direction to mail such notice, all shares with respect to the redemption of which such deposit shall have been made and such mailing effected or authorization therefor given shall, whether or not the certificates for such shares shall have been surrendered for cancellation, be deemed to be no longer outstanding for any purpose and all rights with respect to such shares shall thereupon cease and terminate, except only the right of the holders of the certificates for such shares (i) to receive, out of the moneys so deposited in trust, from and after the time of such deposit, the amount payable upon the redemption thereof, without interest and (ii) to exercise any privilege of conversion not theretofore expiring. At the expiration of two years after the redemption date any such moneys then remaining on deposit with such bank or trust company shall be paid over to the Corporation, free of trust, and thereafter the holders of the certificates for such shares shall have no claims against such bank or trust company, but only claims as unsecured creditors against the Corporation for amounts equal to their pro rata portions of the moneys so paid over, without interest; except that any moneys so deposited which shall not be required for the payment of the redemption price of such shares because of the exercise of any right of conversion subsequent to the date of such deposit, shall, upon request of the Corporation, be paid over to the Corporation forthwith. Interest, if any, accrued on moneys deposited with any bank or trust company pursuant to the foregoing provisions of this section shall belong to and upon its request be paid over to the Corporation. The Corporation and its agents shall not be liable to any holder of Series AA Stock failing to surrender certificates for cancellation for any property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

            (d) Shares of Series AA Stock redeemed by the Corporation shall be restored to the status of authorized and unissued shares of Series Preferred Stock, undesignated as to series, and, except as otherwise provided by the express terms of the series redeemed or of any other outstanding series, may be reissued by the Corporation as shares of one or more series of Series Preferred Stock other than Series AA Stock.

            (e) Where less than all of the Series AA Stock represented by a holder's certificate have been redeemed in accordance with section 5 or section 6 hereof, the Corporation shall promptly provide such holder a new certificate representing that number of shares of Series AA Stock that remain outstanding following such redemption.

          Section 8.  Limitation on Redemption or Purchase.  Unless full
                      ------------------------------------
  cumulative dividends due on outstanding shares of Series AA Stock have been paid or declared and set apart for payment and all prior redemptions pursuant to section 6 of Series AA Stock made or provided for, the Corporation shall not redeem any Series AA Stock, Dividend Parity Stock or Liquidation Parity Stock unless all outstanding shares of Series AA Stock are redeemed, and the Corporation shall not purchase or otherwise acquire for value any Series AA Stock, Dividend Parity Stock or Liquidation Parity Stock except in accordance with a purchase or exchange offer made simultaneously by the Corporation to all holders of record of Series AA Stock and Dividend Parity Stock and Liquidation Parity Stock which, considering the annual dividend rates and the other relative rights and preferences of such shares, in the reasonable opinion of the board of directors (whose determination shall be conclusive), will result in fair and equitable treatment among all such shares.

          Section 9.  Voting Rights.
                      -------------

            (a) Except as expressly provided to the contrary in this resolution or as otherwise required by law, the holders of Series AA Stock shall have no right to vote at, or to participate in, any meeting of shareholders of the Corporation, or to receive any notice of such meeting.

               (b)(1) In the event that (i) dividends upon the Series AA Stock shall be in arrears in an amount equal to three full semi-annual dividends thereon or (ii) any redemption of Series AA Stock has not been made or provided pursuant to section 6 of this resolution, the number of directors constituting the full board shall be increased by one, and the holders of the Series AA Stock, voting noncumulatively separately as a single class together with the holders of any other shares of Series Preferred Stock (including, without limitation, the holders of the Corporation's Series A and Series B Convertible Preferred Stock) having the right to elect directors as a class under such circumstances, shall be entitled to elect one additional member of the board of directors of the Corporation at the next annual meeting of shareholders of the Corporation or at a special meeting called as hereinafter provided in this section. Such voting rights of the holders of Series AA Stock shall continue until all accumulated and unpaid dividends thereon and all redemptions thereof shall have been paid in full, whereupon such special voting rights of the holders of Series AA Stock shall cease (and the term of the one additional director shall thereupon expire and the number of directors constituting the full board shall be decreased by one) subject to being again revived from time to time upon the recurrence of the conditions described in this section as giving rise thereto.

                    (2) At any time when such right of holders of Series AA
            Stock to elect one additional director shall have so vested, the Corporation may, and upon the written request of the holders of record of not less than 10% of the Series AA Stock then outstanding (or 10% of all Series Preferred Stock having the right to vote for such director in case holders of shares of other series of Series Preferred Stock shall also have the right to elect directors as a class in such circumstances) shall, call a special meeting of holders of such Series AA Stock (and other series of Series Preferred Stock, if applicable) for the election of directors. In the case of such a written request, such special meeting shall be held within 60 days after the delivery of such request, and, in either case, at the place and upon the notice provided by law and in the bylaws of the Corporation; except that the Corporation shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders of the Corporation.

                    (3) Whenever the number of directors of the Corporation
            shall have been increased by one as provided in this section, the number as so increased may thereafter be further increased or decreased in such manner as may be permitted by the bylaws of the Corporation and without the vote of the holders of Series AA Stock. No such action shall impair the right of the holders of Series AA Stock to elect and to be represented by one director as provided in this section.

                    (4) The one director elected as provided in this section
            shall serve until the next annual meeting of shareholders of the Corporation and until his or her respective successor shall be elected and qualified or the earlier expiration of his or her term as provided in this section. No such director may be removed without the vote or consent of holders of a majority of the shares of Series AA Stock (or holders of a majority of shares of Series Preferred Stock having the right to vote in the election of such director in case holders of shares of other series of Series Preferred Stock shall also have the right to elect such director as a class). If, prior to the expiration of the term of any such director, a vacancy in the office of such director shall occur, such vacancy shall be filled by vote of shareholders at a meeting called and held in accordance with paragraph (2) above of this subsection.

          Section 10.  Restrictions on Certain Corporate Action.
                       ----------------------------------------

            (a) Without the affirmative vote of the holders of at least a majority of the Series AA Stock at the time outstanding or, if holders of other series of Series Preferred Stock (including, without limitation, the Corporation's Series A and Series B Convertible Preferred Stock) have the right to vote as a class on such matter under the articles of incorporation of the Corporation, the holders of at least a majority of Series AA Stock and other series of Series Preferred Stock voting as a single class, the Corporation shall not:

                    (1) permit to be outstanding any shares of any class or
            series of Senior Stock, or increase the outstanding number of shares of any class or series of Senior Stock beyond the number of shares permitted in accordance with this section 10; or

                    (2) merge, consolidate, divide or participate in a share
            exchange with any other corporation if any corporation surviving or resulting from such merger, consolidation, division or share exchange would have after such merger, consolidation, division or share exchange any outstanding shares of any class or series of Senior Stock in excess of the number of shares of Senior Stock of the Corporation permitted to be outstanding immediately preceding such merger, consolidation, division or share exchange.

            (b) Without the affirmative vote of the holders of at least a majority of the Series AA Stock at the time outstanding, the Corporation shall not amend, alter, change or repeal any of the express terms of the Series AA Stock.

            (c) At all meetings at which the holders of the Series AA Stock have the right to vote under the express provisions of section 9 or this section 10 (regardless of whether or not holders of any other series of Series Preferred Stock have voting rights on such matter), each holder of Series AA Stock shall be entitled to one vote or fraction thereof, for each $10.00 or fraction thereof, of the involuntary liquidating value represented by the shares of Series AA Stock.

          Section 11.  Conversion Rights.
                       -----------------

            (a) The holder of any outstanding share or shares of Series AA Stock shall have the right at any time or from time to time to convert, subject to the provisions of this section, any such share or shares, at the initial conversion price per share of Common Stock of $_______/4/, into that number of fully paid and nonassessable shares of Common Stock of the Corporation determined by dividing $61.00 by the conversion price in effect at the time of such conversion; except that (i) such conversion price shall be subject to adjustment upon the happening of certain contingencies as provided in subsection (b), (ii) whenever the Corporation shall call for redemption any Series AA Stock, the conversion rights of the holder thereof shall terminate as to the shares called for redemption at the close of business on the business day next preceding the redemption date unless default shall be made in the payment of the redemption price or in the conversion thereof and (iii) in the event of the liquidation of the Corporation, whether voluntary or involuntary, or a consolidation or merger of the Corporation with or into any other corporation or a share exchange or division, as a result of which consolidation, merger, share exchange or division only cash shall be payable or distributable to the holders of the Common Stock, the conversion rights of the holders of Series AA Stock shall terminate on such date as shall be fixed by the board of directors, not less than 30 days after the mailing to such holders of the notice required by subsection (g).

            (b) The conversion price shall be subject to adjustment as follows:

                    (1)  If the Corporation shall:

                         (i) pay or make a dividend or distribution on its
                 Common Stock in shares of its capital stock;

                         (ii) subdivide its outstanding shares of Common Stock
                 into a greater number of shares;

                         (iii) combine its outstanding shares of Common Stock into a smaller number of shares;

--------------------
/4/ The initial conversion price shall be 125% of the average "market price" of a share of Common Stock for the ten consecutive business days commencing 3 business days before the closing date under the Merger Agreement. The "market price" for each day shall be the average of the last reported bid and asked prices in the over-the-counter market as furnished by the NASDAQ National Market System. The initial conversion price, however, may not be less than $24.00 nor more than the higher of (i) $36.00 or (ii) such average "market price."

                         (iv) issue to holders of Common Stock by
                 reclassification of its shares of Common Stock or any recapitalization or reorganization any shares of capital stock of the Corporation; or

                         (v) take any other action having the same effect as any of the actions described in subparagraphs (i) through (iv);

            then, in each such case, the conversion price in effect immediately prior thereto shall be adjusted so that the holder of any share of Series AA Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of the Corporation which such holder would have owned or been entitled to receive after the happening of any of such events had such share of Series AA Stock been converted immediately prior to the happening thereof. An adjustment made pursuant to this paragraph (1) shall become effective retroactively as of the time immediately after the record date in those cases specified in subparagraph (i) and shall become effective as of the time immediately after the effective date in those cases specified in subparagraphs (ii) through (v).

                    (2) If the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 90 days after the record date mentioned in the last sentence of this paragraph) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price (determined as provided in paragraph (5) of this subsection) per share of Common Stock on the business day immediately preceding the record date mentioned in the last sentence of this paragraph or, if earlier, the date such issuance is given effect for trading purposes, the conversion price in effect immediately prior thereto shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior thereto by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to their exercise) plus the number of shares which the aggregate exercise price of the total number of shares offered for subscription or purchase would purchase at such current market price, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants (without giving effect to their exercise) plus the number of additional shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued and shall become effective retroactively as of the time immediately after the record date for the determination of shareholders entitled to receive such rights or warrants.

                    (3) If the Corporation shall distribute to all holders of
            its Common Stock evidences of its indebtedness or assets (excluding cash dividends) or rights or warrants to subscribe for or purchase Common Stock (excluding those referred to in paragraph (2)) or other securities issued by the Corporation or property of the Corporation, then and in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior thereto by a fraction, of which the numerator shall be the current market price per share of the Common Stock on the business day immediately preceding the record date mentioned in the last sentence of this paragraph or, if earlier, the date such distribution is given effect for trading purposes less the then fair market value (as determined in good faith by resolution of the board of directors of the Corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and of which the denominator shall be the current market price per share of Common Stock on the business day immediately preceding the record date mentioned in the last sentence of this paragraph or, if earlier, the date such distribution is given effect for trading purposes. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively as of the time immediately after the record date for the determination of shareholders entitled to receive such distribution.

                    (4) If any such rights or warrants referred to in paragraphs
            (2) and (3) above shall expire without having been exercised, the conversion price as theretofore adjusted because of the issue of such rights or warrants shall forthwith be readjusted to the conversion price which would have been in effect had an adjustment been made on the basis that the only rights or warrants so issued or sold were those rights or warrants actually exercised and that with respect to any such rights or warrants to subscribe for or purchase securities issued by the Corporation, other than Common Stock, or property of the Corporation the fair market value thereof shall be the fair market value of the rights or warrants actually exercised.

                    (5) For the purpose of any computation under this
            subsection, the current market price per share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the ten consecutive business days commencing five business days before the day in question. The closing price for each day shall be, in the event that the Common Stock is listed on any national securities exchange, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last reported bid and asked prices regular way, in either case as reported on the applicable consolidated or composite tape for issues traded on the principal national securities exchange on which the Common Stock is admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the last reported bid and asked prices in the over-the-counter market as furnished by any national quotation system or, if not available, any New York Stock Exchange member firm selected from time to time by the Corporation for the purpose. The term "business day" shall include any day on which securities are traded on such exchange or in such market.

                    (6) No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least one percent; except that any adjustments which by reason of this sentence are not required to be made shall be carried forward, and taken into account in calculating each subsequent adjustment, until made. All calculations under this subsection shall be made to the nearest cent or to the nearest 1/100 of a share as the case may be.

                    (7) In determining the number of shares of Common Stock
            outstanding at any particular time, for the purpose of computations pursuant to the formula in this subsection there shall be included all Common Stock issuable in respect of any then outstanding scrip certificates representing fractional interests with respect to Common Stock.

               (c) Notwithstanding anything to the contrary set forth in subsection (b), no adjustment of the conversion price shall be made as a result of or in connection with the issuance of Common Stock of the Corporation pursuant to any dividend reinvestment plan now existing or hereafter established by the Corporation for the benefit of holders of Common Stock.

               (d)  In the event of any:

                    (1) capital reorganization of the Corporation;

                    (2) merger, consolidation or share exchange of the
            Corporation with or into another corporation;

                    (3)  division of the Corporation; or

                    (4) sale, lease, exchange or other disposition of all or
            substantially all of the property and assets of the Corporation as a result of which sale, lease, exchange or other disposition of property, other than solely cash, shall be payable or distributable in exchange for shares of Common Stock, then, as a condition of such reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition, the Corporation or such successor or purchasing corporation, as the case may be, shall make provision that the holder of each share of Series AA Stock shall have the right thereafter to convert such share into the kind and amount of stock, securities or assets receivable upon such reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition by a holder of the number of shares of Common Stock into which such share of Series AA Stock might have been converted immediately prior to such reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in subsection (b). The provisions of this subsection shall similarly apply to successive reorganizations, mergers, consolidations, share exchanges, divisions, sales, leases, exchanges or other dispositions.

               (e) Subject to the provisions of subsection (b) of section 3 above, upon conversion of any shares of Series AA Stock, the Corporation shall deliver to the holder of the shares, together with the certificates for the Common Stock issued upon conversion, payment (but only out of funds legally available for the payment of such distributions under 15 Pa.C.S. (S) 1551) for all accrued and unpaid cumulative dividends on such shares through the date of conversion as determined in accordance with subsection (h) below.

               (f) Whenever the conversion prices shall be adjusted as provided in subsection (b), the Corporation, as soon as practicable and in no event later than ten business days thereafter, shall file with each transfer agent and conversion agent for Series AA Stock a statement, signed by the president, any vice president or the treasurer of the Corporation, stating the adjusted conversion prices determined as therein provided and setting forth in reasonable detail the facts requiring such adjustment, and shall promptly mail a copy of such statement to each holder of Series AA Stock at the address of such holder then appearing on the record books of the Corporation. Each transfer and conversion agent shall be fully protected in relying on such statement and shall be under no duty to examine into the truth or accuracy thereof. If any question shall at any time arise with respect to the adjusted conversion prices, it shall be resolved by a firm of independent public accountants selected by the Corporation, who may be the Corporation's auditors, and such determination shall be binding upon the Corporation and the holders of such shares.

               (g) If the Corporation shall propose:

                    (1) to pay any dividend in stock upon its Common Stock or to make any other distribution, other than a cash dividend payable out of retained earnings, to the holders of its Common Stock;

                    (2) to offer to the holders of its Common Stock rights to
            subscribe to any additional shares of any class or any other rights or options;

                    (3) to effect any reclassification of its Common Stock
            (other than a reclassification involving merely the subdivision or combination of outstanding Common Stock), or to effect any capital reorganization, or to engage in any merger, consolidation, share exchange, division or sale, lease, exchange or other disposition of all or substantially all of its property and assets in a transaction in which approval of any holders of the Common Stock or Series AA Stock is required; or

                    (4) to liquidate, dissolve or wind-up;

  then, in each such case, the Corporation shall file with each transfer agent for Series AA Stock and shall mail to the holders of record of Series AA Stock at their respective addresses then appearing on the record books of the Corporation notice of such proposed action, such notice to be filed and mailed at least ten days, if the proposed action is that referred to in paragraph (1) or (2), and at least 30 days, if the proposed action is that referred to in paragraph (3) or (4), prior to the record date for the purpose of determining holders of the Common Stock entitled to the benefits of the action referred to in paragraph (1) or (2) or to vote with respect to the action referred to in paragraph (3) or (4) or, if no record date is taken for any such purpose, the date of the taking of such proposed action. Such notice shall specify the record date for such stock dividend, distribution of such rights or options, or the date on which such reclassification, reorganization, merger, consolidation, share exchange, division, sale, lease, exchange or other disposition, liquidation, dissolution or winding up shall take place, as the case may be, and the date of participation therein by the holders of Common Stock if any such date is to be fixed. If such notice relates to any proposed action referred to in paragraph (3) or (4), it shall set forth facts with respect thereto as shall be reasonably necessary to inform each transfer agent and the holders of such shares as to the effect of such action upon their conversion rights. Failure to file any certificate or notice, or to mail any notice, or any defect in any certificate or notice, pursuant to this subsection, shall not affect the legality or validity of any adjustment, dividend, distribution or right referred to in this subsection.

            (h) In order to convert shares of Series AA Stock into Common Stock the holder thereof shall surrender at the office of any transfer or conversion agent for the Series AA Stock the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice to the Corporation at such office that the holder elects to convert such shares and shall state in writing therein the name or names (with addresses) in which such holder wishes the certificate or certificates for Common Stock to be issued. Shares of Series AA Stock shall be deemed to have been converted immediately prior to the close of business on the date of the receipt by the transfer or conversion agent of such certificate or certificates for shares for conversion as provided in this subsection, and the person or persons entitled to receive the Common Stock

                                                                      APPENDIX B



                               September __, 1995


     The Board of Directors
     Buffalo Valley Telephone Company
     20 South Second Street
     Lewisburg, PA  17837

     Ladies and Gentlemen:

       You have requested our opinion as to the fairness to the common shareholders of Buffalo Valley Telephone Company, a Pennsylvania corporation ("BVT"), from a financial point of view, of the consideration to be paid by C-TEC Corporation, a Pennsylvania corporation ("C-TEC") for each share of Common Stock of BVT (the "Shares") pursuant to the Agreement and Plan of Merger dated as of May 10, 1995 by and between C-TEC, BVT Merger Corporation and BVT (the "Merger Agreement"). Pursuant to the Merger Agreement, each of the Shares will be exchanged for either: (A) $61.00 in cash ("Cash Consideration"); or (B) one share of $61.00 C-TEC Series AA Convertible Preferred Stock (the "C-TEC Series AA Preferred Shares") of C-TEC (the "Stock Consideration").

       Snyder & Co., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of BVT in connection with the transactions described above and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the transaction contemplated by the Merger Agreement.

       In connection with this opinion, we have, among other things, (i) reviewed the Merger Agreement, (ii) reviewed the terms of the C-TEC Series AA Preferred Shares to be issued by C-TEC in the Merger, (iii) reviewed certain other documents related to the Merger, including the Proxy Statement/Prospectus, (iv) reviewed certain publicly available financial information concerning C-TEC and BVT and certain other relevant financial and operating data of BVT made available from internal records of BVT, (v) held discussions with BVT management concerning BVT's current and future business prospects, (vi) held discussions with C-TEC management concerning C-TEC's current and future business prospects, (vii) reviewed the reported price and trading activity available for the Shares and for the shares of C-TEC common stock (which would be issuable upon conversion of the C-TEC C-TEC Series AA Preferred Shares), (viii) compared certain financial and stock market information for C-TEC and BVT, respectively, with similar information for certain comparable companies whose securities are publicly traded, (ix) compared the financial terms of the Merger Agreement with those of certain recent business combinations in the telecommunications industry which we deemed comparable in whole or in part, and (x) performed such other studies and analyses and considered such other factors as we deemed appropriate.

       We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to information relating to the prospects of C-TEC and BVT, we have assumed that such information reflects the best currently available estimates and judgments of the managements of C-TEC and BVT, respectively, as to the likely future financial performance of C-TEC and BVT. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of C-TEC or BVT, nor have we been furnished with any such evaluation or appraisal. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter. We have assumed for purposes of our opinion that the Merger constitutes a tax-free reorganization under Section 368 of the Internal Revenue Code.

       Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Cash Consideration and Stock Consideration to be paid in the Merger is fair, from a financial point of view, to the shareholders of BVT.

                               Very truly yours,

                               SNYDER & COMPANY



                               By:  W. Lloyd Snyder, III
                                  Principal

                                                                      APPENDIX C



                                 PROVISIONS OF
               PENNSYLVANIA BUSINESS CORPORATION LAW RELATING TO
                       DISSENTERS' RIGHTS OF SHAREHOLDERS
                       ----------------------------------

             15 Pa. C.S.A. Sections 1571 through 1580, inclusive.

     (S) 1571.  Application and effect of subchapter

           (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

           Section 1906(c) (relating to dissenters rights upon special treatment).

           Section 1930 (relating to dissenters rights).

           Section 1931(d) (relating to dissenters rights in share exchanges).

           Section 1932(c) (relating to dissenters rights in asset transfers).

           Section 1952(d) (relating to dissenters rights in division).

           Section 1962(c) (relating to dissenters rights in conversion).

           Section 2104(b) (relating to procedure).

           Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

           Section 2325(b) (relating to minimum vote requirement).

           Section 2704(c) (relating to dissenters rights upon election).

           Section 2705(d) (relating to dissenters rights upon renewal of election).

           Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

           Section 7104(b)(3) (relating to procedures).

           (b)     Exceptions.--

                   (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

                   (i) listed on a national securities exchange; or

                   (ii) held of record by more than 2,000 shareholders;

           shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

                   (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

                        (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

                       (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

                       (iii) Shares entitled to dissenters rights under
                  section 1906(c) (relating to dissenters rights upon special treatment).

                  (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

          (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

          (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

                    (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

                    (2) a copy of this subchapter.

          (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

          (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

          (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).


     (S) 1572.  Definitions

          The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

          "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

          "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

          "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

          "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.


     (S) 1573.  Record and beneficial holders and owners

          (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

          (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.


     (S) 1574.  Notice of intention to dissent

          If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.


     (S) 1575.  Notice to demand payment

          (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

                  (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

                  (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

                  (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

                  (4) Be accompanied by a copy of this subchapter.

          (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.


     (S) 1576.  Failure to comply with notice to demand payment, etc.

          (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

          (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

          (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.


     (S) 1577.  Release of restrictions or payment for shares

          (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

          (b) Renewal of notice of demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

          (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

               (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

               (2) A statement of the corporation's estimate of the fair value of the shares.

               (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

          (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.


     (S) 1578.  Estimate by dissenter of fair value of shares

          (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

          (b) Effect or failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.


     (S) 1579.  Valuation proceedings generally

          (a)     General rule.--Within 60 days after the latest of:

               (1) effectuation of the proposed corporate action;

               (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

               (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

     if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

          (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure)./1/



          (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

          (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

          (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.


     (S) 1580.  Costs and expenses of valuation proceedings

          (a)     General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

          (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided in this subchapter.

          (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

------------------------
/1/42 Pa.C.S.A. (S) 5301 et. seq.

                                                                      APPENDIX D



                               September __, 1995


     C-TEC Corporation
     105 Carnegie Center
     Princeton, New Jersey  08540

          Re:  Agreement and Plan of Merger among Buffalo Valley Telephone
               Company,
               C-TEC Corporation, and BVT Merger Corporation
               -----------------------------------------------------------

     Gentlemen:

          We have acted as counsel to C-TEC Corporation, a Pennsylvania corporation ("C-TEC"), in connection with the proposed merger (the "Merger") of Buffalo Valley Telephone Company, a Pennsylvania corporation ("BVT"), with and into BVT Merger Corporation, a Pennsylvania corporation ("Merger Sub"), pursuant to the terms of the Agreement and Plan of Merger among BVT, C-TEC, and Merger Sub dated as of May 10, 1995 (the "Merger Agreement"), and as further described in the Registration Statement on Form S-4 to be filed by C-TEC with the Securities and Exchange Commission (the "Registration Statement").

          This opinion is being rendered pursuant to your request and in accordance with the requirements of Form S-4 and Section 5.12(a) of the Merger Agreement. All capitalized terms, unless otherwise specified, have the meaning assigned to them in the Registration Statement.

          In rendering the opinion set forth below, we have relied upon certain written representations and covenants of C-TEC and of BVT ("Representation Certificates"), as well as those representations set forth in Sections 2.25 and 3.12 of the Merger Agreement. In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Representation Certificates, (iii) the Registration Statement, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such copies.

          In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

          Based upon and subject to the foregoing, and based upon our reliance on the accuracy of the representations set forth in the Merger Agreement and Representation Certificates and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

     C-TEC Corporation
     September __, 1995
     Page 2


          1. The Merger will, under current law, constitute a tax-free reorganization under Section 368(a) of the Code.

          2. C-TEC, Merger Sub, and BVT will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

          As a tax-free reorganization, the Merger will have the following Federal income tax consequences for BVT shareholders, BVT, and C-TEC:

          3. No gain or loss will be recognized by BVT (or by Merger Sub by reason of being the successor to BVT) by reason of the Merger.

          4. No gain or loss will be recognized by C-TEC by reason of its issuance of C-TEC Series AA Preferred Shares pursuant to Section 1032 of the Code.

          5. The gain, if any, realized by a holder of BVT Common Shares upon receipt of shares of C-TEC Series AA Preferred Shares and/or cash in exchange for BVT Common Shares pursuant to the Merger will be recognized but not in excess of the amount of cash received, and no loss will be recognized by those holders of BVT Common Shares who exchange their BVT Common Shares solely for shares of C-TEC Series AA Preferred Shares.

          6. The basis of the C-TEC Series AA Preferred Shares to be received by a holder of BVT Common Shares will be, in each instance, the same as the basis of the BVT Common Shares surrendered in exchange therefor and the holding period of the C-TEC Series AA Preferred Shares to be received by a holder of BVT Common Shares will include the period during which the BVT Common Shares surrendered in exchange therefor were held, provided the BVT Common Shares were held as a capital asset by such BVT shareholder at the Effective Time.

          The opinions expressed in this opinion letter are limited to the matters set forth herein and no other opinions should be inferred beyond those expressly stated. Accordingly, except as expressly set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement or the Registration Statement. This opinion letter is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

          This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any purpose without our express written consent.

          Notwithstanding the foregoing, we hereby consent to the use of this opinion as Appendix D to the proxy statement/prospectus forming a part of the Registration Statement. We also consent to all references to our firm in the Registration Statement.

                                         Very truly yours,


                                         Swidler & Berlin, Chartered

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 20.  Indemnification of Directors and Officers


       Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), provide that a business corporation may indemnify directors and officers against liabilities that they may incur as such provided that the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions against a director or officer by or in the right of the corporation, the power to indemnify extends only to expenses (not judgments and amounts paid in settlement) and such power generally does not exist if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation.

       Section 1746 of the PBCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to the authority of Section 1746 of the PBCL, the C-TEC Bylaws provide that in connection with any action, suit or proceeding in which a person may be involved by reason of being or having been a director, officer, employee or agent of C-TEC, the directors and officers of C-TEC shall be indemnified to the fullest extent permitted by Pennsylvania Law.

       As authorized by Section 1745 of the PBCL, C-TEC is required to pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from C-TEC.

       As authorized by Section 1747 of the PBCL and Article IV of C-TEC's Bylaws, C-TEC maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering C-TEC for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by C-TEC.

     Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits:

Exhibit
Number    Description
--------  -----------
 2.1      Merger Agreement, dated as of May 10, 1995, by and among C-TEC, BVT and BVT Merger Corporation is Appendix A to the Proxy
          Statement/Prospectus included in Part I and is incorporated herein by reference.
 3.1      Articles of Incorporation of C-TEC. (1)
 3.2      By-laws of C-TEC. (2)
 4.1      Resolution of the C-TEC Board of Directors establishing the C-TEC
          Series AA Preferred Shares is contained as Exhibit A to the Merger
          Agreement which is Appendix A to the Proxy Statement/Prospectus included in Part I and is incorporated herein by reference.
 5.1*     Opinion of Raymond B. Ostroski, Esquire, regarding legality of the
          C-TEC Series AA Preferred Shares being registered.
 8.1*     Opinion of Swidler & Berlin regarding tax matters is Appendix D to the Proxy Statement/Prospectus included in Part I and is incorporated herein by reference.
23.1*     Consent of Raymond B. Ostroski, Esquire, (included in opinion filed as Exhibit 5.1 hereto).
23.2*     Consent of Swidler & Berlin (included in its opinion attached as
          Appendix D to the Proxy Statement/Prospectus included in Part I and is incorporated herein by reference).
23.3**    Consent of Coopers & Lybrand L.L.P. regarding C-TEC.
23.4**    Consent of William P. Maslo regarding BVT.
23.5**    Consent of Adams & Associates, P.C. regarding Twin County.
23.6*     Consent of Snyder & Company.
23.7**    Consent of Lebrija Alvarez y Cia., S.C. regarding Megacable.
24.6*     Powers of Attorney (included on the signature page).
99.1**    Form of BVT Proxy.
          ----------------------------------------------------------------------

* Previously filed.
**Filed herewith.
(1) Incorporated herein by reference to Exhibit 3(a) to C-TEC's Annual Report on Form 10-K for the year ended December 31, 1986.
(2) Incorporated herein by reference to Exhibit 3(b) to C-TEC's Annual Report on Form 10-K for the year ended December 31, 1993.

(b)Financial Statement Schedules:

     None.


     Item 22.  Undertakings

     (1)   The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (3) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6)   The undersigned registrant hereby undertakes that:

     (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Princeton, New Jersey on September 8, 1995.

                                       C-TEC CORPORATION


                                       By:  /s/ David C. McCourt
                                          -------------------------
                                          David C. McCourt
                                          Chairman and Chief Executive Officer

          Signature                        Title                    Date
          ---------                        -----                    ----

 /s/ David C. McCourt           Chairman and Chief Executive   September 8, 1995
------------------------------  Officer and a Director
  David C. McCourt


 /s/ Michael J. Mahoney         President and Chief Operating  September 8, 1995
------------------------------  Officer and a Director
  Michael J. Mahoney


 /s/ Bruce C. Godfrey           Executive Vice President and   September 8, 1995
------------------------------  Chief Financial Officer
  Bruce C. Godfrey


              *                 Director                       September 8, 1995
------------------------------
       James Q. Crowe


              *                 Director                       September 8, 1995
------------------------------
  Stuart E. Graham

              *                 Director                       September 8, 1995
------------------------------
  Frank M. Henry

              *                 Director                       September 8, 1995
------------------------------
  Richard R. Jaros

              *                 Director                       September 8, 1995
------------------------------
  Robert E. Julian

              *                 Director                       September 8, 1995
------------------------------
  Daniel E. Knowles

              *                       Director                 September 8, 1995
------------------------------
  David C. Mitchell

              *                       Director                 September 8, 1995
------------------------------
  Eugene Roth

              *                       Director                 September 8, 1995
------------------------------
  Walter Scott, Jr.

              *                       Director                 September 8, 1995
------------------------------
  Thomas C. Stortz

* By:  /s/ Raymond B. Ostroski        Dated:  September 8, 1995
     -------------------------
     Raymond B. Ostroski
     Attorney-in-Fact

                                     S - 2